Registration No. 333-142668

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM SB-2/A
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NaturalNano, Inc.
(Name of small business issuer in its charter)

Nevada	8731	87-0646435
(State or other jurisdiction of corporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

15 Schoen Place
Pittsford, New York 14534
(585) 267-4850
(Address and telephone number of registrant’s principal executive offices)

Cathy A. Fleischer
President
NaturalNano, Inc.
15 Schoen Place
Pittsford, New York 14534
Phone: (585) 267-4850
Fax: (585) 267-4855
(Name, address and telephone number of agent for service)

Copy of all communications to:

William E. Kelly, Esq.
Nixon Peabody LLP
100 Summer Street
Boston, Massachusetts 02110
Ph. (617) 345-1195
Fax: (866) 743-4899

Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.001 par value	42,756,710	$ 0.255	$ 10,902,962	$ 334.72 (4)

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(2)
Computed in accordance with Rules 457(c) under the Securities Act of 1933 (the “Securities Act”), solely for the purpose of calculating the registration fee, and based on the average of the high and low prices of the Common Stock of the Registrant as reported on May 4, 2007 on the NASDAQ OTC Bulletin Board.

(3)	Computed in accordance with Section 6(b) under the Securities Act, solely for the purpose of calculating the registration fee.

(4)	Previously paid.

________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

Subject to completion, dated August 3, 2007

PROSPECTUS

42,756,710 SHARES

Natural Nano, Inc.

COMMON STOCK

___________

This prospectus relates to the offer of up to 42,756,710 shares of the common stock of NaturalNano, Inc. by three selling stockholders.  The selling stockholders may sell their shares at fixed prices, prevailing market prices at the time of sale, varying prices determined at the time of sale or at negotiated prices.

The shares of our common stock covered by this prospectus are issuable from time to time upon conversion of outstanding 8% Senior Secured Promissory Notes and exercise of outstanding Common Stock Purchase Warrants held by Platinum Partners Long Term Growth IV (“Platinum LTG”), Longview Special Financing, Inc. (“Longview”) and Platinum Advisors LLC (Platinum Advisors”), as further described in this prospectus. We will not receive any proceeds from the resale of these shares. Platinum LTG, Longview and Platinum Advisors may be deemed "underwriters" within the meaning of the Securities Act of 1933 (the “Securities Act”) in connection with their sales of shares of our common stock covered by this prospectus.

This prospectus covers only the resale of shares of our common stock issued to Platinum LTG, Longview, Platinum Advisors and does not cover the primary issuance of those shares from us to the selling stockholders, which issuance was made without registration under the Securities Act in reliance on the exemption provided in Section 4(2) of that Act.

_____________

Our common stock trades on the over-the-counter market under the symbol “NNAN.”

The last reported sale price for our common stock on August 1, 2007 was $0.22 per share.

_____________

Investment in the common stock offered by this prospectus involves a high degree of risk. You may lose your entire investment. Consider carefully the “risk factors” beginning on page 4 of this prospectus before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

_____________

The date of this prospectus is                    , 2007.

You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	4
USE OF PROCEEDS	9
TRANSACTIONS WITH SELLING STOCKHOLDERS	9
NATURE OF TRADING MARKET	13
DIVIDEND POLICY	14
CAPITALIZATION	14
BUSINESS	14
PLAN OF OPERATIONS	27
MANAGEMENT’S DISCUSSION & ANALYSIS	29
LEGAL PROCEEDINGS	36
MANAGEMENT & DIRECTORS	36
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	45
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	46
DESCRIPTION OF SECURITIES	47
SELLING STOCKHOLDERS	48
PLAN OF DISTRIBUTION	50
LEGAL MATTERS	51
EXPERTS	51
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	51
WHERE YOU CAN FIND ADDITIONAL INFORMATION	51
FINANCIAL STATEMENTS	F-1

i

PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “risk factors,” and our financial statements and the accompanying notes.

NaturalNano, Inc.

NaturalNano is a development stage company and we expect to remain so for at least the next twelve months. Our primary mission is to develop and commercialize material science technologies with a special emphasis on additives to plastic formulations and other industrial and consumer products by taking advantage of technological advances we have developed in-house and through licenses from third parties. These technologies focus primarily on nanoscale materials (that is, materials measured using one-billionth of a meter units) using modifications to tubular materials found in halloysite clay, a naturally-occuring, clay-like material. Our strategy is to develop proprietary and patentable processes and technologies related to these nanoscale materials and to commercialize these through product sales or license agreements to companies in the plastics and composites, cosmetics and personal care products, household products, and agrichemical industries. We began our current line of business on December 22, 2004. From that date through March 31, 2007, we have incurred cumulative net losses of $12,813,415. We have relied almost entirely on sales of debt and equity securities and related party advances to fund our operations.

The Offering

Securities Offered
Up to 33,250,000 shares of our common stock that may be acquired by Platinum Partners Long Term Growth IV (“Platinum LTG”) upon conversion or exercise of derivative securities issued to Platinum LTG on March 7, 2007, including (i) 12,500,000 shares issuable upon conversion of our 8% Senior Secured Promissory Note due March 7, 2009 (convertible at a price of $0.22 per share), (ii) 2,000,000 shares issuable in payment of interest on such Note (calculated at 85% of the 20-day trailing volume-weighted average pice per share of our common stock), and (iii) 18,750,000 shares issuable upon exercise of Warrants having exercise prices of $0.22 per share and $0.33 per share.

Up to 6,045,457 shares of our common stock that may be acquired by Longview Special Financing, Inc. (“Longview”) upon conversion or exercise of derivative securities issued to Longview on March 7, 2007, including (i) 2,272,728 shares issuable upon conversion of our 8% Senior Secured Promissory Note due March 7, 2009 (convertible at a price of $0.22 per share), (ii) 363,637 shares issuable in payment of interest on such Note (calculated at 85% of the 20-day trailing volume-weighted average pice per share of our common stock), and (iii) 3,409,092 shares issuable upon exercise of Warrants having exercise prices of $0.22 per share and $0.33 per share.

Up to 3,461,253 shares of our common stock that may be acquired by Platinum Advisors LLC (Platinum Advisors”) upon conversion or exercise of derivative securities issued to Platinum Advisors on March 7, 2007, including (i) 443,182 shares issuable upon conversion of our 8% Senior Secured Promissory Note due March 7, 2009 (convertible at a price of $0.22 per share), (ii) 70,909 shares issuable in payment of interest on such Note (calculated at 85% of the 20-day trailing volume-weighted average pice per share of our common stock), and (iii) 2,947,162 shares issuable upon exercise of Warrants having exercise prices of $0.22 per share and $0.33 per share.

Use of Proceeds	We will not receive any proceeds from the resale of shares by any of the selling stockholders.

Risk Factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

OTC Symbol	NNAN

Executive Offices

Our executive offices are located at 15 Schoen Place, Pittsford, New York 14534. Our telephone number is (585) 267-4850 and our website is: www.naturalnano.com. The information on our website is not part of this prospectus.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The table below which summarizes our Consolidated Statement of Operations for the years ended December 31, 2006 and 2005 has been derived from our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus. The Consolidated Statement of Operations for the three months ended March 31, 2007 and 2006 and for the period from December 22, 2004 (inception) through March 31, 2007 has been derived from unaudited financial statements and related notes, which are included elsewhere in this prospectus.

You should read the following information together with the more detailed information contained in “Management’s Discussion and Analysis” and our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	(Unaudited) For the three months ended March 31,		For the year ended December 31,		(Unaudited) From inception December 22, 2004 through March 31,
	2007	2006	2006	2005	2007
Income:
Sample revenue			$15,000	$500	$15,500

Operating expenses:
Research and development	$586,019	$724,378	2,034,426	660,284	3,285,729
General and administrative	532,513	1,253,556	4,078,776	2,017,291	6,630,916
	1,118,532	1,977,934	6,113,202	2,677,575	9,916,645

Loss from Operations	(1,118,532)	(1,977,934)	(6,098,202)	(2,677,075)	(9,901,145)

Other income (expense):
Income from cooperative research project				180,000	180,000
Gain on Atlas Mining warrant		331,800	236,250	90,000	326,250
Interest (expense) income (net)	(158,248)	12,874	5,821	14,135	(138,292)
Financing fees			(3,006,786)	(273,442)	(3,280,228)
	(158,248)	344,674	(2,764,715)	10,693	(2,912,270)

Net Loss	($1,276,780)	($1,633,260)	($8,862,917)	($2,666,382)	($12,813,415)

Loss per common share basic and diluted	($0.01)	($0.01)	($0.07)	($0.03)
Weighted average shares outstanding	121,711,407	120,963,794	121,572,369	101,565,773

NOTE REGARDING MERGER

Prior to November 29, 2005, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934) known as “Cementitious Materials, Inc.” Pursuant to an Agreement and Plan of Merger, dated September 26, 2005 (the “Merger Agreement”) by and among the Company, Cementitious Acquisitions, Inc., a Nevada corporation and wholly owned subsidiary of the Company (“Merger Sub”), and NaturalNano, Inc., now known as NaturalNano Research, Inc. (“NN Research”), on November 29, 2005 Merger Sub was merged with and into NN Research, with NN Research surviving as a wholly owned subsidiary of the Company (the “Merger”). Immediately following the Merger, we changed our name to “NaturalNano, Inc.” As a result of the Merger, we ceased being a shell company. Except where the context indicates otherwise, all references in this prospectus to “us”, “NaturalNano” or “the Company” refer, with respect to periods prior to the Merger, to NN Research and, with respect to periods after the Merger, to the consolidated enterprise consisting of NaturalNano, Inc. and NN Research.

NOTE REGARDING STOCK SPLIT

On February 8, 2006 we effected a two-for-one stock split. All references in this prospectus to the number of shares of our common stock and to related per-share prices (including references to periods prior to the effective date of the stock split) reflect this stock split.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors such as:

•	the successful implementation of research and development programs;

•	the ability to demonstrate the effectiveness of our technology;

•	the timeline for customer accreditation for product formulations;

•	our ability to enter into strategic partnering and joint development agreements;

•	our ability to competitively market our Pleximer and filled tube products;

•	the terms and timing of product sales and licensing agreements;

•	the timing and approval of filed and pending patent applications;

•	the ability to raise additional capital to fund our operating and research activities until we generate adequate cashflow from operations;

•	our ability to attract and retain key personnel and;

•	general market conditions.

The forward-looking statements speak only as of the date on which they are made, and except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

RISK FACTORS

You should carefully consider the following material risk factors as well as all other information set forth or referred to in this prospectus before purchasing shares of our common stock. Investing in our common stock involves a high degree of risk. The Company believes all material risk factors have been presented below. If any of the following events or outcomes actually occurs, our business operating results and financial condition would likely suffer. As a result, the trading price of our common stock could decline, and you may lose all or part of the money you paid to purchase our common stock.

Risks Related to our Business

We have a limited operating history, and therefore there is a high risk of potential business failure unless we can overcome the various obstacles inherent to a development stage business.

We are a development stage company with limited prior business operations. Because of our limited operating history, you may not have adequate information on which you can base an evaluation of our business and prospects. Investors should be aware of the difficulties, delays and expenses normally encountered by an enterprise in its development stage, many of which are beyond our control, including unanticipated research and development expenses, employment costs, and administrative expenses. We cannot assure our investors that our proposed business plans as described herein will materialize or prove successful, or that we will be able to finalize development of our products or operate profitably.

We have incurred substantial operating losses and have had no material revenues since inception (December 22, 2004) and we may never achieve profitability.

From our inception on December 22, 2004 through March 31, 2007, we have incurred cumulative losses of $12,813,415. As a result of the start-up nature of our business, we expect to sustain substantial expenses before generating significant revenues. There can be no assurance that we will achieve profitability in the immediate future or at any time.

We do not expect to generate significant revenues in 2007, during which time we will engage primarily in research, development and commercialization efforts for our Pleximer product. Our first revenue from the sale of the Pleximer product is expected in the fourth quarter of 2007. We do not anticipate revenues sufficient to fund our business plan and research programs until late in 2008 at the earliest.

We project total spending in the year ending December 31, 2007 of approximately $3 million (including capital investments of $256,300 and $100,000 in licensing payments to third parties). Our cash balance on June 30, 2007 was $1.76 million and our average cash burn for the six month period ended June 30, 2007 was approximately $252,000 per month.

Given our historical financial losses and current financial condition, we will need additional financing to execute our 2008 business plan. Our inability to obtain sufficient additional capital could reduce the value the market currently places on our common stock.

From our inception on December 22, 2004 through March 31, 2007, we have incurred cumulative losses of $12,813,415. We estimate that the net loss for the twelve month period ending December 31, 2007 will be approximately $5,200,000. Our cash burn projections indicate that we will have cash available for our business operations and research and commercialization efforts only through December 31, 2007. In light of this, the Company intends to seek additional funding to be in place by the beginning of 2008. We have no current commitment for such future funding and there can be no assurance that additional capital will be available on terms acceptable to us, or at all. If we are unable to secure additional capital, we will be forced to reduce our investment in development and commercialization efforts, which will impair our ability to execute our plans and as a result we may fail.

We project total research and development spending of approximately $1,878,300 (including capital investments of $256,300 and $100,000 in licensing investments) in 2007 and $3,354,200 (including capital investments of $1,157,000 and $200,000 in licensing investments) in 2008.

Management projects that the Company will have viable saleable products, at a level that will generate positive cash flow, by the fourth quarter of 2008. Investors should be aware of the increased risks, uncertainties, difficulties and expenses we face as a research and development company and that an investment in our common stock may become worthless if our business fails.

Because our products will generally be components of, or additives to, end products sold to our customer’s end-users, the commercial viability of our products will be tied to the success of our customers’ products.

Our products are not designed for direct use by an end-user and virtually all of our products will be components of, or additives to, other products. For example, we expect that our halloysite based product, Pleximer, will be incorporated into or used as an additive in a wide array of end products, produced by our customers, to enhance performance and reliability and lower cost. As a result, the market for our products is dependent on third parties creating or expanding their end-user products that will ultimately utilize our products. If such end-user products are not developed, or the market for such improvements to the end-user product diminishes or fails to develop, the market for our component product would diminish or collapse. This would limit our ability to generate revenues as envisioned in our business plan.

If we cannot achieve commercial application of our nanoscale materials, we may not achieve profitability.

We must develop commercial applications for halloysite nanotubes, which we intend to develop through joint development agreements in specific market segments in identified potential fields of use. If we fail to establish such collaborative relationships or if such collaborations are unable to develop sufficiently attractive commercial uses for our nanoscale materials or to produce these materials at a competitive cost, we may not achieve profitability.

We may not be able to manage our growth effectively, which could slow or prevent our ability to achieve profitability.

The ability to manage and operate our business as we execute our development and growth strategy will require effective planning. Significant rapid growth could strain our internal resources and delay or prevent our efforts to achieve profitability. We expect that our efforts to grow will place a significant strain on our personnel, management systems, infrastructure and other resources. Our ability to manage future growth effectively will also require us to successfully attract, train, motivate, retain and manage new employees and continue to update and improve our operational, financial and management controls and procedures. If we do not manage our growth effectively slower growth is likely to occur and thereby slowing or negating our ability to achieve and sustain profitability.

We may not be able to fully  protect our proprietary rights and we may infringe the proprietary rights of others which could result in costly litigation.

Our future success depends on our ability to protect and preserve the proprietary rights related to our technology and resulting products. We have the rights to twenty-five issued or pending patents relating to processes and technologies and expect to continually invest in our intellectual property portfolio through in-house development and through third party licensing and joint venture research. We cannot assure you that we will be able to prevent third parties from using our intellectual property rights and technology without our authorization. The Company intends to pursue aggressively all efforts to obtain patent protection for our technology. The Company also relies on trade secrets, common law trademark rights and trademark registrations, as well as confidentiality and work for hire, development, assignment and license agreements with employees, consultants, third party developers, licensees and customers. Our protective measures for these intangible assets afford only limited protection and may be flawed or inadequate.

Policing unauthorized use of our technology is difficult and some foreign laws do not provide the same level of protection as U.S. laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or patents that we may obtain, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and have a material adverse effect on our future operating results.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. In particular, there has been an increase in the filing of suits alleging infringement of intellectual property rights, which pressure defendants into entering settlement arrangements quickly to dispose of such suits, regardless of their merits. Other companies or individuals may allege that we infringe on their intellectual property rights. Litigation, particularly in the area of intellectual property rights, is costly and the outcome is inherently uncertain. In the event of an adverse result, we could be liable for substantial damages and we may be forced to discontinue our use of the subject matter in question or obtain a license to use those rights or develop non-infringing alternatives.

Our strategy of pursuing joint development agreements may not lead to the commercialization of our technologies, which could have a severe negative impact on our ability to market our products.

Leveraging strategic partnerships is a key element of our business plan. We plan to achieve product commercialization through joint development agreements, as these relationships will help us to validate and expand our technology and offer insight into and definition of additional application opportunities and develop future sales channels. We intend to continue our development of these strategic partnerships with research teams at leading industry manufacturers and suppliers in order to develop the manufacturing and marketing efforts that we believe will be required to commercialize our products. If we are unable to enter into sufficient joint development agreements in the future, or if none of our joint development agreements leads to a strategic alliance, we may be unable to complete the commercialization of our products as effectively as we currently envision.

The industry in which we operate is highly competitive and has relatively low barriers to entry. Increased competition could result in margin erosion, which would make profitability even more difficult to achieve and sustain.

We expect that our future product offerings will provide new capabilities and superior performance compared to existing materials. However, many of our current and prospective competitors are larger and have greater financial resources, which could create significant competitive advantages for those companies. Our future success depends on our ability to compete effectively with other manufacturers of material additives that may have internal development programs. As a result, we may have difficulty competing with larger, established competitor companies. Generally, these competitors have:

•	substantially greater financial, technical and marketing resources;
•	larger customer bases;
•	better name recognition; and
•	potentially more expansive product offerings.

Many existing and potential competitors have greater financial resources and are likely to command a larger market share, which may enable them to establish a stronger competitive position than we may have, in part through greater marketing opportunities. If we fail to address competitive developments quickly and effectively, we may not be able to remain a viable entity.

Our business could be negatively affected by any adverse economic developments in the advanced materials industry and/or the economy in general.

We depend on the demand for the application of our technology and nanoscale materials and as such our business is susceptible to downturns in the advanced materials industry and the economy in general. Any significant downturn in the market or in general economic conditions would likely result in additional investments in research and marketing and thereby increase our costs to bring our products to market.

Our future success depends on retaining our existing key employees and hiring and assimilating new key employees. The loss of key employees or the inability to attract new key employees could limit our ability to execute our growth strategy, resulting in lost sales and a slower rate of growth.

Our success depends in part on our ability to retain key employees including our executive officers. Although we have certain employment agreements in effect with our executives, each executive can terminate his or her agreement generally with 90 days notice. It would be difficult for us to replace any one of these individuals. In addition, as we grow we will need to hire additional key personnel. We may not be able to identify and attract high quality employees or successfully assimilate new employees into our existing management structure.

Because we have filled, and intend in the future to fill, certain of our human resource needs with part-time consultants in lieu of hiring full-time employees, we may increase risks associated with the protection of our intellectual property, inhibit our ability to access the best talent, and potentially impair our ability to monitor the progress of our research and development projects.

In an effort to contain operating costs and conserve our cash resources, we have employed, from time to time, part-time consultants in lieu of immediately hiring full-time employees in certain administrative and technical positions, and we intend to continue this practice. In a  number of these instances, the part-time consultant has transitioned into full-time employment with the Company. The use of part-time consultants increases the risk of improper and unauthorized access to intellectual property and confidential technical information, even though we enter into non-disclosure and technology transfer agreements with all of our consultants.

The use of part-time consultants can also limit the range of personnel available to us, as many well-qualified prospective employees will decline offers of part-time consultancy.

We are controlled by a single majority stockholder, and our minority stockholders will be unable to effect changes in our governance structure or implement actions that require stockholder approval, such as a sale of the Company.

Technology Innovations, LLC beneficially owns a majority of the outstanding shares of our common stock. Technology Innovations has the ability to control various corporate decisions, including our direction and policies, the election of our entire Board of Directors, the content of our charter and bylaws, and the outcome of any other matter requiring stockholder approval, including a merger, consolidation, sale of substantially all of our assets or other change of control transaction. The consent of our minority stockholders will not be required for any of these decisions.

There may be conflicts of interest between us and our parent and majority stockholder.

Because of the nature of our business and the businesses of other entities in which Technology Innovations, our parent and majority stockholder, holds, or may in the future acquire, an ownership interest, the relationship of Technology Innovations with these other entities may give rise to conflicts of interest with respect to certain matters affecting us. Potential conflicts may not always be resolved in a manner that is favorable to us. We believe it is impossible to predict the precise circumstances under which future potential conflicts may arise and therefore intend to address potential conflicts on a case-by-case basis. Under Nevada law, directors have a fiduciary duty to act in good faith and with a view to the best interests of the corporation. Our disinterested Board members will make all determinations and decisions relating to Technology Innovations and other affiliates as they may arise, but because actions by our Board are subject to reversal by direct or indirect stockholder action, and Technology Innovations, as the holder of approximately 56.8% of our outstanding common stock as of August 1, 2007, has effective voting control, decisions by our disinterested Board members adverse to the interests of Technology Innovations will be subject, in certain circumstances, to reversal by Technology Innovations.

Risks Related to Our Common Stock

We have a history of operating losses and expect to report future losses that may cause our stock price to decline.

For the operating period since inception (December 22, 2004) through March 31, 2007, we have incurred a net cumulative loss of $12,813,415. We expect to continue to incur losses as we spend additional capital to develop and market our technologies and establish our infrastructure and organization to support anticipated operations. We estimate that our net loss for the year ending December 31, 2007 will be approximately $5,200,000. We cannot be certain whether we will ever earn a significant amount of revenues or profit, or if we do, that we will be able to continue earning such revenues or profit. Also, any economic weakness or global recession may limit our ability to develop and ultimately market our technologies. Any of these factors could cause our stock price to decline and result in you losing a portion or all of your investment.

We will need to raise additional capital. If we are unable to raise additional capital, our business may fail.

Because we are a development stage company and have no material revenues, we need to secure on-going funding. The private placement of 8% Senior Secured Convertible Notes provided working capital proceeds of $3,132,500 in the first quarter of 2007, but we believe that such funds will not be sufficient to carry out all of our plans and to fund our operating losses until we are able to generate enough revenues to sustain our business at our current cash burn rate after December 31, 2007. If we are unable to obtain adequate additional financing, we may not be able to successfully develop and market our products and our business will most likely fail. To secure additional financing, we may need to borrow money or sell more securities. Under these circumstances, we may be unable to secure additional financing on favorable terms or at all.

Selling additional stock, either privately or publicly, would dilute the equity interests of our stockholders. If we borrow money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility. If we are unable to obtain adequate financing, we may have to curtail business operations which would have a material negative effect on operating results and most likely result in a lower stock price.

Our common stock has experienced in the past, and is expected to experience in the future, significant price and volume volatility, which substantially increases the risk that you may not be able to sell your shares at or above the price that you pay for the shares.

Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

•	variations in our quarterly operating results;
•	our ability to complete the research and development of our technologies;
•	the development of a future market for our products;
•	changes in market valuations of similar companies;
•	announcement by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	additions or departures of key personnel; and
•	fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the Over-the-Counter Bulletin Board and technology stocks in particular, have experienced extreme price and volume fluctuations. In some cases these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price regardless of our operating performance. The historical trading of our common stock is not necessarily an indicator of how it will trade in the future and our trading price as of the date of this prospectus is not necessarily an indicator of what the trading price of our common stock might be in the future.

In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies' common stock. If we become involved in this type of litigation in the future it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

Our issuance of common stock at a price below prevailing trading prices at the time of issuance may cause our stock price to decline.

As of June 30, 2007 there were outstanding options to purchase 14,144,000 shares of our common stock, with exercise prices ranging from $0.05 to $1.44 per share with a weighted average exercise price of $0.20 per share. Our 8% Senior Secured Convertible Notes are convertible into an additional 15,215,910 shares of common stock, at an exercise price of $0.22 per share. Also outstanding on June 30, 2007, were warrants for the purchase of 30,076,254 shares of our common stock, having exercise prices ranging from $0.22 to $1.01 per share with a weighted average exercise price of $0.39 per share. These options, convertible notes and warrants, as well as other convertible securities that we may issue in the future, may result in shares being issued for consideration that is less than the trading price of our common stock at the time the shares are issued. We may also issue shares in the future at a discount to the trading price of our common stock. Any such below market issuances, or the potential for such issuances, could cause our stock price to decline.

Shares of our common stock may be subject to price illiquidity and volatility because our shares may continue to be thinly traded and may never become eligible for trading on Nasdaq or a national securities exchange.

Although a trading market for our common stock exists, the trading volume has not been significant and an active trading market for our common stock may never develop. There currently is no analyst coverage of our business. Because 69,303,189 shares are held by our corporate parent, an additional 618,710 outstanding shares are beneficially owned by our officers and directors and a further 17,267,600 shares otherwise not freely tradable because they were issued without registration under the Securities Act of 1933 and are not yet eligible for resale without restriction under Rule 144(k), the number of our shares currently available in the market is 34,741,241. During the period from November 29, 2005 through June 30, 2007, the average daily trading volume of our common stock was approximately 52,000 shares (or approximately 0.15% of the shares currently available in the market). The volume of shares in our public “float” will continue to be limited due to resale restrictions under applicable securities laws on shares issued to the former stockholders of NN Research (which will not become eligible for resale without restriction under Rule 144(k) until November 29, 2007) and the fact that approximately 57.3% of our outstanding shares are held by our officers, directors or our parent and majority stockholder. As a result of the thin trading market for our common stock and the lack of analyst coverage, the market price for our shares may continue to fluctuate significantly and will likely be more volatile than the stock market as a whole. There may be a limited demand for shares of our common stock due to the reluctance or inability of certain investors to buy stocks quoted for trading on the OTC Bulletin Board, lack of analyst coverage of our common stock, and a negative perception by investors of stocks traded on the OTC Bulletin Board. As a result, even if prices appear favorable, there may not be sufficient demand to complete a stockholder’s sell order. Without an active public trading market or broader public ownership, shares of our common stock are likely to be less liquid than the stock of most public companies, and any of our stockholders who attempt to sell their shares in any significant volumes may not be able to do so at all, or without depressing the publicly quoted bid prices for our shares.

While we may at some point be able to meet the requirements necessary for our common stock to be listed on the Nasdaq stock market or on another national securities exchange, we cannot assure you that we will ever achieve such a listing. Listing on one of the Nasdaq markets or one of the national securities exchanges is subject to a variety of requirements, including minimum trading price and minimum public “float” requirements, and could also be affected by the general skepticism of such markets concerning companies, such as us, that are the result of mergers with inactive publicly-held companies. There are also continuing eligibility requirements for companies listed on national securities exchanges. If we are unable to satisfy the initial or continuing eligibility requirements of any such market, then our stock may not be listed or could be delisted. This could result in a lower trading price for our common stock and may limit your ability to sell your shares, which could result in you losing some or all of your investments.

The so-called "penny stock rule" makes it cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid which could cause the price of our stock to decline.

Trading of our common stock on the OTC Bulletin Board is subject to certain provisions of the Securities Exchange Act of 1934, commonly referred to as the "penny stock" rule. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Because our common stock has historically traded below $5.00 per share, it is deemed to be a penny stock, and consequently trading in our stock is subject to additional sales practice requirements on broker-dealers.

These require a broker-dealer to:

•	make a special suitability determination for purchasers of our shares;
•	receive the purchaser's written consent to the transaction prior to the purchase; and
•	deliver to a prospective purchaser of our stock, prior to the first transaction, a risk disclosure document relating to the penny stock market.

Consequently, the penny stock rules restrict the ability of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements which may have a material adverse effect on the trading of our shares.

The authorization and issuance of preferred stock may prevent or discourage a change in our management.

Our Articles of Incorporation authorize the Board of Directors to issue up to 10,000,000 shares of preferred stock without stockholder approval. Such shares will have terms, conditions, rights, preferences and designations as the Board may determine at the time of issuance. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a person from acquiring a majority of our outstanding common stock.

Certain provisions of Nevada law and of our corporate charter may inhibit a potential acquisition of us, and this could depress our stock price.

Nevada corporate law includes provisions that could delay, defer or prevent a change in control of our company or our management. These provisions could discourage information contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our common stock. For example:

(i)
without prior stockholder approval, the Board of Directors has the authority to issue one or more classes of preferred stock with rights senior to those of common stock and to determine the rights, privileges and inference of that preferred stock;

(ii)	there is no cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates; and
(iii)	stockholders cannot call a special meeting of stockholders.

The sale of 42,756,710 shares by the selling stockholders covered by this prospectus may encourage short selling and have an adverse impact on the market price of our common stock.

The average daily trading volume of our common stock during the period November 29, 2005 (the date of  the merger by which we became a publicly-traded company) through June 30, 2007 was approximately 52,000 shares.

The resale as contemplated by this prospectus by the selling stockholders of 42,756,710 shares of our common stock (representing approximately 35% of our outstanding shares as of June 30, 2007 or 26% on a pro forma basis (assuming full conversion and exercise of the derivative securities held by Platinum LTG, Longview and Platinum Advisors))  will increase the number of our publicly traded shares and could depress the market price of our common stock. Because 87,189,499 outstanding shares are held by our corporate parent  and our officers and directors or are otherwise not freely tradable because they were issued without registration under the Securities Act of 1933 and are not yet eligible for resale without restriction under Rule 144(k), the number of our shares currently available in the market is 34,741,241. The resale into the market by the selling stockholders of the 42,756,710 shares covered by this prospectus would increase the number of shares of our common stock in the market by approximately 123%. The mere prospect of resales by the selling stockholders as contemplated by this prospectus could depress the market price for our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares available, material amounts of short selling could further contribute to progressive price declines in our common stock.

The issuance to Platinum LTG, Longview and Platinum Advisors of shares of our common stock upon conversion and exercise of the derivative securities held by them will result in dilution to our existing stockholders.

The issuance of shares to Platinum LTG, Longview and Platinum Advisors will dilute the equity interest of existing stockholders and could have an adverse effect on the market price of our common stock. The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. The Company estimates that the common stock ownership held by existing stockholders will be diluted by approximately 26%, and held by non-affiliates of the Company will be diluted by  approximately 55% if all of the shares of common stock included in this prospectus are issued.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of the shares registered in this offering.

TRANSACTIONS WITH SELLING STOCKHOLDERS

On March 7, 2007, we entered into a Loan and Security Agreement (the “Purchase Agreement”) with the selling stockholders, Platinum Partners Long Term Growth IV (“Platinum”), Longview Special Financing, Inc. (“Longview”) and Platinum Advisors LLC (the “Agent”), for its own account and as agent for the other investors. Pursuant to the Purchase Agreement, we issued $3,250,000 face amount of 8% Senior Secured Promissory Notes (the “Notes”) to Platinum and Longview. The holders of the Notes may elect to convert the Notes at any time into shares of our common stock at a price of $0.22 per share (the “Conversion Price”). The Notes contain anti-dilution protection that will automatically adjust the Conversion Price should we issue equity or equity-linked securities at a price per common share below the Conversion Price to the price at which we issue such equity or equity-linked securities (subject to certain specified exceptions, including grants of options to our employees, officers, directors and consultants under stock option or long-term incentive plans (the "Option Plans"). Interest on the outstanding principal amount under the Notes is payable quarterly at rate of 8% per annum, payable at our option in cash or in shares of our common stock registered for resale under the Securities Act of 1933 (the “Securities Act”). If we elect to make an interest payment in common stock, the number of shares issuable by us will be based upon the 85% of the 20-day trailing volume weighted average price per share as reported on Bloomberg LP (the “VWAP”). Principal on the Notes is due and payable on March 7, 2009. If the closing price of our common stock on the principal market or exchange on which our stock is traded (currently, the Over-the-Counter Bulletin Board) is at least $1.00 for twenty consecutive trading days, we can compel conversion of the Notes at the Conversion Price.

Our obligations under the Notes are secured by first priority security interests in substantially all of our assets and substantially all of the assets of our wholly-owned subsidiary, NaturalNano Research, Inc. (“NN Research”). In connection with the grant of these security interests, on March 7, 2007, we entered into a Pledge Agreement (the “Pledge Agreement”) with Platinum, Longview and the Agent, pursuant to which we granted to them a security interest in all of the outstanding shares of the common stock of NN Research. In connection with the grant of these security interests, on March 7, 2007, NN Research entered into a Patent Security Agreement (the “Patent Security Agreement”) with Platinum, Longview and the Agent, pursuant to which NN Research granted to them a security interest in all of NN Research’s patent interests.

As further consideration, on March 7, 2007 we issued to Platinum and Longview two series of warrants, for the purchase at any time on or before March 7, 2011, of an aggregate of 22,159,092 shares of our common stock. The first series of warrants (the “Series A Warrants”) covers the purchase of an aggregate of 11,079,546 shares of our common stock at an exercise price of $0.22 per share. The second series of warrants (the “Series B Warrants”) covers the purchase of an additional aggregate of 11,079,546 shares of our common stock at an exercise price of $0.33 per share. If the closing price of our common stock on the principal market or exchange on which our stock is traded (currently the Over-the-Counter Bulletin Board) is at least $0.75 for twenty consecutive trading days, we can compel exercise of the Series A Warrants. Each series of Warrants contain anti-dilution protection that will automatically adjust the exercise price of such series of Warrants should we issue equity or equity-linked securities at a price per common share below the exercise price of such series to the price at which we issue such equity or equity-linked securities (subject to certain specified exceptions, including grants of option to our employees, officers, directors and consultants under Option Plans).

On March 7, 2007, as consideration for due diligence services in connection with the Purchase Agreement, we paid to the Agent a cash fee of $97,500 and issued to that firm (i) a Note (identical in form to the Notes issued to the other investors) in the principal amount of $97,500, (ii) a Series A Warrant for the purchase of 332,387 shares of our common stock, (iii) Series B Warrants for the purchase of a total of 1,473,581 shares of our common stock, and (iv) a warrant (the “Series C Warrant”) for the purchase at any time on or before March 7, 2011 of 1,141,194 shares of our common stock at an exercise price of $0.22 per share. The total compensation paid to Platinum Advisors as Agent was $696,018, consisting of $97,500 in cash, a Note for $97,500, and Warrants with a value (determined by a Black-Scholes analysis) of  $501,018 on the date of issue. If the Warrants are exercised in full, we will be obligated to pay additional compensation to Platinum Advisors in the amount of $365,625.

On March 7, 2007, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Agent and the other investors, pursuant to which we agreed to register for resale under the Securities Act the common stock issuable upon the exercise of the Warrants, in payment of interest on, or upon conversion of, the Notes, or, at the option of the investors, in satisfaction of certain liquidated damages provisions in the Registration Rights Agreement. The Registration Rights Agreement provides for maximum liquidated damages of $803,400. The registration statement of which this prospectus is a part is being filed by us in satisfaction of our obligations under the Registration Rights Agreement.

In connection with the Purchase Agreement, on March 2 and 5, 2007, NN Research entered into Patent Assignment Agreements with Technology Innovations, LLC (“TI”), our parent and majority stockholder, pursuant to which TI assigned to NN Research all of its rights, title and interest in certain issued patents and pending patent applications, with respect to which TI had previously granted NN Research licenses. TI also agreed, in a letter to the Agent and the other investors dated March 7, 2007 (the “Lock-Up Letter”), that for a period of two years from the date of the Lock-Up Letter it will not (except as permitted under the Lock-Up Letter in certain limited circumstances) sell, transfer or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock. TI further agreed, in a letter to the Agent and the other investors dated March 7, 2007, that it would not demand repayment by us or NN Research of any obligations for money borrowed except from the proceeds of the exercise of Warrants. No portion of the proceeds from the issuance of the Notes was used to repay debt to TI.

Potential Investor Profit

The following tables set forth the total dollar value of the shares of our common stock underlying the Notes and the Warrants (using the market price per share of our common stock on March 7, 2007, the date on which the Notes and Warrants were issued). The shares underlying the Notes include (i) an aggregate of 15,215,910 shares issuable upon conversion of the principal amount of the notes at the fixed conversion price of $0.22 per share and (ii) 2,434,546 shares issuable, should we elect, in payment of interest on the notes through their maturity date of March 7, 2009. If we elect to issue shares of our common stock in payment of interest, the number of shares will be determined at a rate equal to 85% of the volume weighted average market price per share of our common stock(the “VWAP”) during the 20 trading days preceding the date of payment; in determining the number of shares for the purpose of this table, we assumed a rate of $0.22 per share (equal to 85% of the VWAP for the 20 trading days immediately preceding May 7, 2007). The shares underlying the Warrants include (i) an aggregate of 12,553,127 shares issuable upon exercise of warrants which have a fixed exercise price of $0.22 per share and (ii) 12,553,127 shares issuable upon exercise of warrants which have a fixed exercise price of $0.33 per share. At March 7, 2007, the date on which all of the Warrants were issued, the Warrants were valued at $4,268,064, as determined by a Black-Scholes analysis.

	Amount of Obligation	Shares Issuable ($0.22 per share conversion price)	Value of Underlying Shares on Date of Issue ($0.23 per share market price)	Discount to Market Price

Principal Amount of 8% Senior Secured Convertible Notes	$3,347,500	15,215,910	$3,499,659	$152,159
Interest Payable on Notes	$535,600	2,434,546	$559,946	$24,346
Total Discount				$176,505

	Number of Shares Issuable upon Exercise	Exercise Price per share	Total Exercise Price	Value of Underlying Shares on Date of Issue ($0.23 per share market price)	Total Discount to Market Price

Series A Warrants	11,411,933	$0.22	$2,510,625	$2,624,745	$114,120
Series B Warrants	12,553,127	$0.33	$4,142,532	$2,887,219	$0
Series C Warrants	1,141,194	$0.22	$251,063	$262,475	$11,412
Total Discount	25,106,254		$6,904,220		$125,532

Payments to the Investors

The following table sets forth the dollar amount of each payment (including the value of any payments to be made in shares of our common stock) that we have or may be required to make to any selling stockholder, any affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding the transactions under the Note and Security Agreement (including any interest payments, liquidated damages, payments made to “finders” or “placement agents,” and any other payments or potential payments):

	Cash Proceeds Received on March 7, 2007	Due Diligence Fees and Legal Expenses March 7, 2007 (a)	Due Diligence Fees Payable Upon Exercise of Warrants (a)	Interest Payable (b)	Potential Liquidated Damages (c)

Platinum Partners Long Term Growth IV	$2,750,000			$440,000	$660,395
Longview Special Financing, Inc.	500,000			80,000	119,707
Platinum Advisors LLC		$696,018	$365,625	15,600	23,298
Sichenzia Ross Friedman Ferenc LLP (Legal counsel for Investors)		$20,000
Less Cash Payments at Closing	(117,500)
	$3,132,500	$716,018	$365,625	$535,600	$803,400

(a) The Company paid Platinum Advisors LLC (“the Agent”) a due diligence fee of $195,000, of which $97,500 was paid in cash and the balance, $97,500, was paid in the form of an 8% Senior Secured Convertible Note. We also issued to the Agent warrants for the purchase of 2,947,162 shares of our common stock, half of which are exercisable at $0.22 per share and the other half are exercisable at $0.33 per share. These warrants were valued at $501,018 using a Black-Scholes analysis on the date of grant. Upon the exercise of warrants issued to Platinum Partners Long Term Growth IV and Longview Special Financing, Inc., the Agent will receive an additional due diligence fee based on 6% of the warrant proceeds received by the Company ($365,625, assuming exercise of all warrants).

(b) The Company is required to make quarterly interest payments beginning on June 1, 2007. The loan agreement permits the Company to issue common shares in payment of interest if the underlying shares are covered by an effective registration statement.

(c) The Company entered into a Registration Rights Agreement in connection with the issuance of the 8% Senior Secured Convertible Notes on March 7, 2007. The Company agreed to file a Registration Statement covering the shares of our common stock issuable upon conversion of the Notes, in payment of interest on the Notes and upon exercise of the Warrants issued in connection with the Notes and to use its best efforts to cause the Registration Statement to be declared effective within 120 days following the date on which the Notes were issued or within 150 days if the SEC issues comments on the Registration Statement, and to maintain the effectiveness of such Registration Statement for the two year period following this date. The Registration Rights Agreement provides for liquidated damages at the rate of $0.0333% of the principal amount of the Notes per diem, with maximum liquidated damages of $803,400.

During the first year following the issuance of the Notes, the total possible cash payments we may be required to make to all selling stockholders and their affiliates is $1,168,400, consisting of (i) $97,500 paid at closing to Platinum Advisors LLC as partial payment of a due diligence fee, (ii) interest payments of $267,500, and (iii) potential liquidated damages under the Registration Rights Agreement of $803,400. In addition, a Warrant having a value of $501,018 was issued to Platinum Advisors LLC as partial payment of a due diligence fee at closing. If the warrants issued to the selling stockholders in connection with the sale of the Notes are exercised in full, an additional due diligence fee of $365,625 would be payable to Platinum Advisors LLC.

On June 1, 2007, we made the first scheduled payments of interest under the Notes, in the aggregate amount of $63,231, in cash. Our Plan of Operations contemplates the availability of cash to make future interest payments as they come due through the balance of 2007 and, if we obtain the further equity financing in the amount of $5,000,000 which is assumed in the Plan of Operations, we expect to have sufficient resources to pay interest on the Notes in cash through the remaining term of the Notes. We are permitted to make future scheduled interest obligations under the Notes through the issuance of shares of our common stock, and we will make a determination at the time of each scheduled payment whether to exercise this option, based on our financial resources, anticipated future cash needs and other relevant factors.

Comparison of NaturalNano Proceeds to Potential Investor Profits

The following table sets forth (i) the gross proceeds paid or payable to the issuer in consideration for the issuance of the Notes and Warrants, (ii) the gross proceeds to be received by us if the Warrants are exercised in full, (iii) the amount of payments made or required to be made by us to or on behalf of the selling stockholders (including payments to be made in the event the Warrants are exercised), (iv) the net proceeds to us from the issuance of the Notes and Warrants and exercise of the Warrants, and (v) the potential profits to the selling stockholders.

Gross Proceeds Received by the Company in Consideration for Issuance of Notes and Warrants	$3,250,000
Gross Proceeds to be Received the Company upon Exercise of Warrants	$6,904,220
Total Gross Proceeds Received and to be Received by the Company	$10,154,220
Payments Made or Required to be Made to or on behalf of the Selling Stockholders and their Affiliates (cash due diligence fees, legal fees, interest, potential liquidated damages)	($2,420,643)
Net Proceeds to the Company (after payment of cash due diligence fees, legal fees, interest, maximum potential liquidated damages)	$7,733,577
Potential Profit to Selling Stockholders as a Result of Conversion Discounts relating to the Conversion of Notes	$176,505
Potential Profit to Selling Stockholders as a Result of Conversion Discounts relating to the Exercise of Warrants	$125,532
Total Potential Profit to Selling Stockholders as a Result of Conversion Discounts	$302,037

The total payments made, required to be made or possibly required to be made by us with respect to the Notes (exclusive of the repayment of principal) and Warrants is $2,420,643. Such amount, combined with $302,073 potential profit to the selling stockholders as a result of conversion discounts on the Notes and Warrants (measured against the market value of the shares underlying such derivative securities on March 7, 2007, the date on which the Notes and Warrants were issued), represents approximately 26.8% of the proceeds to the Company from the sale of the Notes and Warrants and exercise of the Warrants. The amount of such percentage, averaged over the twenty-four month term of the Notes, is approximately 1.1% per month.

If none of the Warrants is exercised, the gross proceeds to the Company from the transaction would be reduced to $3,250,000, the payments made or possibly required to be made by us (exclusive of the repayment of the principal) would be reduced to $2,055,018, and the potential profit to the selling stockholders as a result of conversion discounts on the Notes would be $176,505. In such a case, the total payments, plus the conversion discount, represent approximately 68.7% of the proceeds to the Company from the sale of the Notes and Warrants (or approximately 2.9% per month over the term of the Notes).

Prior Transactions between NaturalNano and the Selling Stockholders

Prior to the Loan and Security Agreement of March 7, 2007, we had not engaged in any securities transaction with any of the selling stockholders, any affiliates of the selling stockholders, or, to the best of our knowledge, any person with whom any selling stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

Shares Issuable to the Selling Stockholders Compared with Shares held by Persons other than Affiliates of NaturalNano, the Selling Stockholders, and Affiliates of the Selling Stockholders

The following table compares the number of shares of our common stock outstanding (and held by non-affiliates of the Company or of the selling stockholders), the number of shares previously registered for resale by the selling stockholders and the number of shares being registered for resale by the selling stockholders under the registration statement to which this prospectus relates.

Number of shares outstanding prior to the convertible note transaction held by persons other than the selling stockholders, affiliates of the selling stockholders, and affiliates of the Company.	52,008,841
Number of shares registered for resale by the selling stockholders or affiliates of the selling stockholders in prior registration statements	0
Number of shares previously registered for resale by the selling stockholders or affiliates of the selling stockholders that continue to be held by the selling stockholders or affiliates of the selling stockholders	0
Number of shares that have been sold in registered resale transactions by the selling stockholders or affiliates of the selling stockholders	0
Number of shares registered for resale on behalf of the selling stockholders or affiliates of the selling stockholders in the current transaction	42,756,710

“Short Selling” by the Selling Stockholders

Each of the selling stockholders has advised the Company that it does not have an existing short position in the Company’s common stock.

NATURE OF TRADING MARKET

The Company’s common stock is listed on the OTC Bulletin Board under the symbol NNAN.

The high and low share prices for the Company’s common stock as reported on the over-the-counter bulletin board for each quarterly period since November 29, 2005 are presented below. These quotations reflect inter-dealer prices, without mark-up, mark-down or commission, and may not represent actual transactions. Because our shares had traded only on a limited and sporadic basis prior to the November 29, 2005 Merger, there is no meaningful history of reported trades in the public market before that date and we therefore have not included a price history of our trades prior to this date.

For the year ended December 31, 2005	Sales Prices
	High	Low
Fourth quarter	$1.10	$0.55

For the year ended December 31, 2006

First quarter	$2.50	$1.05
Second quarter	$1.90	$1.05
Third quarter	$1.35	$0.49
Fourth quarter	$0.95	$0.25

For the year ending December 31, 2007

First quarter	$0.38	$0.19
Second quarter	$0.32	$0.20

The closing price of the Company’s common stock on August 1, 2007, as reported on the OTC Bulletin Board, was $0.22 per share. As of August 1, 2007, there were outstanding 121,930,740 shares of our common stock, which were held by approximately 240 shareholders of record.

Prior to the November 29, 2005 Merger, our stock was listed on the OTC Bulletin Board under the symbol “CTTM.”

DIVIDEND POLICY

We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our Board of Directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws and our credit arrangements then impose.

CAPITALIZATION

Our capitalization as of March 31, 2007 is presented below on an actual basis and on a pro forma basis assuming the issuance of the shares covered by this prospectus that may be issued to Platinum LTG, Longview or Platinum Advisors upon conversion of the outstanding 8% Senior Secured Promissory Notes or exercise of the outstanding Common Stock Purchase Warrants held by them. You should read this information in conjunction with our financial statements and the accompanying notes, and the other financial information appearing elsewhere in this prospectus.

	March 31, 2007
	Actual	Pro Forma
Stockholders’ Equity:
Preferred stock, $.001 par value, Authorized 10,000,000 shares; no shares issued
Common stock, $.001 par value Authorized 200,000,000 shares; issued and outstanding 121,860,740 (actual) and 164,617,450 shares (pro forma)	$121,861	$164,617
Additional paid-in-capital	15,395,387	26,139,950
Accumulated deficit	(12,813,415)	(12,813,415)

TOTAL STOCKHOLDERS’ EQUITY	$2,703,833	$13,491,153

BUSINESS

Terminology

A summary of the terms used to describe our technologies and related science is presented below.

•
Nanotechnology is research and technology development at the atomic, molecular or macromolecular levels, in the length scale of approximately 1 - 100 nanometer range, to provide a fundamental understanding of phenomena and materials at the nanoscale and to create and use structures, devices and systems that have novel properties and functions because of their small and/or intermediate size. The novel and differentiating properties and functions are developed at a critical length scale of matter typically under 100 nm.

•	Nanoscale means measurements using one-billionth of a meter units.

•	Active ingredient loading refers to the process in which the lumen (inner opening) of the halloysite clay is filled with an application specific chemical.

•	Application technologies refer to processes, treatments, or other innovations applied to a particular good or service for use by an end customer.

•	Commercial scale means amounts by weight and/or volume that are suitable for use in goods that are intended for sale to, or by, a third party.

•	Composite is an engineered material composed of two or more components.

•	Compounder is a company that uses polymer extruders to mix plastic materials, including colorants and fillers.

•	Concentration relates to the amount of tubular material by weight or volume resident in the halloysite sample.

•	Extraction of halloysite nanotubes is comprised of separating the nanotube components out of a mixture of various mineral materials which are impurities from the mining of halloysite clay.

•	Elongation is the percent increase in length resulting from a force or stress on a material.

•	Elution attributes relate to the amount of time required for a given quantity of active ingredient to flow from the nanotube.

•
Functionalized HNT TM is an extracted halloysite nanotube that may have one or more of the following treatments: classification of size, outer surface treatment, outer surface metallization, inner surface coating, inner surface metallization or active ingredient loading.

•
Halloysite clay is a clay like mineral occuring in soft, smooth, amorphous masses of a whitish color. Halloysite frequently has a unique, tubular quality and is mined throughout the world, for various commercial purposes.

•	Halloysite nanotubes (“HNT”) is a term that defines the materials found in halloysite clay that are tube shaped and can be measured in one-billionth of a meter units.

•	Halloysite nanotube processing technology means the manipulation of halloysite nanotubes, including mechanical and chemical treatments.

•	Hot melt state is the chemical phase in which a material becomes liquid.

•	Manufacturing trials are full scale experiments (relative to pilot scale) demonstrating technology prior to commercialization.

•	Metallization is the process in which the lumen or surface of the halloysite clay is coated with a metal.

•	Modulus is the force needed to deform a material.

•	Nanoclay is used to define a clay material that can be dimensionally measured in one-billionth of a meter unit.

•	Nanotubular material is used to define a material that has a tubular geometric shape that can be dimensionally measured in one-billionth of a meter unit.

•	Pilot trials are large scale experiments (relative to laboratory scale) demonstrating process technology prior to manufacturing trials.

•	Platy nanoclay is a nanoclay material containing layered two-dimensional sheets held together by an intermediary layer.

•	Polymers are often referred to as plastics and are large organic molecules formed by combining many smaller molecules (monomers) in a regular pattern.

•	Polymer extruder is a machine used to mix plastic materials including colorants and fillers (additives) such as halloysite in a hot melt state.

•	Polymer composite is a mixture of one or more polymers and one or more filler materials, designed to improve the strength or other properties of the polymer material.

•
Scanning electron microscope (SEM) is an electron microscope that creates images of nanoscale features by bombarding the surface sample with a stream of electrons, scanning back and forth, and reading the reflected electrons as they bounce off the surface.

•	Spectrometers are tools that reveal the composition of things by measuring the light absorbed or emitted by atoms or molecules.

•
Toll manufacturing is a contractual arrangement with a third-party processing or manufacturing business that has existing equipment and personnel for the production of materials to customer specifications generally utilizing the technologies and materials provided by the customer. These firms operate under non-disclosure agreements in order to protect the customers’ proprietary technology.

•	Tubular content material is used to define a material that has been processed and has a high percentage, or is completely comprised of, particles with tubular geometric shape.

•	Turn-key product or material can be dropped into an existing manufacturing process without any modification prior to use.

Company Business

NaturalNano is a development stage company and we expect to remain so for at least the next twelve months. Our primary mission is to develop and commercialize advanced material science technologies with a special emphasis on additives to polymers and other industrial and consumer products by taking advantage of technological advances we have developed in-house and through licenses from third parties. We expect that the customers for our products will be other businesses rather than end-user consumers. Virtually all of our products will be a component of, or an additive to, products manufactured by these other businesses and as such, our products have not been designed for direct use by an end-user. We expect that our products, both Pleximer and filled tubes, will be incorporated into or used as an additive to a variety of end products produced by our customers, to enhance their products performance, reliability and production cost.

Our technologies focus primarily on nanoscale advanced materials using modifications to tubular materials found in halloysite clay. Our strategy is to develop proprietary and patentable processes and technologies related to these nanoscale advanced materials and to commercialize these through product sales or license agreements to our future customers in the plastics and composites, cosmetics and personal care products, household products, and agrichemical industries. Our product, Pleximer, will be a turnkey advanced material in the manufacturing process of a polymer composite that is used in the production of our customers’ commercial and retail products.

Products

Our value-added technologies are directed to the production of our first product, Pleximer TM, as well as to a related manufacturing solution utilizing advances in material science and chemistry to enhance and simplify current polymer manufacturing processes. Pleximer has been designed to address the manufacturing process challenges encountered by many polymer and plastics processing companies in meeting end-user demands for stronger, lighter and lower cost polymer-based products. Pleximer is a halloysite nanotube polymer concentrate that can be added directly to a polymer molder or extrusion process. As an example, a 30% HNT polypropylene Pleximer product could be blended in molding equipment with pure polypropylene to obtain a final polymer nanocomposite with 5-10% HNT concentration of polypropylene, which results in increased stiffness and durability.

Plastics (also referred to as “polymers”) have been used for years in the production of lightweight components of finished goods across a wide array of industries. “Plastic composites” are engineered advanced materials that are produced from two or more raw materials to create a new, usually stronger product. Commonly, components added to the production of an engineered composite include a fiber or filler material to add strength to the end product. The advanced materials used for a plastic composite are produced by combining the polymer and filler components and melting them in order to bind them together. Polymers are a common component in composite formulations because of their notable ability to be molded into desired shapes and structures at a relatively low temperature.

We believe that our product, Pleximer, will fundamentally change the product performance characteristics of existing composite formulations, thereby resulting in stronger, lighter and less expensive end products when compared to composite products currently available in the market. Our research teams have completed laboratory and pilot-scale testing that confirms a significant strength improvement and increased flexibility for molding plastic components when our halloysite-based Pleximer is used.

Pleximer is formulated using NaturalNano’s proprietary and patent-pending processes that offer improved performance properties when compared to conventional fillers. The Pleximer product will be produced in pellet or flake form, sold in tons and designed to be added directly into a final stage polymer extruder or molder with better cost and performance characteristics compared to conventional fillers and other platy nanoclay.

Our future success with Pleximer will be dependent on our ability to tailor products and system-solutions in close cooperation with our potential customers. A further success factor will be our ability to solve our customer’s manufacturing problems quickly, within their manufacturing environment, and tailored to their market definitions and constraints. We believe a joint development approach with one or more customers will offer us opportunities to extend the range of Pleximer to a family of related products and new application solutions. We believe the commercialization of our first Pleximer product will occur in the fourth quarter of 2007.  Our strategy is to nurture our joint development agreements into customer relationships with our development partners as specific applications and accreditation processes develop. The Company does not have any customer orders as of June 30, 2007 but currently forecasts revenues from this strategy in the fourth quarter of 2007.

We have made significant capital investments and will continue to invest in equipment that allows us to produce trial scale batches of Pleximer for customer attribute validation and characterization testing. These investments also allow us to produce manufactured materials for high margin, small volume niche market applications. Typically, we will utilize third-party toll manufacturers that would manufacture Pleximer products based on Company specifications or joint development partners in instances where our customer requires a finished formulation of Pleximer for incorporation into their manufacturing process.

We envision that in some customer instances, we will license our technology to allow our customers to incorporate our know-how and patented processes in the areas of functionalized nanotubes into their manufacturing process. In instances of licensing agreements, our customer (a materials compounder or polymer supplier, as an example) could then directly produce the functionalized materials for each of their specific applications. Our licensing strategies will focus on segmenting applications by (i) manufacturing technology used currently by the customer, (ii) the market addressed by the customer/licensee and (iii) the complexity of the processing application. We have not entered into any licensing agreements to date and believe that future agreements will be tailored based upon the customer’s industry segment and the complexity of the traditional processing alternatives available.

Pleximer

NaturalNano’s first family of products will center on our initial product, Pleximer, which is scheduled for market introduction in the fourth quarter of 2007. Pleximer is a halloysite nanotube polymer concentrate, a turnkey advanced material that can be added directly to a manufacturer's polymer extruder or molder. Pleximer is formulated using NaturalNano’s proprietary processes that have been developed internally by our research and development team, which are the subject of pending patent applications. The Company believes these pending patent applications offer a technology that demonstrates improved performance properties compared to current polymer composite offerings. The Pleximer product will be produced in pellet or flake form, sold in tons and designed to be added directly into a customer’s polymer extruder or molder resulting in superior cost and performance characteristics compared to conventional fillers.

Today, most nanocomposites used in the plastics industry are made with “platy nanoclay” materials that are challenging and expensive to process. Platy nanoclays, such as montmorillonite, contain layered two-dimensional sheets held together by an intermediary layer. These clay sheets must be exfoliated (chemically separated) to produce a nanoparticulate filler with uniform dispersion characteristics within a polymer matrix. Today’s platy nanoclay composite production processes require multiple processing steps including: surface treatments, incorporation of nanoclay into the polymer synthesis process, and additional extrusion steps before the final polymer extruder or molding, in order to achieve the uniform dispersion required for most polymer composite products. These multiple manufacturing processes lead to complexity, increased cost and dispersion quality challenges. Even with the manufacturing processes described above, today’s platy nanoclays are only viable in a limited number of polymer families due to specialized chemistry and manufacturing requirements. We believe the up-front capital investment in specialized manufacturing equipment and quality issues associated with exfoliation are the biggest market barriers to the growth in the nanoclay market segment today.

NaturalNano’s Pleximer concentrates have been designed to respond to customer needs by providing advantaged materials that are stronger, lighter and less expensive. For example, in the transportation industries (automotive, trucking, aerospace) it is desirable to remove weight in order to achieve better fuel economy in tandem with the ability to carry more cargo. As another example, Boeing recently announced that their new 787 jets that will be introduced in 2008 will be made primarily of polymer composites. Further advances in stronger, lighter, and less expensive materials are sought out by aerospace and other transportation industries.

The following chart displays data obtained from testing performed by our research team in NaturalNano laboratories. This data demonstrates the improvements in certain material characteristics when 6% and 11% HNT materials are added to polypropylene:

HNT concentration %	Modulus (kpsi)	% improvement	Elongation %
0	90	-	320
6	101	12%	290
11	144	60%	240

This data illustrates the increased strength obtained at 6-11% HNT addition, as measured by an increase of as much as 60% in the modulus value. The use of only 6-11% of HNTs results in lower levels of component materials and lighter materials, compared to standard composites which can contain as much as 30-60% of the heavier filler material. Elongation, a measurement of flexibility and toughness, remains high (greater than the benchmark of 200%) which is important for durability of the final product. This is an advantage of our HNT nanocomposites, as traditional composites are often brittle at the high loading levels. In addition, Pleximer is lower in cost compared to other nanocomposite materials, due to the significantly reduced processing costs achieved by the elimination of exfoliation and supplemental extrusion processes, described above.

The Company believes that the Pleximer family of products will open significant opportunities for our potential customers, the polymer compounders and molders and other end-users, to introduce nanocomposite products without significant capital investment. NaturalNano began manufacturing scale production testing for Pleximer during the second half of 2006. The Company has incurred cumulative research and development investment costs of $3.3 million since inception (December 22, 2004) in the evaluation, design and development of the Pleximer product. Manufacturing scale tests, product specific attribute design and attribute validation will continue through 2007 with the expectation of revenues in the fourth quarter of 2007. The Company anticipates research and development spending for the twelve month period ending December 31, 2008 will aggregate $3.5 million in support of continuing development and product commercialization of Pleximer and filled-tubes products.

Filled tube products

NaturalNano’s second generation halloysite nanotube (“HNT TM”) products will involve filling HNTs with active agents for use in the polymer composites, health and beauty, household product, and agrichemical industries. Halloysite nanotubes are unique nanomaterials, since the tube can be filled with active agents of interest to add a feature or property to a material. The filled tube product, planned for introduction in 2008, would be a second generation Pleximer product, which contains a material of interest within the tubes, such as an antimicrobial compound to provide antimicrobial properties to the resulting polymer composite material. This would be valuable, for example in the fabric industry for athletic wear. We expect to identify a joint development partner to collaborate with us on the introduction of a filled-tube product in 2008. The critical milestones for the commercialization of a filled-tube product would be established with this development partner and would include various product demonstration and accreditation trials in the first half of 2008 with the expectation of market release in late 2008.

The Company expects to identify joint development partners in focused markets for filled-tubes product opportunities. For example, HNTs filled with fragrances using our extended release technology under development, will elute out of the tube slowly over time. This is of interest for household products such as laundry detergents, or health and beauty products. The filled tube technology provides potential for longer lasting treatments, with lower levels of active agents. In agrichemical applications, the tubes can be filled with pesticides for treatment of crops, thus providing a longer lasting treatment with lower levels of pesticides and a smaller environmental footprint.

The processes for filling the tubes are covered by patents licensed from the U.S. Department of the Navy and by pending patent applications, for applications of interest such as cosmetics and agricultural, that were developed jointly with the Naval Research Laboratory under a Cooperative Research and Development Agreement. The underlying technology for these products and processes are covered by patent applications pending issuance and certain issued patents with expiration dates ranging from 2013 to 2018 and described further under the heading "Intellectual Property."

Technology

We own or have the licensed rights to technology related to the extraction of halloysite nanotubes (which is taking the nanotube components out of a mixture of various minerals which are often found in halloysite clay) from processed halloysite clay that is provided by one or more halloysite mining companies. Halloysite clays differ in the concentration and physical characteristics, meaning the size and geometric shape, of tubular material content compared to platy clays. Classification of the halloysite nanotubes, for example by size and length, is important for certain applications. For example, longer HNTs will provide improved reinforcement and strength compared to shorter HNTs in polymer composite applications. Therefore separating the longer tubes for use in polymer composites will result in better properties at lower fill levels, and therefore a lower weight nanocomposite. Classification will also be important for filled tube applications where determination of the loading potential of the halloysite nanotubes (which is the expected amount of active ingredients that may be placed in the hollow inner opening of the tubes) and determination of the resulting release characteristics of filled halloysite nanotubes (which is the amount of time required for a given quantity of active ingredient to flow from the nanotube) will provide control over the final properties. Many of the technologies related to extraction and classification of halloysite nanotubes are patent-pending and we expect to continue research in these areas which may lead to additional patent applications in the future.

Various treatments can be made to the halloysite nanotubes to prepare them for use in each end-use application. Examples of these treatments include: surface treatment to improve mixing with polymer in a nanocomposite, coating the outer surfaces of the nanotubes, metalizing outer and/or inner surfaces, loading or filling the nanotubes with active ingredients for possible controlled or extended release, and use of complementary technologies for further encapsulation of single or multiple functionalized nanotubes. The combination of these technologies may present our prospective customers with significant and unique high-value-added niche market opportunities for their product offerings.

Our proprietary technologies include processing methods, formulations and specific surface treatments that enable the halloysite nanotubes to be classified and functionalized and thus be ready for use in a wide range of applications. Nanocomposite formulations (i.e., the combination of polymers, HNT, and other additives to aid in the blending of these materials), processing methods and HNT surface treatments are under development by our research and development teams. The Company has the right to patented technologies as well as patents pending for processing methods, formulations and other surface treatment technologies resulting from in-house development efforts and licensed patents. See the Intellectual Property overview, below, for additional descriptions of patent rights and pending patent applications submitted by the Company.

Strategy

The NaturalNano commercialization strategy is focused on the development and introduction of a halloysite nanotube polymer concentrate, the Pleximer family of products, for commercial sale in the fourth quarter of 2007. This designed product, currently in the pilot and manufacturing scale testing phase of development, introduces a lower cost nanoclay alternative to the polymers and composites market segment. The Company’s researchers believe the unique characteristics of halloysite clay allow for the development of a novel process and material compound that will provide the stronger and lighter characteristics currently available from platy nanoclays, with a low cost processing structure relative to current nanomaterials such as carbon nanotubes (synthetic nanotubes formed from carbon) and platy nanoclays. This low cost benefit results from naturally occurring materials, such as HNTs, that can be run in today’s manufacturing process; thereby capitalizing on a significant market that can not currently run nanocomposites. Market research indicates that the combination of stronger, lighter and less expensive materials is a high priority for companies producing products in the growing nanocomposites industry.

The Company intends to makes certain investments through the purchase or lease of capital assets and licensing rights in connection with the research, development and commercialization of the Pleximer and filled-tube products. The 2007 and 2008 capital plans include investments in testing and characterization equipment associated with: (i) clay separation processes (ii) polymer extruder equipment and upgrades (iii) tube filling characterization and evaluation tools (iv) laboratory expansion, and (v) investments in material characterization equipment including a Scanning Electron Microscope (SEM), a Dynamic Mechanical Analyzer (DMA), and a Thermal Gravitometric Analyzer (TGA). The investment of this specialty engineering equipment provides the Company the tools for the characterization of thermal stability and strength of our nanocomposite formulations. The 2007 and 2008 capital expenditure investments are projected to be $256,000 and $1,157,000, respectively. The Company also intends to convert its current non-exclusive license agreement with the United States Department of the Navy at the Naval Research Labs (“NRL”) into a partially exclusive license in defined fields of use. The licensing and royalty fees for this partially exclusive defined field of use license is currently under negotiation between the Company and the NRL. Management currently estimates that investments of $100,000 and $200,000 will be made in 2007 and 2008, respectively, with additional royalties payable to the NRL thereafter. The final terms and conditions for this license are still under negotiation between the parties. The Company’s management anticipates the completion of this license agreement by the end of 2007.

The critical milestones associated with the commercialization of the Pleximer family of products include: advanced pilot and manufacturing scale trials, application definitions and formulation optimization which will occur in combination with the customer validation and accreditation processes. Advanced pilot trials including customer evaluation and validation are currently underway for certain Pleximer-based products in certain applications utilizing polypropylene and nylon polymers. The Company estimates that product specific testing, in advance of customer acceptance and order receipt, could take 3-6 months from the initial date of product design.

Market Opportunities

The Company believes its technologies can provide benefits across many industry segments. Specific industries where management believes halloysite nanotubes may enhance products through controlled and extended release of active ingredients or through other treatments provided on the surfaces of the tubes include:

•	Polymers, plastics and composites
•	Agricultural products
•	Household products
•	Cosmetics, health and beauty products

The potential markets for our technologies are significant and are projected to continue growing as future developments in material science and customer demands develop.

•
The American Composites Manufacturers Association projected in 2004 that composite manufacturers alone generated over $13 billion in revenues and impacted over $45 billion in revenues from related composite suppliers and manufacturers.

•
According to Plasticnews.com, BCC Research estimated the North American plastics compounding production in 2006 at 65.7 billion pounds and estimates growth to 79.5 billion pounds by 2011. This market segment was estimated by Plasticnews.com to be $10.6 billion in 2006.

•	The total estimated North American market for polymers and plastics, as presented by the Society of the Plastics Industry (SPI) in 2004, was approximately $345 billion in shipments.

•	The worldwide market for cosmetics and household care products, measured by Euromonitor International in 2003, estimated these markets at $201 billion and $83 billion, respectively.

•	The Freedonia Group, Inc. has estimated the U.S. nanomaterials demand in 2003 at $263 million and projects growth in this market to $1.36 billion in 2008 and $34 billion by 2020.

Polymer, Plastics and Composites

Composites are used in numerous market segments including: transportation, construction, and performance sporting goods. As cited above, the U.S. polymer composites market is currently estimated at $13 billion with nanocomposites highlighted as the fastest growing segment within the polymer composites market. NaturalNano believes that these markets will evolve into even larger market opportunities, as production cost and quality hurdles are resolved.

The Company’s nanomaterials can be used to replace conventional composite fillers in the production of a wide array of consumer and commercial products over numerous market segments. Conventional fillers are used in products to reduce weight, increase strength, improve machine efficiency, increase water and chemical resistance as well as to improve film integrity. The NaturalNano research indicates that our halloysite-based products will replicate or exceed the current performance standards achieved by conventional fillers and platy clays, and can be produced in a less-capital intensive process and therefore at a lower unit cost. The Company believes the introduction of the Pleximer family of products will result in stronger, lighter and less expensive nanocomposite materials.

Nanocomposite Market

Our prioritization of the nanocomposite market for our initial product introduction is based on a total world-wide market in 2005, measured by BCC Research in June 2006, at approximately $273 million. This market study projects the nanocomposite market will grow to $741 million by 2010 and identifies the fastest growing component of the nanocomposite market as the nanoclay segment. We believe our Pleximer product offers significant product opportunities and advantages to current products within this segment and have therefore, prioritized our first product introduction in the nanocomposite market.

We believe Pleximer offers a unique solution, in that it is a solution using standard manufacturing equipment, and provides features that include high product strength, lower product weight and lower production cost. We believe these improved quality and cost characteristics will be available as a result of our unique patent pending processes and technologies. Our manufacturing and lab scale testing and research indicate that our technology and processing techniques could be applied in numerous applications that currently cannot utilize platy nanoclay solutions due to processing and chemical limitations.

Raw Materials and Processing

On December 29, 2004, we contracted with Atlas Mining Company for the purchase of 500 tons of processed halloysite nanotubes. We paid $500 per ton for an aggregate cost of $250,000 to a designated distributor of Atlas Mining. We are required to pay an additional $100,000 when commercial shipments in excess of $250,000 are achieved, thereby resulting in an average purchase price of $700 per ton for this initial supply of halloysite. Payments made under this agreement are presented as prepaid expenses and will be recorded as inventory upon receipt of the processed nanotubes. Operating expenses are recognized in the period the nanotubules are used in the development of proprietary applications or as customer shipments are made. As additional consideration, we agreed to pay Atlas an additional 10% of our sales proceeds upon cash payment from unaffiliated customers in instances where our sales price is in excess of $700 per ton up to a maximum of $2,000 per ton when the Atlas Mining halloysite is used in our finished products.

We believe this supply of halloysite clay will be sufficient to meet the Company’s research and commercialization needs for the next twenty four months. Atlas Mining Company operates what is generally considered to be the largest commercial halloysite mine in the United States. NaturalNano has identified other halloysite sources that we believe are suitable as alternate suppliers of raw materials, and as such, we are not solely dependent upon Atlas Mining Company for the supply of halloysite materials.

We believe that halloysite clay does not require any special handling, storage, or disposal and can be treated like any other clay product.

Our process begins with raw or minimally processed halloysite material from the mine. The halloysite would then be separated and treated utilizing our proprietary technologies and would be surface treated and optimized for the polymer of interest. This refined and treated material may be shipped to a partner company or a designated toll manufacturing facility in the form of a dry powder or slurry mixture. Pleximer would be manufactured from the HNTs either at a partner company, toll manufacturer, or in-house (for small scale quantities) and would typically be shipped to the customer in pellet or flake form, although the customer’s specific requirements will determine the final form of delivery. NaturalNano can add further value to the refined and classified nanotubes by either adding material to the surface of the nanotubes or loading the lumen (hollow opening) of the nanotubes with active materials. The resulting materials can then be shipped to customers for use in their individual manufacturing processes.

Typically, these materials would be incorporated with other ingredients to produce the finished product that our customer would sell, for instance providing a strengthening agent or extended release agent to be added to the partner’s existing materials or products.

If requested by a customer, we will evaluate and select suitable toll manufacturers in the targeted industry segment. Toll manufacturing is a contractual arrangement with a third-party firm that has existing equipment and personnel for manufacturing materials to specifications and utilizing technologies and materials provided by NaturalNano. The use of tolling arrangements would allow the Company to limit our capital investment requirements and direct manufacturing hiring. Any future tolling arrangements will include non-compete and non-disclosure agreements.

Customers

Our plan for 2007 includes our first projected revenues in the fourth quarter. The first market introductions for the Pleximer products are expected to be for transportation, packaging, sporting equipment, electronics or another commercial product application. The Company believes these 2007 operating revenues will be generated from the sale of processed and functionalized HNT products in a polymer-based pellet or flake under the product name “Pleximer.” It is most probable that the first delivered tons of Pleximer will be in conjunction with a joint development partner in the compounding or molding industry. Management anticipates that future results of manufacturing-scale testing, with joint development partners, will identify instances for common development that could offer both parties new market offerings to solve strength and dispersion issues that result from traditional platy nanoclay formulations. Management believes that the unique manufacturing solutions, generated from Pleximer technologies, will also lead to licensing opportunities in a variety of such customer circumstances.

Sales

The Company’s executive team is currently responsible for developing relationships with prospective customers and future joint research and development partners. We intend in the future to recruit sales, marketing and product development employees and consultants with chemical, manufacturing and engineering experience to assist with the design and commercialization of system-solutions to generate product and licensing revenues for the Company.

We believe that strategic partnerships and joint development agreements (“JDA”) will be an important element of our commercialization strategy. To date, we have entered into two JDAs and are actively evaluating and testing product applications under these JDAs. The first focuses on the development and commercialization of nylon-based Pleximer products. The second addresses the development and commercialization of polypropylene and nylon-based Pleximer products.

We will continue pursuing suitable additional JDA partners for additional product applications. We anticipate that our JDA partners will help us to validate and expand our technology, develop and optimize extrusion (melt blending) processes, offer insight into additional application opportunities, as well as assist in the development of future sales channels.

The goal of these agreements is to develop and commecialize products of interest to each of the partners. The JDAs each contain provisions regarding commitments for future product supply, relative to the products and processes developed, and cross licensing agreements. Each party to the agreements is responsible for the cost of the activities initiated by it own employees and consultants.

Competition

Competitors in the nanotechnology industry include large public firms where nanotechnology may be a business unit and private firms that may focus solely on nanomaterials and nanotechnologies.

Many of our current and prospective competitors are larger and have greater financial resources, which could create significant competitive advantages for those companies. Our future success depends on our ability to compete effectively with other manufacturers of material additives that may have internal development programs. As a result, we may have difficulty competing with larger, established competitor companies. Generally, these competitors have:

•	substantially greater financial, technical and marketing resources;
•	larger customer bases;
•	better name recognition; and
•	potentially more expansive product offerings.

Many of these potential competitors have greater financial resources and are likely to command a larger market share, which may enable them to establish a stronger competitive position than we may have, in part through greater marketing opportunities. If we fail to address competitive developments quickly and effectively, we may not be able to remain a viable entity.

Larger companies that have nanotechnology business units or divisions that are working with nanotechnology, such as: Air Products and Chemicals, BASF, Cabot Corp., Dow, E.I. DuPont de Nemours & Company, General Electric, Hewlett-Packard, Intel, IBM, Mitsubishi Chemical, Sumitomo Chemical, 3M, and others; have substantial resources. They have the capability to produce nanomaterials for their own internal use as well as for sale on the open market. Private firms include: Hyperion Catalysis International, Inc., Inframat Corporation, Nanogate AG, Nanogram Corporation, and Qinetiq Nanomaterials Limited. These firms may be considered competitive in the general field of supplying nanoscale materials for use by firms that NaturalNano may also consider as prospective customers.

NaturalNano’s Pleximer is a HNT polymer concentrate designed to provide stronger, lighter, and less expensive materials for the polymer composite industry. Competitive products that provide similar mechanical property improvements include nanomaterial concentrates containing either carbon nanotubes or nanoclay platelets. As one example Hyperion Catalysis International, Inc. provides concentrates of carbon nanotubes (CNT) in various polymers. However, the CNT raw materials are very expensive; typically 1000x the cost of nanoclay materials, so NaturalNano believes that we will be cost advantaged.

Pleximer will compete most directly with compounding (polymer melt-blending) companies marketing nanoclay concentrates, or master batches, such as PolyOne Corporation and NanoCor, Inc. (a wholly owned subsidiary of AMCOL International Corporation.). However, products of PolyOne and NanoCor are currently limited to platy clay materials, which as described previously, are typically challenging and expensive to process. Research in nanocomposites has been ongoing for 5-10 years; however, limited products exist on the market currently, due to the manufacturing issues associated with processing the materials. Current solutions are used in specialized, high margin applications within the transportation, sporting equipment, electronics, and high-end commercial markets. NaturalNano believes that our lower processing costs (relative to platy nanoclays) will allow us to maintain higher margins for the next several years.

Today’s nanoclays are only viable in a limited number of polymer families due to specialized chemistry and manufacturing requirements. The compatibility of HNTs with a broader range of polymers will provide an opportunity for NaturalNano to compete in the polymer composite industry in segments where platy clays cannot currently be used. NaturalNano intends to develop joint development partnerships with compounding companies to enter directly into the supply chain and bring the product to the end user through our partners.

NaturalNano’s second generation products will involve filling HNTs with active agents for use in the agrichemical industries, health and beauty, and household products markets. There are very few companies, that we are aware of, that are working with HNTs for this purpose. NanoDynamics, Inc. is working with HNTs in the building materials segment for wallboard and paperboard applications. This is not a target market for NaturalNano, and we believe that the activities in an alternate industry will help to strengthen the market validation of this material, without competing directly. The ability to fill tubes is unique to HNTs, and will thereby generate high margin, value-added product opportunities.

The nanoclay segment of the nanocomposite market, which includes halloysite, is expected to grow from $75M today, to $348M in 2010 (according to a study released in June 2006 by BCC Research). Therefore there is a large opportunity for growth and market share for multiple companies in this segment.

Employees

As of June 30, 2007, the Company had nine full-time employees. Management anticipates the addition of two research staff in 2007 in connection with the product development and commercialization of the Pleximer product. We anticipate the aggregate annual cost of these additional research employees will be $120,000. Our evaluation of human resource needs often results in our use of experienced part-time consultants in various functional areas in lieu of the immediate hiring of full-time employees. We expect to spend approximately $250,000 for part-time technical consulting services for the twelve months ending December 31, 2007.

All of our employees and consultants have signed confidentiality agreements and non-compete agreements, as appropriate.

Intellectual Property

Numerous applications for halloysite purification, formulation, processes, and applications have been identified to date and are potential opportunities for our intellectual property development. NaturalNano assesses potential development opportunities through consultation with its Scientific Advisory Board, direct contact with prospective customers and evaluation of market research generally sourced from research reports and through internal discussion of potential product development concepts. As research and development continues, we intend to seek patent protection for new developments and technologies in the United States and in strategic foreign markets, in addition to licensing-in patents to augment our development opportunities.

The Company has the rights to twenty-five issued or pending patents related to our processes and technologies and expects to continually invest in its intellectual property portfolio through in-house development of unique concepts and processes as well as through third party licensing and research programs. NaturalNano intends to continually strengthen this group of intangible assets through patent filings and through the development of proprietary knowledge and trade-secrets. At June 30, 2007, our intellectual property portfolio included applications in the areas of material processing, new compositions of matter and specific applications for the use of functionalized materials. The Company also uses trademark protection for current and anticipated products.

An overview of the Company’s issued or pending patents is summarized below.

Patent applications developed internally cover the following processes and applications:

•	Improved polymeric composite including nano-particle filler,

•	Nanocomposite master batch composition and method of manufacture,

•	Nanocomposite method of manufacture,

•	Improved polymeric adhesive including nanoparticle filler,

•	Improved polymeric coatings including nanoparticle filler, and

•	Fine and flame retardant polymer composites.

Patent applications assigned from Technology Innovations, LLC, during the first quarter of 2007, include the following processes and applications:

•	Halloysite microtubule processes, structures, and composites,

•	Ultra-capacitors comprised of mineral microtubules,

•	Hydrogen storage apparatus comprised of halloysite and mineral microtubules, and

•	Method for stabilizing nanotubular halloysite.

Patent licensed from Ambit Corporation under non-exclusive license agreement:

•	Patent # 6,885,845 for Personal Communication Device Connectivity Arrangement, expires on 12/21/2014

Patent applications developed jointly with the Naval Research Labs under a Cooperative Research and Development Agreement (CRADA) include the following:

•	Cosmetic skincare applications employing mineral-derived tubules for controlled release,

•	Radiation absorptive composite and methods of production, and

•	A method for treating agricultural crops using materials associated with tubular carriers.

Issued patents licensed from the Naval Research Laboratories include the following processes and applications:

•	Patent #5049382 for Coating and Compositional Lipid Microstructure Toxin Dispensers, expires on 9/17/2008

•	Patent #5492696 for Controlled Release Microstructures, expires on 2/20/2013

•	Patent #5651976 for Controlled Release of Active Agents Using Inorganic tubules, expires on 7/29/2014

•	Patent #5705191 for Sustained Delivery of Active Compounds from Tubules with Rational Control, expires on 1/6/2015

•	Patent #6013206 for Process for Formulation of High Aspect Ratio Lipid microtubules expires on 1/11/2017, and

•	Patent #6280759 B1 for Method of Controlled Release and Controlled Release Microstructures expires on 8/28/2018.

Patent Assignment modifying License Agreement with Technology Innovations, LLC

During the first quarter of 2007, our corporate parent, Technology Innovations LLC (“TI”) assigned us, without cost, all rights, title, interests in, and improvements to various issued patents and pending applications which TI had previously licensed to us.

License with Naval Research Laboratory

On August 12, 2005, we entered into a non-exclusive license agreement with the United States Department of the Navy, as represented by the Naval Research Laboratory (“NRL”) for non-exclusive rights and a license to patented technologies in the fields of halloysite clay and nanotubules. The license had an original term of six months during which time the parties would actively negotiate a partially exclusive license within specific fields of use. This agreement allows for the extension of the original term for the purpose of completing license negotiations. The license is not transferable or assignable and does not allow sub-licenses. The NRL and the Company are engaged in negotiations in connection with the completion of a partially exclusive license and anticipate the completion of such an agreement in 2007. The current agreement includes a non-refundable license issue fee of $10,000, paid at signing, and annual minimum license fees of $5,000 in each of the calendar years 2006 and 2007, and $10,000 for calendar year 2008 and each year thereafter throughout the period of the license. The annual license fees are not refundable and shall be credited toward payment of royalties earned during the calendar year following such payment.

License Agreement with Ambit Corporation

On December 31, 2005, we entered into a License Agreement with Ambit Corporation (the “Ambit License”) for the rights to a patented technology in the field of electronics shielding. On November 13, 2006, the parties signed an amended and restated license agreement, effective October 1, 2006, modifying the terms of the original agreement. The amended agreement changes the scope of the license from exclusive to non-exclusive and changes the original royalty stream to 20% royalty payments upon the sale of licensed products utilizing the technology or in instances of sublicense agreements. The amended agreement also includes annual reporting progress made on product development and various confidentiality elements. This agreement shall remain in effect until the expiration date of the last to expire related patent that is covered by the agreement, which is projected to be in fiscal 2014. In consideration for the rights granted under the original agreement, the Company paid $100,000 in cash and issued to Ambit 200,000 shares of common stock valued at $1.45 per share in connection with the original agreement. In connection with the November 13, 2006 amendment, the purchase price was modified and the 200,000 shares issued to Ambit were returned to the Company.

Government Regulation and Environmental Laws

Our operations subject us to government regulations relating to air emissions, waste water disposal and solid waste disposal, building codes with respect to the storage of flammable gases and liquids and workplace safety requirements of the Occupational Health and Safety Act.

Our business involves the use of a broad range of chemicals and potentially hazardous materials. We may be required to obtain various permits pursuant to environmental law related to hazardous chemicals and materials, and will likely be required to obtain others as our operations continue to evolve. Any violation of environmental laws or regulations, material change in environmental laws or regulations or their enforcement or failure to properly use, handle, store, release or dispose of hazardous chemicals and materials could result in restrictions on our ability to operate our business and could require us to incur potentially significant costs for personal injuries, property damage and environmental cleanup and remediation. We regularly assess our compliance with environmental laws and regulations and management of environmental matters utilizing a combination of internal staff and external consultants. We believe we are currently substantially in compliance with environmental laws, and we have not incurred any material restrictions in our business operations. It is likely that we will be required to obtain a combination of federal, state and local permits relating to air emissions and waste water disposal. We do not believe the cost of obtaining such permits will be material.

In all of our operations, we are subject to the plant and laboratory safety requirements of various occupational safety and health laws and regulations.

During the fiscal year ending December 31, 2007, we expect to spend approximately $2,250 on compliance, in our laboratory and offices, with federal, state and local environmental laws. If we expand our laboratory to include pilot manufacturing capability, we expect our costs for compliance with environmental laws to increase to approximately $10,000.

Sales of some of our potential products and services internationally may be subject to the policies and approval of the U.S. Department of State, Department of Commerce or Department of Defense. Any international sales may also be subject to U.S. and foreign government regulations and procurement policies, including regulations relating to import-export control, investments, exchange controls and repatriation of earnings.

Description of Property

Our primary business operations are conducted from leased office space located at 15 Schoen Place in Pittsford, New York. The Schoen Place lease calls for annual rent of $44,000 for each of the first two years of the lease term, with annual rent increases of 5% for years three through five and annual increases of 3% for years six through fifteen. The lease agreement provides for our use of the office space through April 30, 2022 (subject to our right to terminate under certain conditions, including landlord re-leasing of the property, after March 1, 2009 with 90 days notice). The landlord is responsible for all real property taxes for the first 38 months of the term; thereafter, the landlord will absorb the first 3% of any increases and half of the remaining 97% will be reimbursed by the Company based on its proportionate share (17%) of the building usage. In addition to being responsible for utilities within our leased space, we have agreed to pay our proportionate share of utility charges for common area within the building.

We currently lease approximately 3,000 square feet of laboratory space in Rochester, New York under a two year agreement that expires on January 31, 2008. This agreement includes a one-year renewal option that allows for the extension of this agreement through January 31, 2009. The annual base rent under this agreement is $46,187, plus a pro rata share of the operating expenses, for each of the first two years and increases to $47,687 for the optional renewal year.

We believe our current office and laboratory facilities will be adequate for our anticipated needs for the next twelve months. We believe that appropriate insurance coverage is in place and effective for these facilities and related business needs.

COMPANY HISTORY

We were originally organized in Idaho on May 6, 1971 as Hall Mountain Silver Mines, Inc. For a period after inception, Hall Mountain was involved in the ownership and operation of certain mining claims, but operations discontinued in 1981 and we were inactive until 1989. In June 1989 we changed our name to Network Videotex Systems, Inc. and in November 1989 we changed our name to Wessex International, Inc. On May 22, 1991, we acquired Ocean Express Lines, Inc., a Florida corporation engaged in the business of operating a scheduled steamship between Miami, Florida and ports in the Western Caribbean and Gulf of Mexico. In connection with this transaction, we changed our name to Ocean Express Lines, Inc. We did not achieve profitability and ceased operating activities in 1992. On February 18, 2000, we relocated our domicile of incorporation from Idaho to Nevada. On June 19, 2003, we changed our corporate name to American Thorium, Inc. On October 10, 2003, in connection with all of the issued and outstanding shares of Cementitious Material Technologies, Inc. (“CMTI”), we changed our corporate name to Cementitious Materials, Inc. It was our intent that following the acquisition of CMTI we would engage in the business of licensing, marketing and promoting new construction materials based on CMTI’s proprietary technology. However, shortly after the acquisition it was determined by the parties involved that it would be in the best interest of all concerned to rescind the acquisition and accordingly, in April 2004, the acquisition of CMTI was rescinded. As a result of the rescission, we ceased conducting business operations and became a shell company.

The Merger

NaturalNano, Inc. was incorporated under the laws of the State of Delaware on December 22, 2004. Pursuant to an Agreement and Plan of Merger, dated September 26, 2005 (the “Merger Agreement”) by and among Cementitious Materials, Inc., Cementitious Acquisitions, Inc., a Nevada corporation and wholly owned subsidiary of the Company (“Merger Sub”), and NaturalNano, Inc., now known as NaturalNano Research, Inc. (“NN Research”), Merger Sub was merged with and into NN Research, with NN Research surviving as a wholly owned subsidiary of the Company (the “Merger”). Immediately following the Merger, Cementitious Materials, Inc. changed its name to “NaturalNano, Inc.” As a result of the Merger, we ceased being a shell company.

Pursuant to the Merger Agreement, we issued 89,838,756 shares of our authorized but previously unissued common stock to the stockholders of NN Research in exchange for all of the issued and outstanding common stock of NN Research. An additional 20,939,200 shares of our authorized but previously unissued common stock were issued in consideration for the conversion of outstanding NN Research convertible debt. The shares issued to the former stockholders and note holders of NN Research represented, in the aggregate, approximately 91.7% of the total issued and outstanding shares of the Company immediately following the Merger. Pursuant to the Merger Agreement, we also issued options and warrants for the purchase of an aggregate of 14,400,000 shares of our common stock to the holders of outstanding NN Research options and warrants, in consideration of the cancellation of such options and warrants. The exchange ratios implemented in the Merger Agreement were negotiated at arm’s length and reflect the parties’ relative valuation of CMTI as a public “shell company” vis-à-vis that of NN Research as an operating entity.

The shares of our common stock issued and outstanding prior to the Merger remained issued and outstanding and represented approximately 8.3% of the total issued and outstanding shares of the Company immediately following the Merger. Of these shares, 4,000,684 (representing approximately 3.33% of the total issued and outstanding shares) were beneficially owned by Edward F. Cowle and 4,688,132 (representing approximately 3.9% of the total issued and outstanding shares) were beneficially owned by H. Deworth Williams. On December 1, 2005, the first day following the effective date of the merger on which our shares traded, the closing price of our common stock, as reported on the OTC Bulletin Board, was $0.45 per share; for more than a year prior to the announcement of the Merger Agreement, there was no significant trading activity in shares of CMTI. Immediately following effectiveness of the Merger, the shares beneficially owned by Mr. Cowle has a market value of approximately $1,800,000 and the shares beneficially owned by Mr. Williams had a market value of approximately $2,110,000.

Background of the Merger

In November 2004, Michael Weiner, who was then the President of NaturalNano, had a meeting with one of the principal stockholders of Cementitious, Deworth Williams. At that meeting, Mr. Weiner described the business of NaturalNano and its interest in becoming a publicly held company. Mr. Williams then contacted the President of Cementitious, Edward Cowle, who was also one of the principal stockholders of Cementitious, and described NaturalNano's technology and its potential for developing the technology for commercial use. Over the next several weeks, Mr. Cowle had a number of meetings and discussion with Mr. Weiner regarding the prospects of NaturalNano and the possibility of Cementitious acquiring NaturalNano. These discussions eventually lead to Cementitious and NaturalNano entering into a letter of intent on February 17, 2005 that set forth the intent of Cementitious to acquire NaturalNano.

Legal counsel for the two companies then began to prepare the necessary agreements and accompanying documents to formalize the understanding between the parties. Also, financial statements through December 31, 2004 for both companies had to be completed and audited. On September 26, 2005, the parties executed the Agreement and Plan of Merger. Cementitious then issued a press release announcing the acquisition and filed with the SEC, on September 30, 2005, a current notice on Form 8-K.

Prior to the commencement of discussions between the parties in November 2004, Cementitious and NaturalNano did not have any pre-existing relationship. During the period May 1, 2005 through September 30, 2005 Edward F. Cowle, the President and a significant stockholder of Cementitious, provided consulting and advisory services to NaturalNano or which Mr. Cowle was paid $8,952 in fees and benefits. For four months following the Merger, continued to provide these services, for which he was paid fees of approximately $1800 per month. To the best of our knowledge, no stockholder of either company held any shares of the other company, nor are we aware of any conflicts of interest involving the stockholders, directors or management of either company.

Material Terms of the Merger Agreement

Upon consummation of the Merger, each share of outstanding NaturalNano common stock was converted into the right to receive 8.9838756 shares of Cementitious common stock. There were 10,000,000 shares of NaturalNano issued and outstanding on the date of the Merger Agreement. Accordingly, following the exchange, holders of NaturalNano capital stock held 89,838,756 shares of our common stock. Upon consummation of the Merger, each holder of an option or warrant to purchase NaturalNano common stock, granted or issued prior to the effective time of the Merger, received from Cementitious Materials an option agreement or warrant, as the case may be, granting to such holder the right to purchase one share of Cementitious Materials common stock for every one share of NaturalNano common stock for which the option or warrant was exercisable. Terms of the new options and warrants were substantially and materially similar to the terms and conditions of the NaturalNano options and warrants prior to such conversion. Upon consummation of the Merger, an aggregate of $4,156,000 face value of outstanding convertible promissory notes issued by NaturalNano to 59 accredited investors were converted into an aggregate of 20,239,200 shares of Cementitious Materials common stock.

At the effective time of the Merger, the members of the NaturalNano Board of Directors holding office immediately prior to the effective time became the members of the Board of Directors of the surviving corporation and all persons holding offices of NaturalNano at the effective time, continued to hold the same offices of the surviving corporation. All of the persons then serving as directors and officers of Cementitious immediately prior to the closing of the Merger resigned from all of their respective positions with Cementitious, effective immediately upon the closing of the Merger.

All costs and expenses in connection with the Merger were paid by the party incurring these costs and expenses, except that NaturalNano paid all legal expenses and costs associated with the preparation and execution of the Merger documents and all transactions, agreements and documents contemplated thereby.

Because the shares issued to NN Research’s stockholders and note holders in the Merger represented a controlling interest in the Company, the transaction was accounted for as a recapitalization, and NN Research was considered the acquirer for accounting purposes.

Technology Innovations, LLC

Technology Innovations, LLC (“TI”) a privately held New York limited liability company, is the owner of 56.8% of our outstanding  common stock as of August 1, 2007. TI was founded in 1999 by Harold Robbins, former patent counsel for Bausch and Lomb, and Michael L. Weiner, a marketing and software executive formerly with Xerox Corporation and Microlytics. Until July 20, 2007, Mr. Weiner served as a member of our Board of Directors. TI is managed by a team of entrepreneurs, investment bankers and patent attorneys engaged in the development of, and investment in, business opportunities based on a foundation of intellectual property. The TI intellectual property portfolio includes issued and pending patents in technology areas from electronics to biotechnology. In addition to its ownership interest in NaturalNano, TI also holds direct or indirect interests in Biomed Solutions, LLC, Biophan Technologies, Inc., OncoVista Inc., Myotech, LLC, Nanocomp, LLC, and Progenitech. James Wemett, a member of our Board of Directors, holds an 11.29% equity interest in TI. Because TI holds a majority of our outstanding  common stock, it has the ability to control us, including electing the entire Board of Directors, amending our charter or bylaws, and causing us to change our business plans and policies, without consultation with, or obtaining the consent of, our minority stockholders.

PLAN OF OPERATIONS
for the period from July 1, 2007 through June 30, 2008

Milestones Anticipated for the Twelve Month Period Ending June 30, 2008

•	Establishment of joint development agreements that will commercialize Pleximer and filled tube application products.
•	Complete customer formulation and optimization trials demonstrating Pleximer’s advantages in multiple application models.
•	Complete manufacturing scale accreditation of multiple Pleximer based products.
•	Achieve and grow revenue through sales of Pleximer product.
•	Continue validation testing in support of advanced property enhancements to broaden our customers’ base within the polymer composite industry.
•	File additional patents to expand our proprietary position on specialty applications and materials.

Research and Development and Capital Expenditures for the Period from July 1, 2007 through June 30, 2008

Our research and development plans for the next twelve months include material characterization, formulation testing and product accreditation for our Pleximer and filled-tube products. These efforts will focus in the areas of:
• Use of halloysite as an additive in composites and polymers.
• Extended release properties.
• Halloysite material characteristics.
• Process development and scale-up of HNT treatment processes.

For the twelve months ending June 30, 2008 we forecast spending $1,997,200 in support of our research and development programs and an additional $1,157,000 for investments in capital assets in the research and development area and approximately $200,000 in licensing fees.

The cash needs for our research and development programs for the twelve months ending June 30, 2008 are summarized below.

Cash Requirements for Research and Development	For the twelve months ending June 30, 2008

Research and development team, including salaries, benefits and travel for staff and full-time consultants	$1,312,300
Professional and technical consultants and advisors	312,800
Laboratory testing, materials, supplies, safety	170,600
Equipment and facility leases	201,500

Research and product development expenses	$1,997,200

Total research and development spending for the twelve month period ending June 30, 2008 reflects significant increases compared to prior periods. Our cash spending for research and development projects, for the twelve months ended December 31, 2006, aggregated $1.2 million, including capital investments of $140,206. The planned increase in all categories of spending reflects management’s commitment to product characterization and investment in our joint development agreements in anticipation of new product introductions. Research and development expenditures for the twelve month period ending June 30, 2008 will be focused on: testing and validation costs associated with customer accreditation and product development for our polymer and nylon based Pleximer products currently underway with our joint development partners. The Company is seeking additional joint development partners in order to expand our current product and industry applications and as these develop; our research efforts will grow in response to these additional product and market opportunities. Product design and attribute validation for each joint development agreement can include: numerous lab, pilot and manufacturing scale tests in support of customer application and significant joint collaborative consulting efforts to refine and introduce process and product enhancements. Each party to these joint development agreements has agreed to pay all expenses associated with the activities of its employees and consultants in support of efforts to commercialize the products identified.

Investments in capital assets in support of our research and development efforts is forecast to aggregate $1,157,000 in the twelve month period ending June 30, 2008. These investments will be evaluated internally before purchase as to the Company’s intention to buy or lease the relevant equipment based on the conditions and financing costs at that time. The investments anticipated in this capex forecast include investments for: (i) clay separation processes, (ii) polymer extruder upgrades, (iii) tube filling characterization and evaluation tools, (iv) laboratory expansion, (v) precipitation testing, and (vi) enhancements and upgrades to various microscopic measuring equipment.

General and Administrative Expenses

The cash requirements for general and administrative efforts for the twelve month period ending June 30, 2008 (including interest) are projected to be approximately $1,800,000. The cash needs projected for our general and administrative expenses for the twelve months ending June 30, 2008 are composed of (i) salaries, benefits and travel of $707,000 (ii) professional services of $431,000 (iii) office rental and facility costs of $59,000 (iv) investor relations and marketing of $127,500, (v) interest of $198,000 and (vi) all other costs of $241,000. Actual cash spending for general and administrative expenses incurred during the twelve months ended December 31, 2006 was $2.0 million. The planned reduction reflects reduced spending on marketing and public relations costs compared to actual spending incurred in the first half of 2006.

Employees

As of June 30, 2007 we employed a total of nine full time employees. During the twelve months ending June 30, 2008, we anticipate adding an additional seven full-time positions, primarily technicians, scientists and engineers to our research and product development team, as demand for our products develop and as our operating cash position allows. The cost of these incremental positions included in our forecast for the forthcoming twelve month period is $532,000, representing salaries and benefits.

Financing Activities

During the first quarter of 2007, the Company completed a private placement of $3,347,500 in the form of 8% Senior Secured Convertible Notes which, net of $117,500 cash fees paid at closing, provided working capital proceeds of $3,132,500. Management believes this funding will enable the Company to continue as a viable business through the end of 2007. We plan to fund our operations and research programs during 2007 with these proceeds.

The Company will need additional funding to execute the 2008 business plan. In light of this, management intends to seek additional sources of cash to be in place and available by the beginning of 2008. Our 2008 business plan anticipates the receipt of net proceeds from a future undefined funding source in the amount of $5 million. We have no commitment for this future capital need and cannot be assured that additional capital will be available on terms acceptable to us, or at all. If we fail to secure additional capital, we will be forced to curtail our operations and the Company may fail.

Cash Requirements and Liquidity

Our cash balance as of June 30, 2007 and projected cash outflows for the twelve-month period through June 30, 2008 are presented below.

Cash on hand at June 30, 2007		$1,760,200
Projected cash requirements for the twelve-month period ending June 30, 2008 :
Research and product development expenses	(1,997,200)
Capital expenditures for research and development	(1,157,000)
Collaborative research & licensing agreements	(200,000)
General and administrative expenses including: administrative salaries and benefits, office, rent, legal expenses, accounting, investor relations and marketing	(1,565,500)
Interest on convertible debt	(198,000)
Total estimated cash needs for the twelve month period ending June 30, 2008		(5,117,700)
Projected gross margin on forecast product sales of $2.1 million		1,200,000
Anticipated financing required by 1/1/08		5,000,000
Estimated cash balance on June 30, 2008		$2,842,500

The cash on hand as of June 30, 2007 is projected to be adequate to fund our current operations through December 31, 2007. Our average monthly cash usage has averaged $252,000 per month for the first six months of 2007.

The Company estimates that it will need to raise additional capital of approximately $5 million by the beginning of 2008 to accomplish its business objectives and will actively evaluate all funding options including additional offerings of its securities to private and institutional investors and other credit facilities as they become available. We have no commitment for such future capital and cannot be assured that additional capital will be available on terms acceptable to us, or at all. If we fail to secure additional capital, we will be forced to curtail our operations and the Company may fail.

Our current forecasts indicate that the Company will generate positive cashflow from operations in the fourth quarter of 2008 as a result of anticipated sales forecasts for our Pleximer and filled tubes products. Based on these forecasts, the Company expects to have adequate cashflow from operations to fund the full repayment of the 8% Senior Secured Convertible Notes when they become due and payable on March 7, 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS

General

We are a development stage company and expect to remain so for at least the next twelve months. Our primary mission is to develop and exploit technologies in the area of materials science, with a special emphasis on additives to polymers and other industrial and consumer products, taking advantage of technological advances we have developed in house and licensed from third parties. These technologies include a specific focus on nanoscale materials using modifications to tubular and spherical materials found in clay. Our strategy is to develop patentable processes and technologies related to these nanoscale materials and to develop products in the polymers, plastics and composites, cosmetics, household products and agri-chemical industries. Our near-term goal is to commercialize our core technology and application processes utilizing halloysite nanotubes.

We do not expect to generate significant revenues in 2007 during which time we will engage in significant research, development and commercialization efforts. We project total spending of approximately $3 million (including capital investments of $256,300 and $100,000 in licensing fees) in 2007.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. Our actual results may differ from these estimates.

We believe, that of the significant accounting policies described in the notes to our consolidated financial statements, the following policies involve a greater degree of judgment and complexity and accordingly; these policies are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Revenue Recognition

We have earned only nominal operating revenue since our inception (December 22, 2004). This revenue was generated from the delivery of sample products specifically formulated for a customer application in the consumer products industry in connection with our product development evaluations, and as such is considered operating revenue for financial reporting purposes. The Company earns and recognizes such revenue when the shipment of the sample products has occurred and when no further performance obligation exists.

Liquidity and Capital Resources

Overview

As of December 31, 2006 the Company had a cash balance of $139,638 and negative working capital of $940,605, which reflects $600,000 of advances made under the 2006 Line of Credit Agreement with Technology Innovations, LLC, our principal shareholder. As shown in the accompanying financial statements, the Company has incurred losses from operations and negative cash flows from operations. Since inception on December 22, 2004, the Company’s growth has been funded through a combination of convertible debt from private investors and cash advances from Technology Innovations, LLC.

Management has taken actions to ensure that the Company will continue as a going-concern through December 31, 2007, including the completion of a private placement of $3,347,500 of 8% Senior Secured Convertible Notes on March 7, 2007 which, net of fees of $215,000, provided working capital proceeds of $3,132,500 in the first quarter of 2007. Management believes this funding vehicle will enable the company to continue as a viable business through the end of 2007. During 2007, we plan to fund our research and development and commercialization activities by utilizing the proceeds of this private placement funding.

The Company will continually evaluate funding options including additional offerings of its securities to private and institutional investors and other credit facilities as they become available. There can be no assurance as to the availability or terms upon which such financing alternatives might be available.

Line of Credit Agreements with TI

As further described in Note 3 “Agreements with Technology Innovations, LLC” to the Company’s consolidated financial statements for the year ended December 31, 2006, our parent and majority shareholder Technology Innovations, LLC provided us with a $1 million line of credit (the “2006 line of credit”). One of our Board of Directors, James Wemett, is an 11.29% owner of TI. Under the 2006 line of credit agreement, the Company initiated and received advances of $600,000 during the year ended December 31, 2006 and an additional $300,000 through February 14, 2007. Amounts borrowed under the line bear interest at the rate of 8% per annum. Although we did not formally apply for a credit facility from any institutonal lenders or other third parties, our management and members of our Board of Directors informally inquired of such independent lenders and concluded that, given our financial condition and early stage of development, we would not be likely to obtain financing from them. Thereafter, the 2006 TI line of credit was established on terms we believe to be competitive with comparable transactions involving unaffiliated parties and was approved by the disinterested members of our Board of Directors.

On March 7, 2007 in connection with the Loan and Security Agreement (the ”Loan and Security Agreement”) with Platinum Partners Long Term Growth IV, Longview Specialty Financing, Inc. and Platinum Advisors LLC., TI agreed as long as any notes were outstanding under this Agreement, that TI would not demand repayment on the 2006 line of credit, except as specifically permitted under the Loan and Security Agreement.

Sale of Atlas Mining Warrants - August 9, 2006

On August 9, 2006, we entered into a Warrant Purchase Agreement with a third party to sell the Atlas Mining warrant for $562,500, less fees of $56,250. We received net cash proceeds of $506,250 from this Warrant Purchase Agreement upon the transfer of the warrant on August 22, 2006.

March 7, 2007 8% Senior Secured Convertible Notes and Warrants

On March 7, 2007, we entered into a Loan and Security Agreement (the “Purchase Agreement”) with Platinum Partners Long Term Growth IV (“Platinum”), Longview Special Financing, Inc. (“Longview”) and Platinum Advisors LLC (the “Agent”), for its own account and as agent for Platinum and Longview.

Pursuant to the Purchase Agreement, we issued $3,250,000 face amount of 8% Senior Secured Promissory Notes (the “Notes”) to Platinum and Longview, and a separate note with a face value of $97,500 (identical in form to the notes issued to Platinum and Longview) to Platinum Advisors LLC as the Agent. The holders of the Notes may elect to convert the Notes at any time into shares of our common stock at the rate of $0.22 per share (the “Conversion Price”). Pursuant to the Purchase Agreement, the Conversion Price was to be determined at 80% of the trailing volume weighted average price per share of our common stock for the 20 days prior to the closing date, with a floor of $0.22 per share. Because 80% of the 20-day pre-closing VWAP was less than the $0.22 floor, the Conversion price was set at $0.22 on the closing date. The Notes contain anti-dilution protection that, if we issue equity or equity-linked securities (with certain specified exceptions including option grants made in accordance with our existing benefit plans) at a price per common share below the Conversion Price, will  automatically adjust the Conversion Price to the price at which we issue such equity or equity-linked securities. Interest on the outstanding principal amount under the Notes is payable quarterly at a rate of 8% per annum, payable at our option in cash or in shares of our common stock. If we elect to make an interest payment in common stock, the number of shares issuable will be determined at a rate equal to 85% of the 20-day trailing volume weighted average price per share of our common stock. Principal on the Notes is due and payable on March 7, 2009. If the closing price of our common stock on the principal market or exchange on which our stock is traded (currently the Over-the-Counter Bulletin Board) is at least $1.00 for twenty consecutive trading days, we can compel conversion of the Notes at the Conversion Price.

Our obligations under the Notes are secured by first priority security interests in substantially all of our assets and substantially all of the assets of our wholly-owned subsidiary, NaturalNano Research, Inc. (“NN Research”). In connection with the grant of these security interests, on March 7, 2007, we entered into a Pledge Agreement (the “Pledge Agreement”) with the Agent and the other investors, pursuant to which we granted to the investors and the Agent a security interest in all of the outstanding shares of the common stock of NN Research. In connection with the grant of these security interests, on March 7, 2007, NN Research entered into the Patent Security Agreement (the “Patent Security Agreement”) with the Agent and the other investors, pursuant to which NN Research granted to the investors and the Agent a security interest in all of NN Research’s patent interests.

As further consideration, on March 7, 2007 we issued to Platinum and Longview two series of warrants (the "Warrants"), for the purchase at any time on or before March 7, 2011, of an aggregate of 22,159,092 shares of our common stock. The first series of warrants (the “Series A Warrants”) covers the purchase of an aggregate of 11,079,546 shares of our common stock at an exercise price of $0.22 per share. The second series of warrants (the “Series B Warrants”) covers the purchase of an additional aggregate of 11,079,546 shares of our common stock at an exercise price of $0.33 per share. If the closing price of our common stock on the principal market or exchange on which our stock is traded (currently the Over-the-Counter Bulletin Board) is at least $0.75 for twenty consecutive trading days, we can compel exercise of the Series A Warrants. Each series of Warrants contains anti-dilution protection that will automatically adjust the exercise price of such series of Warrants should we issue equity or equity-linked securities (with certain specified exceptions including option grants made in accordance with our existing benefit plans) at a price per common share below the exercise price of such series to the price at which we issue such equity or equity-linked securities.

The fair value of the warrants granted to Platinum and Longview was determined using the Black-Scholes model and was measured on March 7, 2007 at $3,767,046. The Black-Scholes valuation model assumptions included the following: (i) an expected volatility assumption of 112% has been based on the volatility of the Company’s stock price utilizing a look-back basis, (ii) the risk-free interest rate of 4.5% has been derived from the U.S. treasury yield, (iii) the market price of the Company’s common stock on March 7, 2007 was $0.23 per share, (iv) the expiration date used in the valuation model aligns with the warrant life of four years, and (v) the dividend yield was assumed to be zero.

On March 7, 2007, as consideration for due diligence services in connection with the Purchase Agreement, we paid to the Agent a cash fee of $97,500 and issued to that firm (i) a Note (identical in form to the Notes issued to the other investors) in the principal amount of $97,500, (ii) Series A warrants for the purchase of 332,387 shares of our common stock at $0.22 per share, (iii) Series B Warrants for the purchase of a total of 1,473,581 shares of our common stock at $0.33 per share, and (iv) a warrant (the “Series C Warrant”) for the purchase at any time on or before March 7, 2011 of 1,141,194 shares of our common stock at an exercise price of $0.22 per share. The fair market value of the warrants granted in connection with the due diligence services has been determined utilizing the Black-Scholes model as of the date of the Purchase Agreement. The assumptions used in this valuation are the same as the assumptions, listed above, used in the valuation of the Platinum and Longview warrants. A charge to Additional Paid-in Capital in the amount of $501,018 reflects the fair market value of the warrants granted to the Agent in connection with these due diligence services. Total compenstation paid to Platinum Advisors LLC as Agent was $696,018 comprised of:  $97,500 in cash, a Note in the amount of $97,500 and warrants with a fair market value of $501,018 on the date of issuance. Total deferred financing costs incurred in connection with this transaction were $759,118. These costs are being amortized on a straight line basis over the twenty-four month term of the notes and resulted in amortization expense of $25,304 in the first quarter of 2007. If the Warrants are exercised in full, we will be obligated to pay to Platinum Advisors an additional due diligence fee of $365,625.

On March 7, 2007, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Agent and the other investors, pursuant to which we agreed to register for resale under the Securities Act all of the common stock issuable upon the exercise of the Warrants, in payment of interest on, or upon conversion of, the Notes, or, at the option of the investors, in satisfaction of certain liquidated damages provisions in the Registration Rights Agreement. The Registration Rights Agreement provided for liquidated damages calculated at the daily rate of 0.0333% of the outstanding principal amounts of the Notes, with a maximum of $803,400. As of the date of this prospectus, the Company had not incurred any liquidated damages under the Registration Rights Agreement. No shares issuable in payment of liquidated damages have been included in the registration statement to which this prospectus relates.

In connection with the Purchase Agreement, NN Research entered into Patent Assignment Agreements (the “Patent Assignments”) with Technology Innovations, LLC (“TI”), our principal stockholder, on March 2 and 5, 2007, pursuant to which TI assigned to NN Research all of its rights, title and interest in certain issued patents and pending patent applications, with respect to which TI had previously granted NN Research licenses. This assignment relinquishes TI’s rights under the license agreement and results in the Company’s receipt of the marketable title to the patents, free and clear of any liens or encumbrances and eliminates future license fees and royalty payments as defined in the license.

TI also agreed, in a letter to the Agent and the other investors dated March 7, 2007 (the “Lock-Up Letter”), that for a period of two years from the date of the Lock-Up Letter it will not (except as permitted under the Lock-Up Letter in certain limited circumstances) sell, transfer or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock. TI further agreed, in a letter to the Agent and the other investors dated March 7, 2007 (the “Standstill Letter”), that it would not demand repayment by us or NN Research of any obligations for money borrowed as long as any Notes are outstanding, except that any proceeds resulting from exercise of  the Warrants would be available for repayment of such amounts (subject to certain specified limitations). No portion of the proceeds from the issuance of the Notes was used to repay debt to TI.

July 9, 2006 Stock Purchase Agreement with SBI

On July 9, 2006 we entered into a Stock Purchase Agreement with SBI Brightline XIII, LLC (“SBI”), pursuant to which SBI agreed to purchase up to 15,321,154 shares of our common stock for an aggregate purchase price of $15,500,000, in eighteen tranches at increasing purchase prices ranging from $0.75 to $1.30 per share (with a weighted average price of $1.01 per share). Except for the requirement that the tranches be sold in order and that resale of the shares be covered by an effective registration statement under the Securities Act of 1933, there is no limitation on when we can require SBI to purchase the shares. We are not obligated to sell any shares to SBI unless and until we choose to do so. On July 11, 2006, we filed a registration statement on Form SB-2 covering the shares issuable to SBI under the Stock Purchase Agreement. The registration statement had not been declared effective by the Securities and Exchange Commission when, on March 1, 2007, we withdrew the registration statement due to our management’s concern as to the viability of the financing arrangement and our belief that the pendency of the registration statement would impede our efforts to obtain alternative financing. No securities have been sold to SBI under the Stock Purchase Agreement.

Stock-based compensation

On January 1, 2006, the Company adopted the stock option expensing rules of Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment,” using the fair value recognition provisions of FAS No. 123, “Accounting for Stock-Based Compensation” for stock options already granted. The Company utilized the modified prospective approach of adoption under SFAS No. 123(R). Results for prior periods have not been restated. The Company previously accounted for its employee stock option plan under Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, no stock-based employee compensation cost was reflected in the statement of operations in reporting periods prior to the first quarter of 2006, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. For the year ended December 31, 2006, the Company recorded stock-based compensation costs of $2,970,959 in accordance with SFAS No. 123(R).

As of December 31, 2006, unvested compensation cost for stock options previously issued to employees was approximately $853,000 and will be recognized in future years through 2009. The unvested cost of stock options previously issued to consultants was approximately $181,000 as of December 31, 2006 and will be revalued quarterly and charged to operations as the vesting occurs, during the periods through 2008, which is when the required performance by the consultants is complete.

Research and Development Expenses and Capital Expenditures

Research and development expenditures consist primarily of:

•	Salaries and related benefit costs for our research and development employees,
•	Collaborative consulting fees and reimbursements of costs for product and manufacturing evaluations and testing,
•	Legal fees to file, renew and expand our intellectual property portfolio,
•	Investments in the expansion of our laboratory and testing facilities, including investments in capital and specialized leased assets, and
•	Licensing fees for access to technologies developed by others.

Our research and development plans for the next twelve months include material characterization and formulation testing in the areas of:

•	Use of halloysite as an additive in composites and polymers,
•	Halloysite characterization, purification and separation, and
•	Extended release properties of HNTs in polymers, health and beauty, and household product applications.

We anticipate our spending in support of research, product development and intellectual property will continue as our characterization testing expands to commercial formulations which, we believe, will result in our product sales in the fourth quarter of 2007. For the year ended December 31, 2006 and 2005, we incurred costs of $2,034,426 and $660,284, respectively, in our research and development programs. Capital expenditures relating to research and development efforts aggregated $140,206 during year ended December 31, 2006.

During 2007, we anticipate investments of $362,400 and $256,300, respectively, for collaborative research and licensing agreements and capital investments, for our research and development programs. Research and development expenses for this twelve month period will include: testing and validation costs associated with product design and attribute validation, manufacturing scale experiments and research support, lab materials, and employee costs. We project total research and development spending of approximately $1,878,300 (including capital investments of $256,300 and $100,000 in licensing investments) in 2007.

Contractual Obligations

The following table lists our cash contractual obligations as of  March 31, 2007:

For the period ending December 31:	Capital Equipment	Equipment	Office and lab space	License	Total
2007	$59,863	$22,405	$33,000	$5,000	$120,268
2008	90,828	11,013	44,000	10,000	155,841
2009	30,965	1,550	45,833	0	78,348
2010	0	0	48,125	0	48,125
2011	0	0	49,723	0	49,723
Thereafter	0	0	598,308	0	598,308
Total contractual cash obligations	$181,656	$34,968	$818,989	$15,000	$1,050,613

  The leased office and laboratory space are subject to certain escalations for our proportionate share of increases in the building's operating costs.

Investment in Capital Expenditures

We expect our capital requirements will increase progressively over the next several years as we commence new research and development efforts and increase our business and administrative structure. Our future liquidity and capital funding requirements will depend on numerous factors, including, but not limited to, the levels and costs of our research and development initiatives, the nature of our strategic partners infrastructure and the cost and timing of the growth in our business development and staffing.

Accounting for Income Taxes

We are a development stage company with an accumulated deficit of $12,813,415 through March 31, 2007. As a result, our accounting for income taxes is not significant to our results of operations. We will utilize net operating loss carryforwards as an offset to future taxable net income until the tax effect of this accumulated deficit is exhausted.

We have recorded a cumulative valuation allowance against our deferred tax assets of $4,740,446 at March 31, 2007. This valuation allowance relates to net operating loss carryforwards on deferred tax assets where the utilization of the tax benefits are not assured.

Comparison of Statement of Operations for the years ended December 31, 2006 and 2005

Revenues

Revenues of $15,000 and $500 were generated in 2006 and 2005, respectively, from the delivery of specifically formulated sample products, requested by consumer product manufacturers, in connection with early product development evaluations. These operating revenues may not be recurring in nature, as they reflect delivery of processed halloysite based on defined attributes for customer evaluation purposes.

Operating Expenses

Total research and development expenses for the year ended December 31, 2006 were $2,034,426, which reflects an increase of $1.4 million over total research and development expenses of $660,284 in the comparable period in 2005. The most significant component of this increase is the non-cash expense of $1,038,631 in incentive compensation expenses recognized in 2006 compared to non-cash stock option expenses of $77,280 for 2005. As of December 31, 2006 and 2005 the Company had employed 4 and 3 full time employees, respectively, in our technical research team. As a result, our 2006 investment in research salary and benefits increased by $181,400 over 2005. This increase reflects additional employees as well as certain increases in compensation for our existing staff. Additional spending in 2006 of $161,000 for professional fees reflects our use of consultants in the fields of material science, chemistry and engineering specialists in our evaluation of halloysite characteristics. The Company incurred approximately $70,400 in incremental costs in 2006 for facility and laboratory supplies, compared to 2005, reflecting the establishment of our Rochester, N.Y. research facility in January 2006.

Total general and administrative expenses for the year ended December 31, 2006 were $4,078,776, which reflects an increase of $2.1 million over general and administrative expenses of $2,017,291 in the comparable period in 2005. The most significant component of this increase is the non-cash expense of $1,932,328 in incentive compensation expense reflecting the vesting of stock options in 2006 compared to non-cash stock option expenses of $192,802 for 2005. During 2006 and 2005, respectively the Company incurred expenses in support of investor relations and marketing of $507,000 and $428,000 respectively. These expenses included $34,320 paid to Investrend Research, in December 2005, as an enrollment fee for the Investrend Benchmark Research Program, Sector Coverage Reports, and a web cast of the Company’s business. The resultant Investrend reports were developed solely by Investrend analysts from previously filed public documents and were the exclusive work product and sole responsibility of Investrend. This service agreement expired on December 8, 2006 and has not been renewed by the Company. The Company has not paid for any other analyst coverage in 2005 or 2006. Other investor relations and marketing costs in 2006 and 2005 included costs associated with fees for marketing consultants, travel and trade shows, conferences and direct mailings in support of communications regarding our business and strategic plans following the Merger on November 29, 2005.

Other Income (Expense)

Interest income (net) for the year ended December 31, 2006 was $5,821, which reflects a decrease of $8,314 compared to $14,135 in the comparable period in 2005. For the year ended December 31, 2006, the Company realized a reduction in net interest income earned reflecting the lower average cash balance available for interest income and the accrued interest expense incurred on advances made under the 2006 TI line of credit beginning in the third quarter of 2006. During 2006, the Company realized $22,566 in interest income on money market accounts and accrued $16,745 in interest expense on the 2006 TI line of credit. During 2005, the Company realized $26,028 in earnings on money market accounts and paid $11,893 in interest expense on the 2004 TI line of credit.

On January 28, 2005, NaturalNano was granted a two-year warrant for the right to acquire 750,000 shares of Atlas Mining common stock at $.40 per share. The Company accounted for this warrant as a free-standing derivative and recorded an asset and recognized other income of $180,000 upon receipt. On August 9, 2006, the Company entered into a Warrant Purchase Agreement with a third party to sell the Atlas Mining warrant for $562,500 less fees of $56,250. The Company received the net cash proceeds of $506,250 as a result of this agreement on August 22, 2006. Prior to the sale of the warrant in 2006, the Company accounted for this warrant as a free-standing derivative and had recorded the warrant at the lower of the discounted Black-Scholes market value or estimated realizable value. The estimated realizable value was determined by calculating net cash proceeds based on the market of the common stock adjusted by a 22% discount. This discount reflects the Company's belief that the market price would not be realized in full since the underlying common stock had not been registered for resale.

Financing fees for the year ended December 31, 2006 were $3,006,786, which reflects an increase of $2.7 million compared to $273,442 in the comparable period in 2005. These non-cash expenses reflect the fair market value of warrants granted during each of the years ended December 31, 2006 and 2005 at amounts valued utilizing the Black-Scholes model, as further described below.

On July 9, 2006, the Company issued a warrant to purchase 4,770,000 shares of common stock at exercise prices ranging from $0.75 to $1.30 per share (with a weighted average exercise price of $1.01 per share) to SBI Brightline XIII, LLC. This warrant was fully vested on the date of grant and may not be exercised if and to the extent that, immediately following such exercise the holder thereof would beneficially own 5% or more of the Company's common stock. The warrant may be exercised in cash or by cashless exercise in lieu of cash. The warrant expires on March 30, 2009 and has been valued using the Black-Scholes model as of  the date of grant and resulted in a third quarter 2006 charge of $3,006,786. None of these warrants had been exercised as of March 31, 2007. Neither these warrants nor the common stock issuable upon exercise of the warrants, have been registered under the Securities Act of 1933.

33

During the first quarter of 2005, the Company received $225,000 in financial consulting services from SBI USA, LLC for which payment was satisfied through the issuance of 4,500,000 common stock warrants. These warrants had an exercise price of $0.115 per share, were fully vested as of the March 31, 2005 issuance date and had an original expiration date of March 31, 2006. On December 19, 2005, the Board of Directors extended the expiration date of this instrument to March 31, 2007. As a result, the Company recorded $48,442 as an incremental cost for these services reflecting the estimated fair market value associated with the term extension, as calculated using the Black-Scholes valuation method. The consulting expenses relating to these warrants were provided during the first quarter of 2005. These warrants expired unexercised on March 31, 2007.

Comparison of Statement of Cash flows for the years ended December 31, 2006 and 2005

Operating activities

Total cash used in operating activities for the year ended December 31, 2006 was $2,740,292, which reflects an increase of $500,000 over the total cash used in operations of $2,225,051 in 2005. The increase in the net loss realized in 2006 over 2005 of approximately $6,000,000, adjusted for non-cash expenses relating to grants of options (an increase of approximately $2,700,000) and warrants (an increase of approximately $2,800,000) accounted for the majority of the 2006 increase in cash used in operations.

Non-cash items consisted of depreciation and amortization on capitalized assets and license agreements, the fair market value of warrants granted for services received, and the vesting of stock option grants in accordance with SFAS 123 (R).

The Atlas Mining warrants, received by the Company in January 2005, were recorded as a free standing derivative and as such, unrealized non-cash gains were marked-to market and included in the operating results during 2006 and 2005.

The net change in operating assets and liabilities since 2005 reflects the prepayment of the halloysite clay in 2005 and the decrease in accounts payable and accrued liabilities in 2006.

The increase in cash used in operating activities of approximately $500,000 reflects increased investments in staffing of approximately $300,000 in our laboratory and administrative positions during 2006. Our expenses in 2005 focused on broad applications of halloysite attributes and market opportunities as well as our corporate structure. During 2006, the Company began its research focus and related evaluations in the area of polymers and composites markets. This shift continues to be the primary focus for product development. Also during January 2006, the Company established its Rochester based laboratory. In 2006, other professional fees reflected increased costs of approximately $200,000 for certain non-recurring legal and audit services.

Investing activities

Net cash provided from investing activities in 2006 was $350,726, which resulted primarily from the net cash proceeds of $506,250, received in August 2006, upon the sale of the Atlas Mining warrants. Cash used for capital expenditures during 2006 reflect investments in our laboratory of $140,206 and in office furniture and equipment of $15,318. The Company made capital investments of $39,500 for furniture and computer equipment during 2005.

Financing activities

Net cash provided from financing activities for the year ended December 31, 2006 was $810,839, which reflects a decrease of approximately $3,300,000 compared to the total cash provided from financing activities of $4,082,916 in 2005. During 2006, the Company entered into a line of credit with TI and initiated advances in accordance with this agreement aggregating $600,000. During 2006, the Company received net cash inflows, from affiliated entities for shared services agreements, of $169,539. During 2005 the Company had net disbursements of $73,084 in connection with affiliate service agreements. During 2006, several participants in the Company’s Incentive Stock Plan exercised their options and provided $41,300 in cash inflows.

During 2005, the Company received $4,156,000 in cash in connection with the issuance of convertible bridge notes to 59 private investors. These bridge notes were converted into 20,939,200 shares of our common stock as a result of the November 29, 2005 merger with Cementitious Materials, Inc. The bridge notes included a provision for interest to begin accruing at the rate of 8% per annum six months after the date of issuance, but no interest was accrued or paid because the bridge notes were converted prior to such date. The bridge notes converted at the rate of $0.20 per share. The closing market price of our common stock on November 29, 2005, the date of conversion, was $0.625 per share.

Comparison of Statement of Operations for the quarterly periods ended March 31, 2007 and 2006

Operating Expenses

Total research and development expenses for the quarter ended March 31, 2007 were $586,019, which reflects a decrease of $0.1 million in total research and development expenses of $724,378 in the comparable period in 2006. After giving effect for the non-cash expenses relating stock options, the year-over-year research and development expenses reflect an increase of $80,089 in spending. Our researchers have made incremental investments in headcount and in laboratory equipment and supplies as our product attribute testing and validation efforts continue in our development of Pleximer related products. As of March 31, 2007 we employed 5 individuals on our research and development team.

Total general and administrative expenses for the quarter ended March 31, 2007 were $532,513, which reflects a decrease of $0.7 million in general and administrative expenses of $1,253,556 in the comparable period in 2006. After giving effect for the non-cash expenses relating stock options, the year-over-year general and administrative expenses reflect a decrease of $318,930. The most significant component of this decrease since 2006 resulted from a reduction in spending in the areas of: marketing, communication, conferences and seminars in the first quarter of 2007. The reduction in general and administrative expenses reflects the Company's emphasis on product development and technical knowledge development and its intention to spend incrementally more in its research programs and less in the area of general and administration costs.

Other Income (expense)

Interest expense (net) for the quarter ended March 31, 2007 was a net expense of $158,248,which reflects interest income earned on money market accounts of $8,621 offset by accrued interest and amortization of debt discount and deferred debt issuance costs of $166,869. The components of the 2007 first quarter interest expense includes accrued interest expense on the TI line of credit of $16,592, accrued interest on the 8% Senior secured convertible notes of $17,853, amortization of debt discount of $107,120 and amortization of deferred debt issue costs of $25,304. For the quarter ended March 31, 2006 the Company had interest income of $12,874, reflecting income earned on money market accounts.

On January 28, 2005, NaturalNano was granted a two-year warrant for the right to acquire 750,000 shares of Atlas Mining common stock at $.40 per share. The Company accounted for this warrant as a free-standing derivative and as such recorded the warrant at its fair market value on quarterly basis which resulted in a non-cash unrealized gain, in the first quarter of 2006, of $331,800. This warrant was sold in the third quarter of 2006, so there is no corresponding amount in the first quarter of 2007.

Comparison of Statement of Cash flows for the quarters ended March 31, 2007 and 2006

Operating activities

Total cash used in operating activities for the first quarter of 2007 was $661,935, which reflects a decrease of $0.1 million compared to the total cash used in operations of $802,451 in 2006. As indicated above, this decrease reflects reduced spending in the areas of marketing, communication, conferences and seminars in the first quarter of 2007 offset by increased investment in our research laboratory and staff. Non-cash expenses for amortization of debt discount and deferred financing costs were incurred in the first quarter of 2007 in connection with the 8% senior secured convertible debt, as described in Note 2 to the first quarter 2007 financial statements.

Investing activities

Net cash used in investing activities in the first quarter of 2007 was $9,241, which reflects cash used for capital expenditures in our laboratory. Also during the first quarter of 2007, the Company issued 160,000 shares of common stock in payment for leasehold improvements in connection with our office relocation. The Company made capital investments of $30,379 in the first quarter of 2006, of which $20,393 was for research and development and $9,986 was for general and administrative efforts.

Financing activities

Net cash provided from financing activities in the first quarter of 2007 was $3,314,584, which reflects the net proceeds received from the investors in connection with the 8% senior secured convertible notes on March 7, 2007. During the first quarter of 2007, the Company also initiated advances in accordance with the TI line of credit agreement and thereby providing cash for use in operations of $300,000. During the first quarter of 2007 and 2006, the Company made net cash payments to affiliated entities for shared services agreements, of $74,817 and $28,788, respectively. During the first quarter of 2006, several participants in the Company’s Incentive Stock Plan exercised their option agreements and provided $20,000 in cash inflows.

Capital resources

We anticipate our capital spending in support of research, product development and intellectual property will continue as our characterization testing expands to commercialization formulations which, we believe, will result in product sales in the fourth quarter of 2007. Total capital expenditures for the quarters ended March 31, 2007 and 2006 totaled $66,841 and $30,379, respectively.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings and there are no material legal proceedings pending with respect to our property. We are not aware of any legal proceedings contemplated by any governmental authorities involving either us or our property. None of our directors, officers or affiliates is an adverse party in any legal proceedings involving us or our subsidiaries, or has an interest in any proceeding which is adverse to us or our subsidiaries.

MANAGEMENT AND DIRECTORS

Our directors and executive officers are:

Name	Age	Position	Date of First Election to the Board *
Gary W. Beall	56	Director	6/7/07
John F. Lanzafame	40	Director	12/22/04
Sharell Mikesell	63	Director	4/21/06
Klaus E.T. Siebert	60	Director	7/23/07
James Wemett	59	Director	7/23/07
Cathy A. Fleischer	46	President, Chief Technology Officer, and Director	11/2/06
Kathleen A. Browne	52	Chief Financial Officer, Treasurer and Secretary	n/a

*All Board members are elected to serve until the Company's next annual meeting of stockholders.

Gary W. Beall, Ph.D. is currently a Professor of Chemistry at Texas State University at San Marcos and Director of The Center for Nanophase Research. Dr. Beall has more than 20 years experience in research, development, processing, and commercialization of products utilizing advanced nanomaterials.  After receiving his BS in Chemistry from Tarleton State University in 1972 and his PhD in Physical Chemistry from Baylor University in 1975, he worked at Oak Ridge National Laboratory, Radian Corp., Weston, Inc., United Catalysts, Inc., founded Technical Minerals, Inc., and Amcol Intl. inc. before co-founding and becoming Vice President of Nanocor, Inc. in 1995. He moved to academia in 1999 at Missouri Baptist College before accepting his current post at Texas State University in 2001. In 2000, Dr. Beall contributed to and co-edited the first book on polymer/nanoclay composites, which is now in its third printing.  Dr. Beall is on the editorial board of the Journal of Applied Clay Science, Nanoexpress, and Nanotech Briefs.  He has published more than 90 papers and holds 42 U.S. patents with three pending, of which 27 deal with nanotechnology. He is a member of the American Chemical Society. Dr. Beall was elected to the Company's Board of Directors in June 2007.

John Lanzafame has served as Chief Operating Officer of Biophan Technologies, Inc. since April 2006 and currently leads operations and business development for Biophan. Mr. Lanzafame joined Biophan in September 2004. Until early 2004, Mr. Lanzafame was employed by STS Biopolymers, Inc., a privately held medical device company that marketed high performance polymer-based coatings for the medical device industry, including drug eluting surfaces for devices such as coronary stents and indwelling catheters.  Mr. Lanzafame held a variety of positions with STS Biopolymers, including positions in research, product development, and sales and marketing, ultimately leading to his assuming the position of President of STS Biopolymers beginning in 2003.  In 2004, Mr. Lanzafame left STS Biopolymers following sale of the company to Angiotech Pharmaceuticals. Mr. Lanzafame has fifteen years experience in the medical device industry, with a background that includes a bachelor’s degree in chemical engineering and a master’s degree in industrial engineering. Mr. Lanzafame has been a Director of the Company since its inception in 2004.

Sharell L. Mikesell, Ph.D. was elected to the Company’s Board of Directors in April 2006. Dr. Mikesell has served as Co-Chair of the Center for Multifunctional Polymer Nanomaterials & Devices, Ohio’s first state funded multi-university center for nanotechnology, since July 2005. In March 2001, he became the first Executive Director of the Ohio Polymer Strategy Council and continues to serve in that role. Dr. Mikesell has 30 years of corporate leadership experience in global research & development and business operations. His background includes experience with polymer and material technologies in diverse positions with major companies including General Electric, Owens-Corning, and Advanced Elastomer Systems, L.P., an Exxon-Mobil subsidiary. Dr. Mikesell’s responsibilities included the global technical leadership for product, process, and applications development as well as applied research and technical support to manufacturing and customers worldwide. Dr. Mikesell has served on several corporate boards and advisory councils including: Corporate representative to the Industrial Research Institute; Advancement Council for the College of Polymer Science and Engineering at the University of Akron; Research Advisory Council of NorTech; Advisory Board of the Ohio Business Development Coalition; Scientific Advisory Board of UTEK Corporation; Board of Asahi Fiberglass in Japan, as an advisor to the Center of Photochemistry at Bowling Green State University; Advisor to the Chemical Engineering Department at the University of West Virginia; Board of Trustees for the Ohio Polymer Enterprise Development, Inc.; PolymerOhio, Inc.; the Edison Polymer Innovation Corporation; and the Olivet Nazarene University Foundation. A native of Ohio, Dr. Mikesell received a Bachelor of Arts in Chemistry from Olivet Nazarene University, Kankakee, Illinois and a Master of Science from the Ohio State University, Columbus. Dr. Mikesell received a Ph.D. Degree in Polymer Science from the University of Akron, Ohio.

Klaus E.T. Siebert was elected to the Company’s Board of Directors in July 2007. He has been a practicing CPA for over 30 years, and has extensive experience with early-stage and developmental businesses. Since 1998, Mr. Siebert has been Chief Executive Officer of FBC Technologies, Inc., which since 2004 has been a wholly-owned subsidiary of EC Power, Inc. Since 2004 he has served on the Board of Directors of EC Power, Inc.; he also serves as a director of several private companies. Since 1986, Mr. Siebert has maintained an accounting practice serving privately-owned businesses and highly compensated executives of public firms. He was employed by Price Waterhouse from 1974 until 1980, by the RT French Company from 1980 to 1983, as Director of Taxes, and Ernst & Whinny from 1983 to 1986 as a senior tax manager.

James Wemett was elected to the Company’s Board of Directors in July 2007. He is an experienced entrepreneur and consultant, involved in the formation and growth of numerous private and public companies. Since 2002, Mr. Wemett has been an independent consultant to Victorian Times, Inc. and ROC Central, Inc., both of which are privately owned firms. In 1975 Mr. Wemett started ROC Communications, Inc., a retail distributor of electronics products, which was sold in 2001. Mr. Wemett has been a member of our parent and majority stockholder, Technology Innovations, LLC, since its inception in 1999, and has served on the board of OncoVista, LLC, a privately owned oncology company, since June 2007. Mr. Wemett has been an active fundraiser for Camp Good Days, a non-profit summer camp for children with cancer.

Cathy A. Fleischer, Ph.D., became the President and a Director of NaturalNano, Inc. in November 2006, after joining as Chief Technology Officer in July 2006. The focus of her work since joining NaturalNano has been on the commercialization of the Company’s technology and the expansion of its intellectual property portfolio. Dr. Fleischer is a highly recognized scientist and manager with extensive experience leading diverse technical organizations and teams to deliver in research, business and manufacturing. During the last five years, Fleischer led organizations that delivered highly innovative products and over 200 patents. Dr. Fleischer holds eleven patents individually and has numerous publications in the fields of polymer materials science, composites, adhesion and surface science. During the period from February 1992 to June 2006, Dr. Fleischer held a variety of leadership positions at Eastman Kodak, including that of Research & Development Director in Polarizer Films from January 2006 to June 2006; Program Manager in Light Management Solutions from July 2004 to December 2005; Commercialization leader for Optical Display Film polymer from February 2004 to December 2004; Research Manager in Advanced Flexible Substrates Lab from December 2000 to July 2004; and, Research Associate in Manufacturing Research from February 1992 to December 2000. In recent leadership roles, she was responsible for the research, vision and strategy of joint development projects with international corporations including project leadership and patent portfolio development as well as developing technology roadmaps and business cases for new products. From March 1984 to May 1990, Dr. Fleischer served as Senior Development Engineer at Rogers Corporation, a specialty polymers and high-technology company based in Connecticut. Dr. Fleischer received a doctorate degree in Polymer Science from the University of Connecticut and a master’s degree in Chemical Engineering from Massachusetts Institute of Technology. Her undergraduate degree in Bioengineering/Material Science was received at the University of Pennsylvania.

Kathleen A. Browne became Chief Financial Officer of NaturalNano in April 2005. Ms. Browne has announced her intention to retire but has agreed to remain as Chief Financial Officer until her replacement has been appointed. For the period from January 2001 to December 2004, Ms. Browne was the Corporate Controller and Chief Accountant of Paychex, Inc., a payroll service provider in Rochester, New York. From 1996 to 2000, she served as the Vice President and Corporate Controller of W.R. Grace, a worldwide specialty chemicals manufacturer located in Boca Raton, Florida. From 1992-1996, Ms. Browne served in various financial positions for Bausch & Lomb in Rochester, New York. From 1977 to 1992, Ms. Browne was with the Rochester, New York office of Price Waterhouse. Ms. Browne holds a Bachelor of Science degree from St. John Fisher College.  She is a member of the American Institute of Certified Public Accountants and the New York State Society of CPAs.

The Board and Committees of the Board

The standing committees of the Board are the Audit Committee and the Compensation Committee. The Board does not currently have a nominating committee and has not established specific procedures for selecting candidates for director. However, directors are currently nominated by a majority vote of the Board. There is also no established procedure for shareholder communications with members of the Board or the Board as a whole. However, shareholders may communicate with the investor relations department of the Company and such communications are either responded to immediately or are referred to the president or chief financial officer of the Company for a response.

Audit Committee. The Audit Committee is currently composed only of Mr. Siebert. The responsibilities of the Audit Committee are more fully set forth in the Audit Committee Charter which the Board adopted in December 2005. The Audit Committee Charter has been posted on our website at www.naturalnano.com. The Audit Committee reviews with the independent accountants the results of the audit engagement, approves professional services provided by the accountants including the scope of non-audit services, if any, and reviews the adequacy of our internal accounting controls. The Board has determined that Mr. Siebert qualifies, by reason of his business experience and training, as an audit committee financial expert.

Compensation Committee. The Compensation Committee is composed of Messrs. Beall and Lanzafame. The responsibilities of the Compensation Committee are more fully set forth in the Compensation Committee Charter which the Board adopted in December 2005. The Compensation Committee Charter has been posted on our website at www.naturalnano.com.

Potential Conflicts of Interest

One of the members of our Board of Directors, James Wemett is an equity holder of Technology Innovations, LLC, which owns 56.8% of our outstanding common stock. Technology Innovations is a significant equity holder of Biomed Solutions LLC, a company engaged in the business of identifying and acquiring for exploitation technologies in the biomedical field. John Lanzafame, another member of our Board, is an executive officer of Biophan Technologies, Inc., a company with whose wholly-owned subsidiary, Nanolution, LLC; we have a joint research and development agreement for the development of drug delivery and medical applications utilizing nanotechnology discoveries.

Because of the nature of our business and the business of these other entities, the relationships of these directors with these other entities may give rise to conflicts of interest with respect to certain matters affecting us. Potential conflicts may not be resolved in a manner that is favorable to us. We believe it is not possible to predict the precise circumstances under which future potential conflicts may arise and therefore intend to address potential conflicts on a case-by-case basis. Under Nevada law, directors have a fiduciary duty to act in good faith and with a view to the best interests of the corporation.

Our disinterested directors will make all determinations and decisions relating to issues involving Technology Innovations, LLC and other affiliates that have been described above, without the vote of Mr. Wemett (in matters involving Technology Innovations) or Mr. Lanzafame (in matters involving Biophan Technologies, Inc.). In addition, our Board continually acts to ensure that all directors act at all times in accordance with their fiduciary duties to the Company. To the best of our knowledge, no other person or entity affiliated with any of our directors, executive officers or 10% stockholders holds any beneficial interest in NaturalNano, Inc.

Although we are not subject to the rules or requirement of the American Stock Exchange (“AMEX”), we have, generally speaking, looked to those rules for guidance as to which members of our Board qualify as “independent directors.” Under these rules, an “independent director” is a person, other than an officer or employee of the Company or any parent or subsidiary, who has been affirmatively determined by our Board of Directors not to have a material relationship with us that would interfere with the exercise of independent judgment. As determined by AMEX, the following persons would not be deemed independent:

a)	a director who is, or during the past three years was, employed by the Company or by any parent or subsidiary of the Company, other than prior employment as an interim Chairman or CEO;

b)
a director who accepts or has an immediate family member who accepts any payments from the Company or any parent or subsidiary of the Company in excess of $100,000 during the current or any of the past three fiscal years, other than compensation for board service, compensation paid to an immediate family member who is a non-executive employee, non-discretionary compensation, certain requirement payments and a limited number of other specified types of payments;

c)
a director who is an immediate family member of an individual who is, or has been in any of the past three years, employed by the Company or any parent or subsidiary of the Company as an executive officer;

d)
a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

e)
a director who is, or has an immediate family member who is, employed as an executive officer or any other entity where at any time during the most recent three fiscal years any of the Company’s executive officers serve on that entity’s compensation committee; and

f)
a director who is, or has an immediate family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Our Board has determined that each of Messrs. Beall, Lanzafame, Mikesell and Siebert is an “independent director.”

Compensation of the Board

Directors who are also our employees do not receive additional compensation for serving on the Board or its committees. Non-employee directors, for their services as directors, are paid an annual fee of $8,000. Mr. Siebert receives an additional $5,000 annually for serving as the Chairman of the Audit Committee. Otherwise, no additional compensation is paid to any director for serving as a member of any committee of the Board. In addition, non-employee directors receive an automatic annual option grant of 50,000 common stock options as provided under the Company’s 2005 Incentive Stock Plan. All directors are reimbursed for their reasonable expenses incurred in attending all board meetings. We maintain directors and officers liability insurance.

The following table shows compensation for the fiscal year ended December 31, 2006 to our directors who are not also named executive officers:

DIRECTOR COMPENSATION (1)

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Total ($)
Steven Katz (3)	$13,000	$41,430 (4)	$54,430
Ross B. Kenzie (5)	$8,000	$95,050 (6)	$103,050
Sharell L. Mikesell (7)	$6,000	$95,050 (8)	$101,050
John Lanzafame	$8,000	$41,430 (9)	$49,430
Michael L. Weiner (3)	$8,000	$41,430 (10)	$49,430

(1) Certain columnar information required by Item 402(f)(2) of Regulation S-B has been omitted for categories where there was no compensation awarded to, or paid to, the named directors during the fiscal year ended December 31, 2006.

(2) The reported amounts reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R, of awards pursuant to our 2005 Stock Incentive Plan and may include amounts from awards granted both in and prior to the fiscal year ended December 31, 2006. As required, the amounts shown exclude the impact of any forfeitures related to service-based vesting conditions. The actual amount realized by the director will likely vary based on a number of factors, including the Company's performance, stock price fluctuations and applicable vesting.

(3) Resigned on July 20, 2007.

(4) An option to purchase 50,000 shares at an exercise price of $1.10 per share was granted to Mr. Katz on July 19, 2006. This option became fully vested and exercisable on the first anniversary of the date of grant and has a termination date of July 19, 2016. At December 31, 2006, Mr. Katz held options for the purchase of an aggregate of 250,000 shares, of which options for the purchase of 200,000 shares were exercisable.

(5) Resigned on October 31, 2006.

(6)   An option to purchase 50,000 shares at an exercise price of $1.44 per share was granted to Mr. Kenzie on June 6, 2006. This option was fully vested on the date of grant and has a termination date of June 6, 2016. An option to purchase 50,000 shares at an exercise price of $1.10 per share was granted to Mr. Kenzie on July 19, 2006. This option required (i) completion of one year of service as a director measured from the date of grant or (ii) continued such service through the day immediately preceding the first annual shareholders meeting following the date of grant. Because Mr. Kenzie resigned before satisfaction of the vesting requirements, this option terminated without becoming exercisable. At December 31, 2006, Mr. Kenzie held options for 50,000 shares, all of which were exercisable.

(7)  Elected to the Board April 21, 2006.

(8)   An option to purchase 50,000 shares at an exercise price of $1.44 per share was granted to Dr. Mikesell on June 6, 2006. This option was fully vested on the date of grant and has a termination date of June 6, 2016. An option to purchase 50,000 shares at an exercise price of $1.10 per share was granted to Dr. Mikesell on July 19, 2006. This option became fully vested and exercisable on the first anniversary of the date of grant and has a termination date of July 19, 2016. At December 31, 2006, Dr. Mikesell held options for the purchase of an aggregate of 100,000 shares, of which options for the purchase of 50,000 shares were exercisable.

(9) An option to purchase 50,000 shares at an exercise price of $1.10 per share was granted to Mr. Lanzafame on July 19, 2006. This option became fully vested and exercisable on the first anniversary of the date of grant and has a termination date of July 19, 2016. At December 31, 2006, Mr. Lanzafame held options for the purchase of an aggregate of 450,000 shares, of which options for the purchase of 266,667 shares were exercisable.

(10) An option to purchase 50,000 shares at an exercise price of $1.10 per share was granted to Mr. Weiner on July 19, 2006. This option became fully vested and exercisable on the first anniversary of the date of grant and has a termination date of July 19, 2016. At December 31, 2006, Mr. Weiner held options for the purchase of an aggregate of 50,000 shares, none of which were exercisable.

Code of Ethics

The Company has adopted a Code of Ethics for Senior Executive and Financial Officers that is applicable to our principal executive officer and principal financial officer and can be viewed on our website www.naturalnano.com.

Limitation on Liability and Indemnification of Directors and Officers

Our articles of incorporation provide that no director or officer shall have any liability to the Company if he or she acted in good faith and with the same degree of care and skill as a prudent person in similar circumstances.

Our articles of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices. However, nothing in our articles of incorporation or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Business Corporations Act provides that he or she shall be indemnified against reasonable expenses incurred in connection with the proceeding.

Scientific Advisory Board

The Company’s Scientific Advisory Board (the "SAB") is a significant source of technical and scientific expertise and is an integral part of the Company’s technology development and product commercialization team. The advisory board’s purpose is to inform and guide our management on relevant nanotechnology research, development, validation and evaluation in the global marketplace. The advisory board includes experts in a broad range of scientific disciplines including materials science, nanocomposites, plastics and polymers, cosmetics, pharmaceutical, and other related nanotechnologies. These industry experts have agreed to act as a forum for the exchange of ideas on an ad-hoc basis through conference calls and on-site meetings and at relevant industry conferences. The agreement with each member of this board includes confidentiality and non-disclosure covenants as well as technology assignment relevant to the subject matter of the agreement.

The members of our Scientific Advisory Board serve without fixed cash compensation but are each entitled to receive 30,000 stock options upon their appointment to this advisory board that are subject to vesting as follows: 10,000 options vesting in December of the year of grant and 20,000 options vesting in December of the year following the date of grant, provided that the option holder remains on the Scientific Advisory Board through these vesting dates. The option exercise price for these grants will be equal to the closing market price of the Company’s stock on the date of grant and generally have ten year terms.

Typically SAB members attend three or four advisory board meetings per year. Each of these meetings has been for one to two days of shared evaluation of Company results and opportunities, as well as individual meetings with our technical team. Four of these SAB advisors, Mssrs Arthur, Corkery, Giannelis, Hickman and Kroto, provide additional consulting services in their respective areas of expertise as requested by the Company and are compensated for such services at their customary rates.

The members of the NaturalNano Scientific Advisory Board are:

David J. Arthur, Chasm Technologies

Mr. Arthur has more than twenty five years experience commercializing products utilizing advanced materials, working at Rogers Corporation, AT Cross Company, TPI Composites, Helix Technology Corporation and Eikos, Inc. He is the co-founder of Chasm Technologies, Inc. a consulting firm that specializes in helping start-up companies commercialize nanotechnology. He is also CEO of SouthWest NanoTechnologies, Inc., a manufacturer of single wall carbon nanotubes. Mr. Arthur has a BS in chemical engineering from Tufts University, a MS in chemical engineering from the University of Connecticut, and an MBA from Northeastern University. He is founding member of American Institute of Chemical Engineers, Materials Research Society, Society for the Advancement of Material and Process Engineering, and Society for Information Display. Mr. Arthur is an inventor on more than twenty five patents.

Robert Corkery, Ph.D., YKI, Ytkemiska Institute AB-Institute for Surface Chemistry, Stockholm

Dr. Corkery is globally recognized as a key physical chemistry and materials science problem solver. He has been granted patents in nanozeolite chemical technology and porous materials technology with four patents pending in materials science technology. Dr. Corkery is the Area Manager for Nanostructured Materials at the YKI, Institute for Surface Chemistry in Stockholm, Sweden, one of the leading surface chemistry institutes in the world. Dr. Corkery’s research is aimed at technical understanding and breakthrough, new materials discovery and industrial innovation in the areas of nano- and bio-nanotechnologies. He was formerly a research scientist with The Procter & Gamble Company and was leader of the company’s corporate colloid laboratory and was responsible for developing nanostructure, biomembrane and complex fluid technologies. Dr. Corkery received his Bachelor of Science degree in Geology and Geophysics from the Australian National University as well as his Ph.D. in Physical and Materials Science where he was devoted entirely to nanotech and included extensive experimental and theoretical work on nanostructured clays, including halloysite. Dr. Corkery carried out postdoctoral research at the Australian National University as well as at the University of Lund in Sweden.

Emmanuel P. Giannelis, Ph.D., Professor of Engineering and Director of Material Science and Engineering at Cornell University

Dr. Giannelis is internationally recognized as a pioneer and one of the leading experts in polymer nanocomposites. He is the Walter R. Reed Professor of Engineering and Director of Materials Science and Engineering at Cornell University. He is also a member of the Fields of Chemistry and Chemical Biology and Chemical and Biomolecular Engineering at Cornell. His research interests range from synthesis of new nanostructured materials to characterization and property evaluation and include polymer nanocomposites, nanocomposite electrolytes, nanobiohybrids and nanofluids. Dr. Giannelis has served on the editorial boards of Chemistry of Materials and Macromolecules and currently serves on the editorial boards of Polymer and Small . He is the author or co-author of over 135 papers and 9 patents and is listed as one of the top 25 cited authors on Nanotechnology and a Highly-Cited Author in Materials Science by Thompson Scientific (formerly Thompson ISI), an information provider to researchers and scholars. He received a Bachelor of Science degree in Chemistry from the University of Athens, Greece and a PhD in Inorganic Chemistry from Michigan State University.

John Hickman, President and CEO of Plastech Consulting, Inc.

John Hickman is founder, president and chief executive officer of Ohio-based Plastech Consulting, Inc. (PCI). Founded in 1988, PCI is a full service productivity-based engineering firm providing state-of-the-art solutions to the challenges of today’s plastic products. Mr. Hickman has over 34 years in the polymer industry in management, engineering and consultation. He has held key engineering and management positions with Weatherchem Corporation, Scott & Fetzer, Carlisle and ITT before founding PCI. Mr. Hickman has over 30 trade secrets and four polymer component patents currently in practice, with several pending. He has been involved in multiple turn-around situations, mostly involving polymer-based companies. One such company under his management, Weatherchem Corporation, was recognized by Case Western Reserve University’s Weatherhead School of Management as being one of the 100 fastest growing companies in northeast Ohio. Mr. Hickman has significant hands-on experience with nanocomposites, productivity programs, product design/development, concurrent engineering, team building. Labor partnerships, engineering value assessments, market analysis, management evaluations and advanced manufacturing and total business evaluations. Mr. Hickman has a background in chemical engineering from Ohio State University and an MBA from Case Western Reserve University, with management courses beyond the Master’s program. A significant portion of Mr. Hickman’s experience in the polymer industry was obtained on the manufacturing floor, directing a problem-solving environment. In addition, Mr. Hickman completed several assignments as an executive advisor to students in the nationally recognized MBA program at Case Western Reserve University and served as the Co-Chairman of the Technology Committee on the PolymerOhio, Inc. board; on which he is currently a trustee. Mr. Hickman participates on various boards of directors for privately held companies and teaches several plastics-related courses for the Akron Polymer Training Center as well as other clients. The Akron Section of the Society of Plastics Engineers inducted Mr. Hickman into the plastics Hall of Honor located at the University of Akron.

Raymond Kurzweil, Kurzweil Technologies, Inc.

Dr. Kurzweil has been described as “the restless genius” by the Wall Street Journal and “the ultimate thinking machine” by Forbes. In addition, Inc. magazine ranked him #8 among entrepreneurs in the United States calling him the “rightful heir to Thomas Edison,” and PBS included Dr. Kurzweil as one of 16 “revolutionaries who made America.” Dr. Kurzweil is the recipient of the $500,000 MIT-Lemelson Prize, the world's largest prize for innovation. In 1999, he received the National Medal of Technology, the United States’ highest honor in technology. In 2002, he was inducted into the National Inventor's Hall of Fame established by the US Patent Office. As one of the leading inventors of our time, Dr. Kurzweil has worked in such areas as music synthesis, speech and character recognition, reading technology, virtual reality and cybernetic art. He was the principal developer of the first omni-font optical character recognition, the first print-to-speech reading machine for the blind, the first CCD flat-bed scanner, the first text-to-speech synthesizer, the first music synthesizer capable of recreating the grand piano and other orchestral instruments, and the first commercially marketed large-vocabulary speech recognition.

Sir Harold W. Kroto, Nobel Laureate and Francis Eppes Professor for the Department of Chemistry and Biochemistry at Florida State University

Dr. Kroto received the 1996 Nobel Prize for Chemistry, along with colleagues Richard Smalley and Robert Curl, Jr. for the discovery of a new form of carbon, C60, considered one of the most important cornerstones in the development of Nanoscience. Much of today’s nanotechnology research and commercialization focuses on the tubes and wires derived from these spherical carbon molecules, named “buckyballs.” His co-discovery of fullerenes represented a revolution in material science and helped usher in the Nanotechnology age. In 2004, Dr. Kroto was named the Francis Eppes Professor for the Department of Chemistry and Biochemistry at Florida State University. Prior to this, Dr. Kroto taught at the University of Sussex in England for 37 years. In 2001, he won the Royal Society’s prestigious Michael Farady Award, given annually to a scientist who has done the most to further public communication of science, engineering, or technology in the United Kingdom. Dr. Kroto has contributed major research in spectroscopy, liquid-phase interactions, and quantum chemistry.

Duncan Moore, Professor of Optical Engineering and Business Administration at University of Rochester

Dr. Moore is a Professor of Optical Engineering and Business Administration at the University of Rochester. From 1997 to 2001, Dr. Moore served as Associate Director for technology in the White House Office of Science and Technology Policy for the Clinton Administration. He also served as Science and Technology advisor to Senator John D. Rockefeller IV. Dr. Moore is the Rudolf and Hilda Kingslake Professor of Business and Administration and Entrepreneurship at the Simon Graduate School of Business. He is currently working on several advanced projects including the James Webb Space Telescope, which will be the replacement for the Hubble telescope. From 2002 until 2004, Dr. Moore served as President and Chief Executive Officer of the Infotonics Technology Center, Inc. an industry, academia and governmental partnership fostering cutting-edge research prototyping of new technology and economic development in Upstate New York State. Dr. Moore founded Rochester-based Gradient Lens Corp., which makes and sells industry boroscopes. Other major areas of Dr. Moore’s research include computer-aided design for manufacturing methods, the manufacture of optical systems, medical optics and optics for minimally invasive surgery, and optical instrumentation. He serves on the Board of Trustees of the Rochester museum and Science Center. Dr. Moore earned a doctorate and master degree in Optics from the University of Rochester. His undergraduate degree was received from the University of Maine in Physics. Dr. Moore was elected to the National Academy of Engineering in 1998.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table set forth below summarizes the compensation earned by our named executive officers in 2006 *.

Name and Principal Position	Year	Salary	Bonus (a)	Option Awards (b)	All Other Compensation (c)	(#) Securities Underlying Options	Total
Cathy Fleischer, President (effective 11/06) and CTO (effective 7/06)	2006	$53,100**	none	$466,759	none	1,140,000	$519,859

Michael Riedlinger, President (1/06 - 11/06)	2006	$112,500**	$20,000	none	$47,500	none	$180,000

Kathleen Browne, CFO	2006	$135,000	$20,000	none	$80,000	none	$235,000

Sarah Cooper, CTO (1/06-7/06)	2006	$90,961**	none	none	none	none	$90,961

*
Certain columnar information required by Item 402(a) (2) of Regulation SB has been omitted for categories where there has been no compensation awarded to, or paid to, the named executive officers required to be reported in the table during 2006.

**	Reflects employment for a partial year.

(a) Cash bonuses were awarded to Mr. Riedlinger and Ms. Browne upon determination by the Board's Compensation Committee that they had achieved, in the first quarter of 2006, the performance objectives set out as the criteria for bonus awards in their respective employment agreements.

(b) The amounts in the column “Options Award” reflect the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R, for option awards granted pursuant to the NaturalNano Incentive Compensation Plans. Assumptions used in the calculation of these amounts are included in Note 8 “Incentive Compensation Plan” to the Company’s consolidated financial statements for the year ended December 31, 2006.

(c) The amounts in the column “All Other Compensation” reflect the following items:

•
During 2006, Mr. Riedlinger earned $47,500 in connection with the October 31, 2006 Separation Agreement whereby the Company agreed to pay to Mr. Riedlinger severance over twelve equal bi-weekly installments commencing November 15, 2006. The severance payment to Mr. Riedlinger was negotiated at the time of his resignation and represented an increase of $13,750 over what would have been payable under Mr. Riedlinger's then-current employment agreements.

•
During 2006, Ms. Browne performed financial services for our principal stockholder, Technology Innovations, LLC, and certain of its affiliates. Ms. Browne earned cash remuneration of $54,000 and non-cash remuneration of $26,000 directly from these entities in connection with such services.

Stock Options

On September 23, 2005, the Board of Directors adopted the NaturalNano, Inc. 2005 Stock Incentive Plan (“the Plan.”) The Plan provides for incentive and non-qualified stock options to employees, the grant of non-qualified options to selected consultants and to directors and advisory board members. The Plan is administered by the Compensation Committee of the Board of Directors and authorizes the grant of 14,000,000 shares. The Compensation Committee determines the employees and consultants who participate under the Plan, the terms and conditions of options, the option price, the vesting schedule of options and other terms and conditions of the options granted pursuant thereto. As of December 31, 2006 the Company had granted options for 12,690,000 shares of common stock and 10,464,000 options were outstanding; certain of these options were not subject to the Plan as further discussed, below.

In addition to options granted under the NaturalNano, Inc. 2005 Incentive Stock Plan, the Company has made grants, to one executive officer and one member of our Scientific Advisory Board, of an aggregate of 90,000 common stock options, outside of this plan. These grants include vesting criteria commencing from the grant date, an exercise price of $0.10 per share and expiration dates varying from five to ten years from the date of grant. These options were granted outside the plan primarily because their exercise price was less than the market price of our common stock on the date of grant and the plan does not permit the grant of options at below-market prices. The Company does not anticipate granting options outside of its plans in the future.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

The following table summarizes information concerning outstanding equity awards held by the named executive officers at December 31, 2006. No named executive officer exercised options or received any stock awards in the fiscal year ended December 31, 2006.

The Company did not grant any stock awards during the year. The following table presents the number and values of exercisable and unexercisable options at December 31, 2006:

	Stock Option Awards
Name	Securities underlying unexercised options (#)Exercisable	Securities underlying unexercised options (#)Unexercisable	Option Exercise Price($)	Option Expiration Date

Cathy A. Fleischer	0	40,000	$0.10	7/24/16
	0	100,000	$1.06	7/24/16
	333,333	100,000	$0.42	11/16/16

Kathleen A. Browne	400,000	0	$0.05	3/1/15
	200,000		$0.05	7/1/15
		200,000
Michael Riedlinger	2,000,000	0	$0.05	3/1/15

EQUITY COMPENSATION PLAN INFORMATION

The following chart sets forth information regarding our equity compensation plans as of December 31, 2006:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) )
	(a)	(b)	(c)
Equity compensation plans approved by security holders	10,374,000	$0.19	2,800,000 *
Equity compensation plans not approved by security holders	90,000	$0.10	none
Total	10,464,000	$0.19	2,800,000

* The shares are issuable under the Company's 2005 Incentive Stock Plan. Such shares may be issued upon the exercise of stock options or pursuant to restricted stock awards or restricted stock units which vest based upon Board designation at the time of grant.

Employment Agreements

We have employment agreements with each of Cathy A. Fleischer, President and Chief Technology Officer, and Kathleen A. Browne, Chief Financial Officer, Secretary and Treasurer. These employment agreements are terminable by either the Company or the employee upon 90 days notice or by the Company for cause (as defined in their employment agreement) or upon the death or disability of the employee. The employment agreements set forth the executive officers' base annual salaries, and provide for subsequent salary review. The agreements also set forth the details of the executive officers' initial stock option grants and, in the case of Ms. Browne, provided for a bonus upon achievement of specified goals, which bonus was paid in full in 2006.

Ms. Browne and other employees of the Company, from time to time spend a portion of their time on the business affairs of Technology Innovations, LLC and its affiliates. In such situations, the individual is paid directly by the affiliate receiving the service or NaturalNano receives, as reimbursement, a percentage of their salary and benefits. The services provided by these individuals include consultations in the followings areas: finance, marketing and business strategy, and technology application. Our Board of Directors reviews these arrangements on an annual basis and our disinterested directors monitor the relevant circumstances that could result in conflicts of interest between the Company and the related affiliate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information as of August 1, 2007 with respect to beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our directors and executive officers and by all of the directors and executive officers as a group. Unless otherwise indicated, the address of each of the persons below is c/o NaturalNano, Inc., 15 Schoen Place Pittsford, New York 14534. Unless otherwise indicated in the footnotes, shares are owned of record and beneficially by the person.

For purposes of the following table, a person is deemed to be the beneficial owner of any shares of common stock (a) over which the person has or shares, directly or indirectly, voting or investment power, or (b) of which the person has a right to acquire beneficial ownership at any time within 60 days after August 1, 2007. “Voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class (2)
Directors and Executive Officers :
Gary W. Beall	0	*
John F. Lanzafame (3)	550,000	*
Sharell L. Mikesell (3)	100,000	*
Klaus E. T. Siebert	0	*
James Wemett (4)	518,710	*
Cathy A. Fleischer (3)	713,332	*
Kathleen A. Browne (3)	600,000	*
All Directors and Executive Officers as a group (7 persons) (3)	2,482,042	2.0%

Other 5% Beneficial Owners :

Technology Innovations, LLC (3) 15 Schoen Place
Pittsford, NY 14534	70,303,189	57.2%

* Less than 1%

1)	Except as set forth below, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

2)
Applicable percentage of ownership is based on 121,930,740 shares outstanding together with applicable options for such stockholder. Shares subject to options currently exercisable or exercisable within 60 days are included in the number of shares beneficially owned and are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other stockholder.

3)
Includes shares that may be acquired upon exercise of stock options which are exercisable on or prior to September 29, 2007. The shares so issuable include: Ms. Fleischer - 713,332 shares; Mr. Lanzafame - 450,000 shares; Mr. Mikesell - 100,000 shares; Ms. Browne - 600,000 shares; Technology Innovations, LLC - 1,000,000 shares; and all Directors and Officers as a group - 1,863,332 shares.

4)	These shares are held by Nancy Gage Wemett, Mr. Wemett's wife. Mr. Wemett disclaims beneficial ownership of the shares held by his wife.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Technology Innovations, LLC (“TI”) is our parent and majority stockholder with a beneficial ownership of approximately 57.2% of our outstanding common stock as of August 1, 2007. TI is a New York limited liability company established in 1999 to develop intellectual property assets. TI founded NN Research on December 22, 2004, with an initial cash contribution of $100,000 for all the outstanding shares of common stock.

On July 1, 2005, the Company granted to TI an option to purchase 1,000,000 shares of common stock at an exercise price of $0.05 per share. This exercise price reflects the estimated fair market value of these options on the date of grant as determined by the Company’s Board of Directors. This option has a ten-year term and as such expires on July 1, 2015.

On July 20, 2007, in connection with the resignation of Michael L. Weiner from our Board of Directors, we entered into an Observation Rights Agreement with TI, Mr. Weiner and Ross B. Kenzie, a former member of our Board of Directors. Messrs. Weiner and Kenzie are the Managers of TI. In the Observation Rights Agreement, we agreed that, for so long as TI owns not less than 25% of the shares of our common stock held by it on July 20, 2007, we will permit two representatives designated by TI (who will initially be Messrs. Weiner and Kenzie) to attend all meetings of our Board of Directors in a nonvoting observer capacity and, in this respect, we will give such representatives copies of all notices, minutes, consents, and other materials that we provide to our directors at the same time and in the same manner as provided to such directors. The Observation Rights Agreement permits us to withhold any information from the representatives of TI and to exclude such representatives from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between us and our legal counsel or result in disclosure of trade secrets or a conflict of interest, or if TI or one of its designated representatives becomes a competitor of our Company. The Observation Rights Agreement includes covenants by TI and Messrs. Weiner and Kenzie to keep confidential and not to disclose, divulge or use for any purpose, other than to monitor TI’s investment in our Company, and otherwise to act in a fiduciary manner with respect to, any confidential information obtained from us.

On April 27, 2005 Technology Innovations granted to us an exclusive, field of use limited license (the “License Agreement”) to make, use and sell the products developed under several patent applications and provisional patents owned by Technology Innovations, LLC that will expire at various future dates. On March 2, 2007, TI assigned all rights, title, interests in, and improvements to, the applications of various issued patents and pending applications to NaturalNano. This assignment relinquishes TI’s rights, under the April 27, 2005 license agreement, and eliminates future license fees and royalty payments.

On June 28, 2006, we entered into a Line of Credit agreement with TI pursuant to which TI committed to make advances in an aggregate amount of $1 million. Under the Line of Credit Agreement, advances were allowed in such amounts and at such times upon 15 days, notice except that no more than $300,000 could be advanced in any 30-day period. Amounts borrowed bear interest at the rate of 8% per annum. The Agreement contains conventional terms, including provisions relating to events of default. Amounts borrowed under this agreement are to be used for general working capital needs. As of December 31, 2006 and February 14, 2007, $600,000 and $900,000, respectively, had been advanced under the Line of Credit Agreement. Although we did not formally apply for financing from any institutional lenders or other third parties, our management and members of our Board of Directors informally surveyed prospective third party lenders and concluded that we would not be likely to obtain a loan from them. The TI line of credit was established on terms we believed to be competitive with comparable transactions involving unaffiliated parties and was approved by the independent members of our Board of Directors. The repayment obligation under the Line of Credit Agreement and the Note were originally scheduled to expire on March 31, 2007, at which time TI would be able to demand repayment upon 15 days notice. In connection with the March 7, 2007 issuance of the 8% Senior Secured Convertible Notes (the “Notes”) to the selling stockholders, TI agreed not to demand repayment as long as any amounts were outstanding on the Notes. The 2006 line of credit agreement was established on terms we believe to be competitive with comparable transactions involving unaffiliated parties and was approved by the disinterested members of our Board of Directors. See Note 11, “Subsequent Event” for additional description of the terms and conditions of the issuance of these Notes.

On December 29, 2004 the Company entered into a Line of Credit Agreement and a Promissory Note with TI that allowed for borrowings of up to $500,000 for working capital purposes and included an interest rate of 8% per annum. This agreement expired and all outstanding advances were repaid as of December 31, 2005.

On May 25, 2005, the Company entered into a Joint Research Agreement with Nanolution, LLC, a wholly owned subsidiary of Biophan. Biophan is related to the Company’s majority stockholder, Technology Innovations, LLC, through common ownership. This agreement covers the exchange of ideas in support of a new drug delivery capability. The term of this agreement shall continue until the desired technology becomes commercially viable or until mutually terminated by both parties. All medical uses and inventions that arise as a result of this agreement will be owned by Nanolution, LLC and all purification processes for raw halloysite and non-medical applications will be owned by the Company. The Company is not actively pursuing any research or development activities in collaboration with Nanolution or Biophan.

DESCRIPTION OF SECURITIES

The following summary is a description of our common stock and certain provisions of our Articles of Incorporation, Bylaws and Nevada law.

General

Our authorized capital consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock, both with par value $.001 per share.

Common Stock

Each share of our common stock is entitled to one vote at all meetings of our stockholders. Our stockholders do not have cumulative voting rights in the election of directors. All shares of our common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of our common stock. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to receive, on a pro rata basis, all of our assets remaining after satisfaction of all liabilities and preferences of outstanding preferred stock, if any. Neither our Articles of Incorporation nor our Bylaws contain any provisions which limit or restrict the ability of another person to take over the Company. As of August 1, 2007, we had 121,930,740 shares of common stock outstanding.

Preferred Stock

No shares of our preferred stock are issued or outstanding. Preferred shares may be issued from time to time in one or more series in the discretion of the Board of Directors. The Board has the authority to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

Options, Warrants  and other Derivative Securities

As of August 1, 2007, there were outstanding options to purchase an aggregate of 14,224,000 shares of our common stock pursuant to our various Incentive Stock Plans and other incentive arrangements. The weighted average exercise price for these options is $0.20 per share. These options are held by directors, officers, key employees and consultants. As of August 1, 2007, options to purchase 9,340,665 shares were exercisable.

On August 1, 2007, we had outstanding 8% Senior Secured Convertible Notes in the aggregate principal amount of $3,347,500, convertible, at a price of $0.22 per share, into a total of 15,215,910 shares of our common stock.

As of August 1, 2007 we also had outstanding (i) a warrant to purchase 4,770,000 shares of our common stock at exercise prices ranging from $0.75 to $1.30 per share (with a weighted average exercise price of $1.01 per share) and expiring on March 30, 2009, (ii) a warrant to purchase 200,000 shares of our common stock at an exercise price of $0.28 per share and expiring on December 28, 2008, and (iii) various warrants granted in connection with the 8% Senior Secured Convertible Notes on March 7, 2007 to purchase an aggregate of 25,106,254 shares of our common stock at any time on or before March 7, 2011 of which 12,553,127 have an exercise price of $0.22 per share and 12,553,127 have an exercise price of $0.33 per share..

Certain Statutory Provisions of the Nevada Revised Statutes

Sections 78.411 through 78.444 of the Nevada Revised Statutes provide, in general, that a stockholder acquiring more than 10% of the outstanding voting shares of a publicly-held Nevada corporation subject to the statutes (Interested Stockholder) may not engage in certain “Combinations” with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder.

Section 78.416 defines the term “Combination” to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

These provisions could have the effect of delaying, deferring or preventing a change of control of our company. Our stockholders, by adopting an amendment to our Articles of Incorporation or Bylaws, may elect not to be governed by these provisions. Neither our Articles of Incorporation nor Bylaws currently excludes us from these restrictions.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY 10004.

SELLING STOCKHOLDERS

The securities being offered hereunder are being offered by the selling stockholders identified below. The selling stockholders may from time to time offer and sell pursuant to this prospectus up to an aggregate of 42,756,710 shares of our common stock.

Each selling stockholder may from time to time offer and sell any or all of its shares that are registered under this prospectus. Because no selling stockholder is obligated to sell its shares, and because the selling stockholders may also acquire publicly traded shares of our common stock, we cannot estimate how many shares each selling stockholder will own after the offering.

All expenses incurred with respect to the registration of the common stock covered by this prospectus will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by any selling stockholder in connection with its sale of shares. We estimated the expenses to be borne by us in connection with the registration statement to be $122,000.

The following table sets forth, with respect to each selling stockholder (i) the number of shares of common stock beneficially owned as of August 1, 2007 and prior to the offering contemplated hereby, (ii) the maximum number of shares of common stock which may be sold by the selling stockholder under this prospectus, and (iii) the number of shares of common stock which will be owned after the offering by the selling stockholder.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tale below have sole voting and investment power with respect to all shares of common stock as beneficially owned.

We have based our calculation of beneficial ownership on the 121,930,740 shares of common stock outstanding on August 1, 2007. Except as specifically disclosed, beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment powers with respect to shares. Shares issuable within 60 days after August 1,  2007 upon exercise or conversion of options, warrants and other convertible securities are included in the number of shares beneficially owned by an individual selling stockholder and are deemed outstanding for the purpose of computing the percentage of beneficial ownership of the person holding such options, warrants, or other convertible securities, but are not deemed outstanding for the purpose of computing the percentage of any other selling stockholder.

The number of shares being offered by the selling stockholders assumes (i) the conversion of an aggregate face amount of $3,347,500 of our outstanding 8% Senior Secured Promissory Notes due March 7, 2009 (the “Convertible Notes”) into an aggregate of 15,215,910 shares of common stock at the fixed conversion price of $0.22 per share, (ii) the exercise of warrants to purchase an aggregate of  25,106,254 shares of common stock, and (iii) the issuance of an aggregate of 2,434,546 shares of common stock (at an assumed price of $0.22 per share) in payment of interest accruing under the Notes through March 7, 2009.

	Prior to Offering			After Offering
Name	Shares	Percent	Shares Offered	Shares	Percent
Platinum Partners Long Term Growth IV (1) 152 W. 57th Street, 54th Floor New York, New York 10019	33,250,000	4.99% (2)	33,250,000	none	*

Longview Special Financing, Inc. (3) Lindestrasse 6 6341 Baar Switzerland	6,045,457	4.72%	6,045,457	none	*

Platinum Advisors LLC (4) 152 W. 57th Street, 54th Floor New York, New York 10019	3,461,253	2.83%	3,461,253	none	*

*	Less than 1%

(1)
Platinum Partners Long Term Growth IV is a private investment fund managed by Mark Nordlicht. Mr. Nordlicht has voting and investment control over the shares owned by Platinum Partners Long Term Growth IV; he disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in Platinum Partners Long Term Growth IV. Platinum Partners Long Term Growth IV is an affiliate of Platinum Advisors, LLC, another selling stockholder.

(2)
Includes shares of common stock issuable upon exercise of warrants which, by their terms, may not be exercised if and to the extent that the total number of shares of our common stock then beneficially owned by the holder of such warrants and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with such holder's for purposes of Section 13(d) of the Exchange Act, would exceed 4.99% of the total number of shares of our common stock then outstanding.

(3)
Longview Special Financing, Inc. is a private investment fund managed by François Morax. Mr. Morax has voting and investment control over the shares owned by Longview Special Financing, Inc.; he disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in Longview Special Financing, Inc..

(4)
Platinum Advisors, LLC is a limited liability company owned by Merrit Consulting LLC. Mark Nordlicht has voting and investment control over the shares owned by Platinum Advisors LLC; he disclaims beneficial ownership of such shares except to the extent of his pecuniary interest in Platinum Advisors LLC. Platinum Advisors LLC is an affiliate of Platinum Partners Long Term Growth IV, another selling stockholder.

The information regarding the selling shareholders may change from time to time. If required, we will describe these changes in one or more prospectus supplements.

PLAN OF DISTRIBUTION

General

Shares of common stock offered through this prospectus may be sold from time to time by the selling stockholders, including their transferees, pledgees, donees or successors. The shares may be sold directly or, alternatively, through underwriters, broker-dealers or agents. If the shares are sold through underwriters, broker-dealers or agents, the applicable selling stockholder will be responsible for underwriting discounts or commissions or agents’ commissions. Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Sales may be effected in transactions (which may involve block transactions) (i) in the over-the-counter market, (ii) on any securities exchange or quotation service on which the shares may be listed or quoted at the time of sale, (iii) in transactions otherwise than in the over-the-counter market or on such exchanges or services, or (iv) through the writing of options.

The selling stockholders may enter into hedging transactions with respect to our shares with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging positions they assume. The selling stockholders may also sell our common stock short and deliver shares to close out short positions, or loan or pledge shares to broker-dealers that in turn may sell such securities. Material amounts of short selling of our common stock could contribute to progressive declines in the trading price of our common stock.

Each selling stockholder will act independently from us in making decisions with respect to the manner, timing, price and size of each sale. The selling stockholders may sell the shares in any manner permitted by law, including one or more of the following:

•
a block trade in which a broker-dealer engaged by a selling stockholder will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;
•	an over-the-counter distribution in accordance with the rules of the OTC Bulletin Board;
•	ordinary brokerage transactions in which the broker solicits purchasers; and
•	privately negotiated transactions.

In the event that the sale of any shares covered by this prospectus qualifies for an exemption from the registration requirements of the Securities Act, such shares may be sold pursuant to that exemption rather than pursuant to this prospectus.

Use of Underwriters, Brokers, Dealers or Agents

If a selling stockholder effects sales of shares through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). Any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

If a selling stockholder sells shares through an underwriter, broker, dealer or agent, the selling stockholder may agree to indemnify such underwriter, broker, dealer or agent against certain liabilities arising from such sale, including liabilities arising under the Securities Act. We have been informed by each selling stockholder that there are no existing arrangements between it and any underwriter, broker, dealer or agent relating to the distribution of the shares.

Selling Stockholders’ Obligations

The selling stockholders have each agreed to comply with applicable state and federal securities laws and the rules and regulations promulgated there under in connection with its sale of the shares. Each selling stockholder will pay all commissions and its own expenses, if any, associated with the sale of the shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part. We have agreed to indemnify the selling stockholders against certain liabilities including liabilities under the Securities Act and each selling stockholder has agreed to indemnify us against certain liabilities including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby has been passed upon for us by Nixon Peabody LLP, Boston, Massachusetts.

EXPERTS

The financial statements for the year ended December 31, 2006 appearing in this prospectus have been audited by Goldstein Golub Kessler LLP, Certified Public Accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Nevada Revised Statutes. The Nevada Revised Statutes permit a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement in cases brought against the director or officer in his capacity as such, provided the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The exceptions include a breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing a violation of law, and improper personal benefit. Our Bylaws contain a provision implementing this statute.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by the Nevada Revised Statutes, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). We maintain directors' and officers' liability insurance.

No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

The indemnification provisions of our Articles of Incorporation and bylaws, as well as the applicable provisions of the Nevada Revised Statutes, may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

NaturalNano has filed with the SEC under the Securities Act of 1933 a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement; certain items (including exhibits to the registration statement) are omitted in accordance with the rules and regulations of the SEC.

NaturalNano files current, quarterly and annual reports with the SEC on Forms 8-K, 10-QSB and 10-KSB.

The information included in the registration statement but omitted from this prospectus, as well as our periodic filings, may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

FINANCIAL STATEMENTS

NATURALNANO, INC.
(A Development Stage Company)
CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS

FOR THE YEAR ENDED DECEMBER 31, 2006

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheet at December 31, 2006 and 2005	F-3

Consolidated Statement of Operations for the years ended December 31, 2006 and 2005 and for the cumulative period from December 22, 2004 (inception) to December 31, 2006	F-4

Consolidated Statement of Stockholders’ (Deficiency) Equity for the years ended December 31, 2006 and 2005 and for the cumulative period from December 22, 2004 (inception) to December 31, 2006	F-5

Consolidated Statement of Cash Flows for the years ended December 31, 2006 and 2005 and for the cumulative period from December 22, 2004 (inception) to December 31, 2006	F-6

Notes to Consolidated Financial Statements	F-7

FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2007

Report of Independent Registered Public Accounting Firm	F-21

Consolidated Balance Sheet at December 31, 2006 and 2005	F-22

Consolidated Statement of Operations for the years ended December 31, 2006 and 2005 and for the cumulative period from December 22, 2004 (inception) to December 31, 2006	F-23

Consolidated Statement of Stockholders’ (Deficiency) Equity for the years ended December 31, 2006 and 2005 and for the cumulative period from December 22, 2004 (inception) to December 31, 2006	F-24

Consolidated Statement of Cash Flows for the years ended December 31, 2006 and 2005 and for the cumulative period from December 22, 2004 (inception) to December 31, 2006	F-25

Notes to Consolidated Financial Statements	F-26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
NaturalNano, Inc.

We have audited the accompanying consolidated balance sheets of NaturalNano, Inc. and Subsidiary (a development stage company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ deficiency/equity and cash flows for the years then ended and the cumulative amounts from December 22, 2004 (inception) to December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NaturalNano, Inc. as of December 31, 2006 and 2005 and the results of its operations and its cash flows for the years then ended and the cumulative amounts from December 22, 2004 (inception) to December 31, 2006 in conformity with United States generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 29, 2007

NaturalNano, Inc.
(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEET

	December 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$139,638	$1,718,365
Prepaid halloysite materials	15,000	249,650
Other current assets	49,197	34,704
Due from related parties		40,748
Total current assets	203,835	2,043,467

Prepaid halloysite materials	234,650
Atlas Mining warrant		270,000
License, net of amortization	265,212	314,000
Property and equipment, net	159,239	34,752
Total non-current assets	659,101	618,752
Total Assets	$862,936	$2,662,219

Liabilities and Stockholders' (Deficiency) Equity

Liabilities
Current liabilities:
Related party note payable	$600,000
Accounts payable	241,478	$286,433
Accrued payroll	85,550	73,164
Accrued expenses	88,621	148,316
Due to related parties	128,791
Total current liabilities	1,144,440	507,913

Other liability	28,000	28,500
Total Liabilities	1,172,440	536,413

Stockholders’ (Deficiency) Equity
Preferred Stock - $.001 par value,
10,000,000 shares authorized, no shares issued
Common stock - $.001 par value
200,000,000 shares authorized
Issued and outstanding 121,700,740 and
120,760,040 shares, respectively	121,701	120,760
Additional paid in capital	11,105,430	4,678,764
Deficit accumulated in the development stage	(11,536,635)	(2,673,718)
Total stockholders' (deficiency) equity	(309,504)	2,125,806
Total liabilities and stockholders' (deficiency) equity	$862,936	$2,662,219

See notes to consolidated financial statements

NaturalNano, Inc.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS

	For the year ended		From inception:
	December 31,		December 22, 2004
			to December 31,
	2006	2005	2006

Income:

Sample revenue	$15,000	$500	$15,500

Operating expenses:
Research and development (a)	2,034,426	660,284	2,699,710
General and administrative (a)	4,078,776	2,017,291	6,098,403
	6,113,202	2,677,575	8,798,113

Loss from Operations	(6,098,202)	(2,677,075)	(8,782,613)

Other income (expense):
Interest income, net	5,821	14,135	19,956
Income from cooperative research project		180,000	180,000
Gain on warrant	236,250	90,000	326,250
Financing fees	(3,006,786)	(273,442)	(3,280,228)
	(2,764,715)	10,693	(2,754,022)

Net loss	$(8,862,917)	$(2,666,382)	$(11,536,635)

Loss per common share - basic and diluted	$(0.07)	$(0.03)

Weighted average shares outstanding	121,572,369	101,565,773

(a)	Stock based compensation expense included in the Statement of Operations for the years ended December 31, 2006 and 2005, respectively, are as follows:

•	Research and development expense of $1,038,631 and $77,280.

•	General and administrative expense of $1,932,328 and $192,802.

See notes to consolidated financial statements

NaturalNano, Inc.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ (DEFICIENCY) EQUITY

				Deficit
				Accumulated
			Additional	during the	Stockholders’
	Common Stock		Paid-in	Development	(Deficiency)
	Shares	Amount	Capital	Stage	Equity

December 22, 2004 (inception)
20,000,000 shares issued for cash @ $.005 per share	20,000,000	$20,000	$80,000		$100,000
Net loss from inception through December 31, 2004				($7,336)	(7,336)
Balance at December 31, 2004	20,000,000	$20,000	$80,000	($7,336)	$92,664

Warrant issued for 4,500,000 shares of common stock for services			273,442		273,442
Vesting of stock options granted			270,082		270,082
Shares issued pursuant to convertible bridge notes on November 29, 2005	20,939,200	20,939	4,135,061		4,156,000
Recapitalization on November 29, 2005	79,820,840	79,821	(79,821)		0
Net loss for the year ended December 31, 2005				(2,666,382)	(2,666,382)
Balance at December 31, 2005	120,760,040	$120,760	$4,678,764	($2,673,718)	$2,125,806

Grant of common stock in exchange for license @ $1.45 per share	200,000	200	289,800		290,000
Grant of common stock as settlement of liability @ $1.45 per share	60,600	61	87,809		87,870
Grant of common stock as settlement of liability @ $1.52 per share	54,100	54	82,178		82,232
Common stock returned and cancelled @ $0.42 per share	(200,000)	(200)	(83,800)		(84,000)
Vesting of stock options granted			2,970,959		2,970,959
Warrants issued:
4,770,000 shares at exercise prices ranging from $0.75 to $1.30 per share			3,006,786		3,006,786
200,000 shares at $0.28 per share			32,460		32,460
Exercise of stock options @ $.05 per share	826,000	826	40,474		41,300
Net loss for the year ended December 31, 2006				(8,862,917)	(8,862,917)

Balance at December 31, 2006	121,700,740	$121,701	$11,105,430	$(11,536,635)	$(309,504)

See notes to consolidated financial statements

NaturalNano, Inc.
(A Development Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS

			From inception
			December 22,
	For the year ended		2004 through
	December 31,		December 31,
	2006	2005	2006

Cash flows from operating activities:
Net loss	$(8,862,917)	$(2,666,382)	$(11,536,635)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	71,825	4,748	76,573
Issuance of warrants for services	3,039,246	273,442	3,312,688
Vesting of stock options	2,970,959	270,082	3,241,041
Receipt of Atlas Mining warrant		(180,000)	(180,000)
Gain on warrant	(236,250)	(90,000)	(326,250)
Changes in operating assets and liabilities:
(Increase) in prepaid halloysite materials		(124,650)	(249,650)
(Increase) in other current assets	(14,493)	(34,704)	(49,197)
Increase in accounts payable,
accrued payroll and accrued expenses	291,838	293,913	585,751
Increase (Decrease) in other liability	(500)	28,500	28,000
Net cash used in operating activities	(2,740,292)	(2,225,051)	(5,097,679)
Cash flows from investing activities:
Purchase of property and equipment	(155,524)	(39,500)	(195,024)
Purchase of license		(100,000)	(100,000)
Proceeds from sale of Atlas Mining warrant	506,250		506,250
Net cash provided from (used in) investing activities	350,726	(139,500)	211,226
Cash flows from financing activities:
Advances on related party line of credit	600,000		600,000
Advances from related parties	324,590	409,451	766,377
Repayment of amounts due to related parties	(155,051)	(482,535)	(637,586)
Issuance of convertible notes		4,156,000	4,156,000
Issuance of common stock			100,000
Proceeds from exercise of stock options	41,300		41,300
Net cash provided by financing activities	810,839	4,082,916	5,026,091
(Decrease) increase in cash and cash equivalents	(1,578,727)	1,718,365	139,638
Cash and cash equivalents at beginning of period	1,718,365	-	-
Cash and cash equivalents at end of period	$139,638	$1,718,365	$139,638
Non-cash investing and financing activities:
Common stock issued for convertible notes		$4,156,000	$4,156,000
Settlement of liabilities for services
with common stock	$170,102		$170,102
Acquisition of license settled through issuance
of common stock in 2006 (net of $100,000 cash)	$76,000	$214,000	$290,000
Common stock returned and cancelled in connection with license amendment	$(84,000)		$(84,000)

See notes to consolidated financial statements

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

1. PRINCIPAL BUSINESS ACTIVITY AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

The consolidated financial statements include the accounts of NaturalNano, Inc. (“NaturalNano”), a Nevada corporation, and its wholly owned subsidiary NaturalNano Research Inc. (“NN Research”) a Delaware corporation. All significant inter-company accounts and transactions have been eliminated in consolidation.

Description of the Business

NaturalNano (the “Company”), located in Pittsford, New York, is a development stage company engaged in the discovery, refinement and commercialization of naturally occurring nanoscale materials. The Company’s current activities are directed toward research, development, production and marketing of its proprietary technologies relating to the treatment and separation of nanotubes from halloysite clay and the development of related commercial applications for:

•	material additives for polymers, plastics and composites,

•	health and beauty and household products, and

•	agrichemical products.

NaturalNano is domiciled in the state of Nevada as a result of the merger with Cementitious Materials, Inc., (“CMI”), which was completed on November 29, 2005.

Cash Equivalents

Cash equivalents consist of money market securities with a maturity of three months or less when purchased. Cash equivalents are stated at cost plus accrued interest, which approximates market value.

Concentration of Credit Risk

The Company maintains cash in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses on these accounts.

Liquidity

As shown in the accompanying financial statements, the Company has incurred a loss from operations and negative cash flows from operations. Since inception (December 22, 2004), the Company’s growth was funded through a combination of convertible debt from private investors and cash advances from Technology Innovations, LLC. Management has taken notable actions to ensure that the Company will continue as a going-concern through December 31, 2007, including the completion of a private placement of $3,347,500 of 8% Senior Secured Convertible Notes on March 7, 2007 which, net of fees of $215,000, provided working capital proceeds of $3,132,500. Management believes this funding vehicle will enable the Company to continue as a viable business through 2007. See Note 11 “Subsequent Event” for disclosures relating to the terms of the March 7, 2007 8% Senior Secured Convertible Notes and related Warrants issued to Platinum Partners Long Term Growth IV, Longview Special Financing, Inc. and Platinum Advisors LLC.

The Company will continually evaluate funding options including additional offerings of its securities to private and institutional investors and other credit facilities as they become available. There can be no assurance as to the availability or terms upon which such financing alternatives might be available.

Research and Development

Research and development costs are expensed in the period the expenditures are incurred. Capital assets acquired in support of research and development are capitalized and depreciated over their estimated useful life and related depreciation expense is included in research and development expense.

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

Intangible Assets

Licenses are initially measured and recorded based on their fair market value at the date of their acquisition. The Company evaluates the recoverability of identifiable intangibles whenever events or changes in circumstances indicate that an intangible asset’s carrying value may not be recoverable. Such circumstances could include, but are not limited to, a significant decrease in market value of the asset or a significant adverse change in the extent or manner in which an asset is used. The evaluation of potential asset impairment requires significant judgments about future cash flows over the life of the asset under evaluation and actual future results may differ from assumed and estimated amounts.

Property and Equipment

Property and equipment, at cost, consists of the following:

	2006	2005	Useful Life

Lab equipment	$140,206		5 years
Furniture and office equipment	34,053	$26,079	5 years
Computers and software	20,765	13,421	3 years
	195,024	39,500
Accumulated depreciation	(35,785)	(4,748)
Net property and equipment	$159,239	$34,752

Depreciation of property and equipment is provided on a straight-line basis over the estimated useful lives of the related assets. Costs of internally developed intellectual property rights with indeterminate lives are expensed as incurred.

Deferred Taxes

Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply when the differences are expected to be realized. A valuation allowance is recognized if it is anticipated that some or all of the deferred tax asset may not be realized.

Loss Per Share

Basic loss per common share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted loss per common share gives effect to dilutive options and warrants outstanding during the period. Shares to be issued upon the exercise of the outstanding options and warrants are not included in the computation of diluted loss per share as their effect is anti-dilutive. There were 19,934,000 shares underlying outstanding options and warrants which have been excluded from the calculation at December 31, 2006.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates by management. Actual results could differ from these estimates.

Stock Options

The Company has a stock option plan which provides for the granting of up to 14,000,000 nonqualified or incentive stock options to officers, key employees, non-employee directors and consultants. The terms and vesting schedules for share-based awards vary by type of grant and the employment status of the grantee. Generally, option awards vest based upon time-based conditions and are granted at exercise prices based on the closing market price of the Company’s stock on the date of grant.

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

On January 1, 2006, the Company adopted the stock option expensing rules of Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment,” using the fair value recognition provisions of FAS No. 123, “Accounting for Stock-Based Compensation” for stock options already granted. The Company utilized the modified prospective approach of adoption under SFAS No. 123R which resulted in the recognition of $2,035,912 of employee compensation cost and $935,047 in consultant related option costs for the year ended December 31, 2006. Results for prior periods have not been restated.

The Company previously accounted for its employee stock option plan under Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, no stock-based employee compensation cost was reflected in the statement of operations in reporting periods prior to the first quarter of 2006, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under FAS 123, the Company’s net loss and per share results would have been adjusted to the pro forma amounts indicated below:

For the year ended December 31, 2005
Net Loss, as reported	$(2,666,382)
Deduct: Total stock-based compensation determined under fair-value-based method for all awards, net of related tax effects	(316,051)
Pro Forma Net Loss	$(2,982,433)

Basic and diluted loss per share- as reported	($0.03)
Basic and diluted loss per share- pro forma	($0.03)

The fair value of each stock option grant has been determined using the Black-Scholes model. The Black-Scholes method was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Such option valuation methods require various subjective assumptions including the expected stock price volatility. Because the Company’s stock options have characteristics different from those of traded options and because changes in the assumptions can materially affect their fair value estimate, in management’s opinion, the existing model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options. No income tax benefits were recognized due to the Company’s net operating loss carryforward position. The Company’s Board of Directors estimated the fair market value of stock option grants made during the first quarter of 2005 at $0.05 per share.

Stock Split

On January 27, 2006, the Company pursuant to a resolution of its Board of Directors acting under Section 78.207 of the Nevada General Corporation law filed a Certificate of Change to its Restated Articles of Incorporation to increase the number of authorized shares of our common stock, par value $0.001 per share, from 100 million shares to 200 million shares. This correspondingly increased the number of issued and outstanding shares of its common shares held by each stockholder of record as of February 8, 2006, the effective date of the Certificate of Change. The $0.001 par value was not changed as a result of this action. In conjunction with this resolution, the board authorized a two-for-one stock split of common stock effected in the form of a stock dividend to holders of record on February 8, 2006. Accordingly, all references to numbers of shares and to per share information in the consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis.

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the effect, if any, that FIN 48 will have on its consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting standards that require or permit fair value measurements. Accordingly, SFAS No. 157 does not require any new fair value measurement. SFAS No. 157 emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Companies will be required to disclose the extent to which fair value is used to measure assets and liabilities, the inputs used to develop the measurements and the effect of certain of the measurements on earnings (or changes in net assets) for the period. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the effect, if any, that SFAS No. 157 will have on its consolidated financial position or results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB No. 108"). SAB No. 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of determining whether the current year's financial statements are materially misstated. SAB No. 108 is effective as of the end of the Company's 2006 fiscal year, allowing a one-time transitional cumulative effect adjustment to beginning retained earnings as of January 1, 2006, for errors that were not previously deemed material, but are material under the guidance in SAB No. 108. The Company does not believe that SAB No. 108 had a material effect on its consolidated financial position or results of operations for the year ended December 31, 2006.

In December 2006, the FASB issued Staff Position No. EITF 00-19-2. This FSP addresses an issuer's accounting for registration payment arrangements and specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with FASB No. 5. The guidance in this FSP amends FASB Statements 133 and 150 and FASB Interpretation No. 45 to include scope exceptions for registration payment arrangements. This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006. The Company will adopt this EITF in the first quarter of 2007 in connection with the issuance of the 8% Senior Secured Convertible Notes and related warrants. See Note 11, “Subsequent Event.”

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

Reclassifications

For comparability, certain 2005 amounts have been reclassified, where appropriate, to conform to the financial statement presentation used in 2006.

2. RELATED PARTY RESEARCH AGREEMENT

On May 25, 2005, the Company entered into a joint research agreement with Nanolution, LLC, a wholly owned subsidiary of Biophan Technologies, Inc. (“BTI”). BTI is related to the Company’s principal stockholder, Technology Innovations, LLC, through common ownership. This agreement covers the exchange of ideas in support of a new drug delivery capability. The term of this agreement shall continue until the desired technology becomes commercially viable or until mutually terminated by both parties. All medical uses and inventions that arise as a result of this agreement will be owned by Nanolution, LLC and all purification processes for raw halloysite and non-medical applications will be owned by the Company.

3. AGREEMENTS WITH TECHNOLOGY INNOVATIONS, LLC

Technology Innovations, LLC (“TI”) is our principal stockholder with an equity ownership of 49% of our outstanding common stock as of December 31, 2006. TI is a New York limited liability corporation established in 1999 to develop intellectual property assets. The Chairman of our Board of Directors is the managing member of TI and has a 42.74% ownership of TI. TI founded NaturalNano, Inc., a Delaware corporation on December 22, 2004, with an initial cash contribution of $100,000 for all the outstanding shares of common stock.

On July 1, 2005, the Company granted 1 million stock options to TI with an exercise price of $0.05 per share. This exercise price reflects the estimated fair market value of these options on the date of grant as determined by the Company’s Board of Directors. This option grant has a ten-year term and as such expires on July 1, 2015. Under the vesting schedule, the options vest one-half on the date of grant and the balance on the first anniversary of the grant.

On March 2, 2007, Technology Innovations assigned all rights, title, interests in, and improvements to, the applications of various issued patents and pending applications to NaturalNano. This assignment relinquishes TI’s rights, under the April 27, 2005 license agreement, and results in the Company’s receipt of the marketable title to the patents, free and clear of any liens or encumbrances and eliminates future license fees and royalty payments as defined in the license. The April 27, 2005 exclusive, field of use limited license agreement (the “License Agreement”) with Technology Innovations, LLC granted the Company an exclusive world-wide license to make, use and sell the products developed under these patents. The License Agreement covered several patent applications and provisional patents owned by Technology Innovations LLC that will expire at various future dates.

On June 28, 2006, we entered into a Line of Credit agreement with TI pursuant to which TI committed to make advances in an aggregate amount of $1 million. Under the Line of Credit Agreement, advances were allowed in such amounts and at such times upon 15 days, notice except that no more than $300,000 could be advanced in any 30-day period. Amounts borrowed bear interest at the rate of 8% per annum. The Agreement contains conventional terms, including provisions relating to events of default. Amounts borrowed under this agreement are to be used for general working capital needs. As of December 31, 2006 and February 14, 2007, $600,000 and $900,000, respectively, had been advanced under the Line of Credit Agreement. The TI line of credit was established on terms we believed to be competitive with comparable transactions involving unaffiliated parties and was approved by the independent members of our Board of Directors. Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair value of the debt approximates the carrying amount. The repayment obligation under the Line of Credit Agreement and the Note were originally scheduled to expire on March 31, 2007, at which time TI would be able to demand repayment upon 15 days notice. In connection with the March 7, 2007 issuance of the 8% Senior Secured Convertible Notes (the “Notes”), TI agreed not to demand repayment as long as any amounts were outstanding on the Notes. See Note 11, “Subsequent Event” for additional description of the terms and conditions of the issuance of these Notes.

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

On December 29, 2004 the Company entered into a Line of Credit Agreement and a Promissory Note with TI that allowed for borrowings of up to $500,000 for working capital purposes and included an interest rate of 8% per annum. This agreement expired and all outstanding advances were repaid as of December 31, 2005.

During the first quarter of 2005, TI paid $10,400 in fees for licensing and business strategy consultations, to a firm owned by the Company’s former president. During fiscal 2005, the Company’s former President and former Chief Technology Officer provided technical consultations to an affiliate, Biophan Technologies, Inc. (“Biophan”). Biophan is an entity related to TI through common ownership. In connection with these consulting services, Biophan reimbursed the Company $16,500 and $5,077 for these services respectively which represented the cost of the salary and benefits for the proportionate time spent consulting.

4. AMBIT LICENSE AGREEMENT

On December 31, 2005, the Company entered into an exclusive licensing agreement for the rights to a patented technology in the field of electronics shielding. On November 13, 2006, the parties signed an amended and restated non-exclusive license agreement, effective October 1, 2006, modifying the terms of the original agreement. The amended license agreement calls for 20% royalty payments upon our sale of licensed products utilizing the technology or in instances of sublicense agreements and eliminates the original requirement calling for minimum royalty payments. The amended agreement includes annual reporting of progress made on product development and various confidentiality elements. This agreement shall remain in effect until the expiration date of the last-to-expire related patent that is cited in the agreement, which is currently projected to be in fiscal year 2014.

In consideration for the rights granted to NaturalNano under the original agreement, the Company paid $100,000 in cash and issued 200,000 shares of common stock valued at $1.45 per share. In connection with the amendment, the purchase price was modified and as a result the 200,000 shares issued to Ambit under the original agreement were returned to the Company.

The license was recorded as a non-current asset and is amortized on a straight line basis over an estimated useful life of nine years ending in fiscal year 2014. Amortization expense of $40,788 was recognized for this license agreement in 2006 and will be $33,152 annually for each year beginning in 2007 through 2014. Future royalty payments resulting from this agreement will be expensed as incurred.

5. TRANSACTIONS WITH ATLAS MINING COMPANY

On December 29, 2004, the Company contracted with Atlas Mining Company (OTC BB: ALMI) in Utah for the purchase of 500 tons of processed halloysite nanotubes. The Company paid $250,000 to a designated distributor of Atlas Mining with an additional $100,000 payable when commercial shipments in excess of $250,000 are achieved. As additional consideration, NaturalNano will pay 10% of the resale cash proceeds received from unaffiliated third parties in instances where the purchase price is in excess of $700 per ton up to a maximum of $2,000 per ton.

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

The Company estimates that approximately 30 tons of processed halloysite will be utilized under this supply agreement in the next twelve months. The remaining tonnage available under this agreement is expected to be used by the Company for customer order fulfillment and in research during periods beyond 2007. Accordingly, the balance sheet at December 31, 2006 presents $15,000 of this prepaid contract as a current asset and the balance as a non-current asset to reflect this material sourcing. Research and development expenses are recognized in the period the nanotubules are used in the development of proprietary applications and processes and cost of goods sold will be charged as customer shipments are made.

NaturalNano has identified various sources of halloysite that are considered suitable as alternate suppliers of this raw material, and as such, is not solely dependent upon Atlas Mining Company for delivery of halloysite materials.

On January 28, 2005, NaturalNano was issued a two-year warrant for the right to acquire 750,000 shares of Atlas Mining common stock at $.40 per share. The Company accounted for this warrant as a free-standing derivative and, accordingly, had recorded the warrant as an asset, at its fair market value and recognized Other income of $180,000 upon receipt. On August 9, 2006, the Company entered into a Warrant Purchase Agreement with a third party to sell the Atlas Mining warrant for $562,500 less fees of $56,250. The Company received the net proceeds of $506,250 as a result of this agreement on August 22, 2006.

The fair value of the Atlas Mining warrant was measured using the Black-Scholes valuation model on January 28, 2005 and December 31, 2005 and was estimated at $180,000 and $270,000, respectively. The Black-Scholes assumptions used in estimating fair market value of the warrant at each of these dates are as follows:

	January 28, 2005	December 31, 2005
Risk-free interest rate	3.2%	4.3%
Expected life of the warrant-days	730	393
Expected stock price volatility	115%	86%
Expected dividends	Zero	Zero

At each reporting date, the carrying value of the warrant was reduced to the estimated recoverable value based on the quoted market price of the Atlas Mining stock. At December 31, 2005, the warrant was marked-to-market at $270,000 with the change in fair market value recorded as other income.

6. INCOME TAXES

As of December 31, 2006, the Company had a net operating loss carryforward, for federal income tax purposes, of approximately $6.0 million, which expires from 2024 to 2026. The deferred tax asset was comprised of the following:

	December 31, 2006	December 31, 2005
Net operating loss carryforwards	$2,080,470	$750,197
Future tax deductions for stock options and warrants granted	2,205,810	146,312
Other temporary differences	20,285	31,204
	4,306,565	927,713
Valuation allowance	(4,306,565)	(927,713)
Net deferred tax asset	$0	$0

In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance for the deferred tax assets measured as of December 31, 2006.

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

7. STOCKHOLDERS’ EQUITY AND CONVERTIBLE BRIDGE NOTES

November 29, 2005 Merger with CMI

On November 29, 2005, the Company completed a recapitalization as a result of the reverse merger with Cementitious Materials, Inc. (a public shell company). Under the merger agreement, the Company merged into a newly formed subsidiary of Cementitious with NaturalNano, Inc. being the surviving entity. The components of the recapitalization are presented below.

	Common Shares	Common Stock	Additional Paid in Capital	Accumulated Deficit	Stock-holders Equity

CMI equity November 29, 2005	9,982,084	$9,982	$357,483	($367,465)	0
Issuance of new shares to NN stockholders	89,838,756	89,839	10,161		$100,000
Cancellation of NN shares November 29, 2005	(20,000,000)	(20,000)	(80,000)		(100,000)
Elimination of CMI accumulated deficit			(367,465)	367,465
November 29, 2005 Recapitalization	79,820,840	$79,821	($79,821)	$0	$0

In connection with the merger, TI, the Company’s principal stockholder, exchanged each of its outstanding shares for 4.492 shares of Cementitious stock for an aggregate of 89,838,756 shares. Each of the Company’s previously outstanding options and warrants were cancelled and replaced with the same number of options and warrants of Cementitious with rights to acquire common stock at economic and contractual terms consistent with the rights as defined in the original NaturalNano option and warrant agreements. The original options were not modified to accelerate vesting or extend the term of the new options.

Convertible Bridge Notes

As a result of the merger on November 29, 2005, $4,156,000 of Convertible Bridge Notes (the “Bridge Notes”) were converted into 20,939,200 shares of the Company’s common stock. These bridge notes included a mandatory conversion feature whereby $800,000 in debt was converted into 4,159,200 common shares and $3,356,000 in debt was converted into 16,780,000 shares of common stock in connection with the Cementitious Materials, Inc. merger which was completed on November 29, 2005. The Bridge Notes included an accrued interest provision of 8% per annum, generally beginning six months after the date of issuance. No interest was accrued or paid on these notes since all of this outstanding debt was satisfied with the conversion into common stock coincident with the merger.

These bridge notes were converted using a per share conversion price of $0.20 which was the estimated fair market value of the common stock on the date this debt was issued, as determined by the Company’s Board of Directors. The closing market price per common share on November 29, 2005 was $0.625.

Common Stock Issuances

On February 1 and 9, 2006 we issued an aggregate of 314,700 shares of our common stock to three entities in settlement of liabilities accrued for services and assets received by the Company during 2005. On February 1 and 9, 2006 we issued: (i) 40,000 shares to High Technology of Rochester, Inc., our previous landlord, in consideration for certain leasehold improvements and rent concessions to our office facilities, (ii) 74,700 shares to Medienimpuls GmbH as payment for consulting services, and (iii) 200,000 shares to Ambit Corporation in connection with the license of certain patented technology in the field of electronic shielding. The 200,000 shares to Ambit Corporation were returned to the Company during the fourth quarter of 2006 in connection with the November 13, 2006 amended license agreement. The value of the common stock issued and received in connection with these transactions has been valued based on the market price of the Company’s common stock on the date of these issuances and receipts.

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006
Warrant Grants

As of December 31, 2006, there were common stock warrants outstanding to purchase an aggregate 9,470,000 shares of common stock pursuant to the warrant grants described below.

On December 27, 2006, the Company granted 200,000 warrants to PR Financial Marketing, LLC (“PRM”) with an exercise price of $0.28 per share in connection with a consulting services agreement. This warrant was fully vested on the date of grant and expires on December 27, 2008. The value of the services received in connection with this agreement, have been measured utilizing the Black-Scholes model as of the date of the warrant grant. The assumptions used in this valuation included: (i) risk-free interest rate of 4.7%, (ii) weighted average expected term of two years; (iii) weighted average expected stock volatility 109% and (iv) expected dividends of zero. This valuation resulted in a fourth quarter 2006 charge of $32,460 included in the Statement of Operations.

On July 9, 2006, the Company issued a warrant to purchase 4,770,000 shares of common stock at exercise prices ranging from $0.75 to $1.30 per share (with a weighted average exercise price of $1.01 per share) to SBI Brightline XIII, LLC. This warrant was fully vested on the date of grant and may not be exercised if and to the extent that, immediately following such exercise the holder thereof would beneficially own 5% or more of the Company’s common stock. The warrant may be exercised in cash or by cashless exercise in lieu of cash. The warrant expires on March 30, 2009 and has been valued, using the Black-Scholes model, as of the date of grant. The assumptions used in this valuation included: (i) risk-free interest rate of 5.1%, (ii) weighted average expected term of 2.7 years, (iii) weighted average expected stock volatility 90% and (iv) expected dividends of zero. This valuation resulted in a third quarter 2006 charge of $3,006,786 included in the caption “Financing fees” in the accompanying Statement of Operations. None of these warrants had been exercised as of December 31, 2006. Neither these warrants nor the common stock issuable upon exercise of the warrants, have been registered under the Securities Act of 1933.

During the first quarter of 2005, the Company received $225,000 in financial consulting services from SBI USA, LLC for which payment was satisfied through the issuance of 4,500,000 common stock warrants. These warrants have an exercise price of $0.115 per share, were fully vested as of the March 31, 2005 issuance date and had an original expiration date of March 31, 2006. On December 19, 2005, the Board of Directors extended the expiration date of this instrument to March 31, 2007. As a result, the Company recorded $48,442 as an incremental cost for these services reflecting the estimated fair market value associated with the term extension, as calculated using the Black-Scholes valuation method. The assumptions used in this valuation were as follows: (i) risk-free interest rate of 4.49%, (ii) expiration date of the warrant of March 31, 2007, (iii) expected volatility of 113.2%, and (iv) expected dividends of zero. The consulting expenses relating to these warrants were provided during the first quarter of 2005 and were included in Financing fees in the accompanying Statements of Operations. None of these warrants had been exercised as of December 31, 2006. Neither these warrants nor the common stock issuable upon exercise of the warrants, have been registered under the Securities Act of 1933.

8. INCENTIVE STOCK PLAN

Under the NaturalNano 2005 Incentive Stock Plan, officers, employees, directors and consultants may be granted options to purchase the Company’s common stock at fair market value as of the date of grant. Options become exercisable over varying vesting periods commencing from the date of grant and have terms of five to ten years. The plan also provides for the granting of performance-based and restricted stock awards.

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

A summary of the status of NaturalNano’s incentive stock plan is presented below:

	2006			2005
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life-years	Shares	Weighted Average Exercise Price	Weighted Average Remaining Life-years

Outstanding at beginning of year	9,810,000	$0.05	9.34	0
Granted during the year	2,700,000	$0.59	9.59	9,900,000	$0.05	9.34
Exercised	(826,000)	$0.05	8.25	0
Cancelled or forfeited	(1,310,000)	$0.09	8.39	(90,000)	$0.05	9.49
Options outstanding at end of year	10,374,000	$0.19	8.67	9,810,000	$0.05	9.34

Options exercisable at end of year	8,105,666	$0.11	8.48	4,940,000	$0.05	9.29

Available for future grant	2,800,000		10.00	4,190,000	$0.05	10.00

The weighted average fair market value of the options granted during the year were $0.48 and $0.05 (before recapitalization) for 2006 and 2005 respectively.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Outstanding 12/31/06	Weighted Average Exercise Price	Weighted Average Remaining Life- Years	Shares Exercisable 12/31/06	Weighted Average Exercise Price

$0.05	7,724,000	$0.05	8.4	7,224,000	$0.05
$0.35 - $0.42	2,115,000	$0.42	4.9	711,666	$0.42
$1.06 - $1.20	330,000	$1.10	9.6	10,000	$1.20
$1.30 - $1.44	205,000	$1.42	9.4	160,000	$1.43
	10,374,000	$0.19	8.67	8,105,666	$0.11

As of December 31, 2006, the aggregate intrinsic value of stock options outstanding and stock options exercisable was $2,904,720 and $1,377,963 respectively. During 2006, options for 826,000 common shares were exercised at $0.05 per share, generating $41,300 in proceeds to the Company.

Non-vested stock option activity	Non-vested Shares	Weighted Average Grant Price Fair Value

Non-vested outstanding at December 31, 2005	4,870,000	$0.05
Granted during the year	2,700,000	$0.32
Vested	(3,991,666)	$0.11
Cancelled or forfeited	(1,310,000)	$0.08
Non-vested outstanding at December 31, 2006	2,268,334	$0.37

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

The fair value of stock options granted to consultants (including the options granted to Technology Innovations, LLC) has been recorded as an expense of $935,047 for the year ended December 31, 2006, and reflects changes in fair market value since the prior reporting period, calculated using the Black-Scholes valuation method. The Black-Scholes model utilizes the undiscounted quoted market price of the Company’s common stock and considers assumptions related to exercise price, expected volatility, risk-free interest rate, and the weighted average expected term of the stock option grants. Expected volatility assumptions utilized in the model were based on volatility of the Company’s stock price, the risk-free rate is derived from the U.S. treasury yield and the Company used a weighted average expected term.

Black-Scholes Valuation Assumptions:	12/31/06	12/31/05

Risk-free interest rate	4.6% to 5.2%	4.6%
Expected life in years	5 to 10	4.9
Weighted average expected stock volatility	88% -118%	90.5%
Expected dividends	zero	zero

As of December 31, 2006, unvested compensation cost for stock options previously issued to employees was approximately $853,000 and will be recognized in future years through 2009. The unvested cost of stock options previously issued to consultants was approximately $181,000 as of December 31, 2006 and will be revalued quarterly and charged to operations as the vesting occurs, during the periods through 2008, which is when the required performance by the consultants is complete.

In addition to options granted under the NaturalNano, Inc. 2005 Incentive Stock Plan, the Company has made certain option grants, for an aggregate of 90,000 common stock options, outside of this plan. These grants include vesting criteria commencing from the grant date, an exercise price of $0.10 per share and expiration dates varying from five to ten years from the date of grant. The cost of the fair value of these stock options has been determined utilizing the Black-Scholes model as described above.

9. COMMITMENTS AND LEASE OBLIGATIONS

On August 12, 2005 we entered into a non-exclusive license agreement with the United States Department of the Navy, as represented by the Naval Research Laboratory (“NRL”) for non-exclusive rights and a license to patented technologies in the fields of halloysite clay and nanotubules. The license had an original term of six months during which time the parties would actively negotiate a partially exclusive license within specific fields of use. The agreement allows for the extension of the original term from the effective date for the purpose of completing license negotiations. The license is not transferable or assignable and does not allow sub-licenses. The NRL and the Company are engaged in negotiations in connection with the completion of a partially exclusive license and anticipate the completion of such an agreement in 2007. The current agreement includes a non-refundable license issue fee of $10,000, paid at signing, and annual minimum license fees of $5,000 in each of the calendar years 2006 and 2007, and $10,000 for calendar year 2008 and each year thereafter throughout the period of the license. The annual license fees are not refundable and shall be credited toward any payment of royalties earned during the calendar year following such payment.

The Company leases office and laboratory space as well as certain research and development equipment under the terms of various operating leases. Certain of the equipment leases contain purchase options at prices representing the fair market value of the related equipment at the expiration of the term of the lease.

On February 1, 2006, the Company entered into a two year lease agreement that included a one year renewal option that expires on January 31, 2009. This space, representing approximately 3,000 square feet of laboratory space, has been used in establishing our research facility and is located in Rochester, New York. The annual rent for each of the initial two years of the agreement is $46,187 and increases to $47,687, if the final year option is exercised. The Company is also responsible for a pro rata allocation of the operating costs of this facility, to be assessed annually by the landlord. The Company utilizes approximately 4% of the total facility.

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

On September 19, 2006, the Company entered into a lease agreement covering approximately 2,250 square feet for office space. This lease expires on April 30, 2022 subject to our right to terminate at any time after March 1, 2009 upon 90 days notice. For lease years commencing March 1, 2007 and 2008, we will pay an annual base rent of $44,000. For each year commencing on March 1, 2009 and continuing through April 30, 2011, the base rent will increase by 5% over the previous year’s rent. For each year beginning March 1, 2009 and continuing through April 30, 2017, the base rent will increase by 3% over the previous year’s rent. The landlord is responsible for all real property taxes for the first 38 months of the term; thereafter, the landlord will absorb the first 3% of any increases and half of the remaining 97% will be reimbursed by the Company based on our proportionate share (17%) of the building usage. In addition to being responsible for utilities within our leased space, we have agreed to pay our proportionate share of utility charges for common areas within the building. This facility lease provides for scheduled increases in base rent and as such, rent expense will be charged ratably over the term of the lease resulting in deferred rent payable, which will represent cumulative rent expense charged to operations from inception of the lease in excess of required lease payments.

On May 13, 2005, the Company entered into an operating lease agreement for office space expiring May 31, 2008. The lease allowed for the termination at any time after May 31, 2006 upon ninety days prior written notice to the landlord. In accordance with this provision, the Company provided notice to the landlord terminated this agreement during the first quarter of 2007 coincident with the relocation of our primary business operations, described above.

Total rent expense for the years ended December 31, 2006 and 2005 were $79,728 and $ 31,970 respectively.

Presented below are the minimum future payments under these license and lease agreements:

For each of the years ending December 31:	Office and lab space	Equipment	License	Total

2007	$90,897	$26,609	$5,000	$122,506
2008	44,000	11,013	10,000	65,013
2009	45,833	1,550		47,383
2010	48,125	0		48,125
2011	49,723	0		49,723
Thereafter	598,308	0		598,308
Total	$876,886	$39,172	$15,000	$931,058

10. STOCK PURCHASE AGREEMENT WITH SBI

On July 9, 2006 we entered into the Stock Purchase Agreement with SBI Brightline XIII, LLC (“SBI”), pursuant to which SBI agreed to purchase up to 15,321,154 shares of our Common Stock for an aggregate purchase price of $15,500,000. The shares are to be sold in eighteen (18) tranches at increasing per share purchase prices ranging from $0.75 to $1.30, for a weighted average price of $1.01 per share. Except for the requirement to sell the tranches in order and the requirement that the resale of the shares be covered by an effective registration statement under the Securities Act of 1933, there is no limitation on when we require SBI to purchase the shares. We are not obligated to sell any shares to SBI unless and until we make an election to do so. SBI is not obligated to purchase shares, pursuant to the Stock Purchase Agreement, unless the resale of the shares have been registered under the Securities Act. On July 11, 2006, we filed a registration statement on Form SB-2 covering the shares issuable to SBI under the Stock Purchase Agreement. The registration had not been declared effective by the Securities and Exchange Commission when, on March 1, 2007 the Company formally withdrew the registration statement due to management’s continuing concern as to the viability of this financing agreement. No securities have been sold to SBI in connection with this Purchase Agreement.

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

11. SUBSEQUENT EVENT

8% Senior Secured Convertible Notes and related Warrants

On March 7, 2007, we entered into a Loan and Security Agreement (the “Purchase Agreement”) for $3,347,500 with Platinum Partners Long Term Growth IV (“Platinum”), Longview Special Financing, Inc. (“Longview”) and Platinum Advisors LLC (the “Agent”), for its own account and as agent for the other investors.

Pursuant to the Purchase Agreement, we issued $3,250,000 face amount of 8% Senior Secured Promissory Notes (the “Notes”) to Platinum and Longview. The holders of the Notes may elect to convert the Notes at any time into shares of our common stock at a price of $0.22 per share (the “Conversion Price”). The Notes contain anti-dilution protection that will automatically adjust the Conversion Price should we issue equity or equity-linked securities at a price per common share below the Conversion Price to the price at which we issue such equity or equity-linked securities. Interest on the outstanding principal amount under the Notes is payable quarterly at rate of 8% per annum, payable at our option in cash or in shares of our common stock registered for resale under the Securities Act of 1933 (the “Securities Act”). If we elect to make an interest payment in common stock, the number of shares issuable by us will be based upon 85% of the 20-day trailing volume weighted average price per share as reported on Bloomberg LP (the “VWAP”). Principal on the Notes is due and payable on March 7, 2009. If the closing price of our common stock on the principal market or exchange on which our stock is traded (currently, the Over-the-Counter Bulletin Board) is at least $1.00 for twenty consecutive trading days, we can compel conversion of the Notes at the Conversion Price.

Our obligations under the Notes are secured by first priority security interests in substantially all of our assets and substantially all of the assets of our wholly-owned subsidiary, NaturalNano Research, Inc. (“NN Research”). In connection with the grant of these security interests, on March 7, 2007, we entered into a Pledge Agreement (the “Pledge Agreement”) with the Agent and the other investors, pursuant to which we granted to the investors and the Agent a security interest in all of the outstanding shares of the common stock of NN Research. In connection with the grant of these security interests, on March 7, 2007, NN Research entered into the Patent Security Agreement (the “Patent Security Agreement”) with the Agent and the other investors, pursuant to which NN Research granted to the investors and the Agent a security interest in all of NN Research’s patent interests.

As further consideration, on March 7, 2007 we issued to Platinum and Longview two series of warrants, for the purchase at any time on or before March 7, 2011, of an aggregate of 22,159,092 shares of our common stock. The first series of warrants (the “Series A Warrants”) covers the purchase of an aggregate of 11,079,546 shares of our common stock at an exercise price of $0.22 per share. The second series of warrants (the “Series B Warrants”) covers the purchase of an additional aggregate of 11,079,546 shares of our common stock at an exercise price of $0.33 per share. If the closing price of our common stock on the principal market or exchange on which our stock is traded (currently the Over-the-Counter Bulletin Board) is at least $0.75 for twenty consecutive trading days, we can compel exercise of the Series A Warrants. Each series of Warrants contain anti-dilution protection that will automatically adjust the exercise price of such series of Warrants should we issue equity or equity-linked securities at a price per common share below the exercise price of such series to the price at which we issue such equity or equity-linked securities.

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2006

On March 7, 2007, as consideration for due diligence services in connection with the Purchase Agreement, we paid to the Agent a cash fee of $97,500 and issued to that firm (i) a Note (identical in form to the Notes issued to the other investors) in the principal amount of $97,500, (ii) Series A warrants for the purchase of 332,387 shares of our common stock at $0.22 per share, (iii) Series B Warrants for the purchase of a total of 1,473,581 shares of our common stock at $0.33 per share, and (iv) a warrant (the “Series C Warrant”) for the purchase at any time on or before March 7, 2011 of 1,141,194 shares of our common stock at an exercise price of $0.22 per share.

On March 7, 2007, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Agent and the other investors, pursuant to which we agreed to register for resale under the Securities Act the common stock issuable upon the exercise of the Warrants, in payment of interest on, or upon conversion of, the Notes, or, at the option of the investors, in satisfaction of certain liquidated damages provisions in the Registration Rights Agreement.

In connection with the Purchase Agreement, on March 2 and 5, 2007, NN Research entered into Patent Assignment agreements (the “Patent Assignments”) with Technology Innovations, LLC (“TI”), our principal stockholder, pursuant to which TI assigned to NN Research all of its rights, title and interest in certain issued patents and pending patent applications, with respect to which TI had previously granted NN Research licenses. TI also agreed, in a letter to the Agent and the other investors dated March 7, 2007 (the “Lock-Up Letter”), that for a period of two years from the date of the Lock-Up Letter it will not (except as permitted under the Lock-Up Letter in certain limited circumstances) sell, transfer or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock. TI further agreed, in a letter to the Agent and the other investors dated March 7, 2007 (the “Standstill Letter”), that it would not demand repayment by us or NN Research of any obligations for money borrowed except as defined in the Purchase Agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of NaturalNano, Inc.

We have reviewed the accompanying condensed consolidated balance sheet of NaturalNano, Inc. and Subsidiary (a development stage company) (the "Company") as of March 31, 2007, and the related condensed consolidated statements of operations and cash flows for the three-month periods ended March 31, 2007 and 2006 and the related condensed consolidated statement of stockholders equity (deficiency) and the amounts in the cumulative column in the condensed consolidated statements of operations and cash flows for the period from December 22, 2004 (inception) to March 31, 2007. These interim financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with standards of the Public Company Accounting Oversight Board, the consolidated balance sheet of NaturalNano, Inc. as of December 31, 2006, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the year then ended and the cumulative amounts from December 22, 2004 (inception) to December 31, 2006 (not presented herein). In our report dated March 29, 2007, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2006, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

May 10, 2007

NaturalNano, Inc.
(A Development Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEET

	March 31,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,783,046	$139,638
Prepaid halloysite materials	15,000	15,000
Other current assets	95,096	49,197
Total current assets	2,893,142	203,835
Non-current assets:
Prepaid halloysite materials	234,650	234,650
Deferred financing costs, net	733,814
License, net of amortization	256,924	265,212
Property and equipment, net	215,387	159,239
Total non-current assets	1,440,775	659,101
Total Assets	$4,333,917	$862,936

Liabilities and Stockholders' Equity (Deficiency)

Liabilities
Current liabilities:
Related party line of credit	$900,000	$600,000
Accounts payable	150,725	241,478
Accrued payroll	110,605	85,550
Accrued expenses	146,355	88,621
Registration rights liability	133,900
Due to related parties	53,975	128,791
Total current liabilities	1,495,560	1,144,440
Non-current liabilities:
8% Senior secured convertible notes, net of $3,240,380 discount	107,120
Other long term liabilites	27,404	28,000
Total Liabilities	1,630,084	1,172,440
Stockholders’ Equity (Deficiency)
Preferred Stock – $.001 par value, 10 million shares authorized, none issued
Common stock - $.001 par value 200 million authorized,
Issued and outstanding 121,860,740 and 121,700,740, respectively	121,861	121,701
Additional paid in capital	15,395,387	11,105,430
Deficit accumulated in the development stage	(12,813,415)	(11,536,635)
Total stockholders' equity (deficiency)	2,703,833	(309,504)
Total liabilities and stockholders' equity (deficiency)	$4,333,917	$862,936

See notes to condensed consolidated financial statements

NaturalNano, Inc.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	For the three months ended		From inception: December 22, 2004
	March 31,		to March 31,
	2007	2006	2007

Income:

Sample revenue			$15,500

Operating expenses:
Research and development (a)	$586,019	$724,378	3,285,729
General and administrative (a)	532,513	1,253,556	6,630,916
	1,118,532	1,977,934	9,916,645

Loss from Operations	(1,118,532)	(1,977,934)	(9,901,145)

Other income (expense):
Income from cooperative research project			180,000
Gain on Atlas Mining warrant		331,800	326,250
Interest expense, net	(158,248)	12,874	(138,292)
Financing fees			(3,280,228)
	(158,248)	344,674	(2,912,270)
Net loss	$(1,276,780)	$(1,633,260)	$(12,813,415)

Loss per common share - basic and diluted	$(0.01)	$(0.01)

Weighted average shares outstanding	121,711,407	120,963,794

(a) Stock based compensation expense included in the Statement of Operations for the quarters ended March 31, 2007 and 2006, respectively, are as follows:

· Research and development expense of $255,895 and $474,343.

· General and administrative expense of $262,004 and $664,117.

See notes to condensed consolidated financial statements

NaturalNano, Inc.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIENCY)

				Deficit
	Common Stock		Additional Paid-in	Accumulated in Development	Stockholders’ Equity
	Shares	Amount	Capital	Stage	(Deficiency)
December 22, 2004 (inception)
20,000,000 shares issued for	20,000,000	$20,000	$80,000		$100,000
cash @ $.005 per share
Net loss from inception to 12/31/04				$(7,336)	(7,336)
Balance at December 31, 2004	20,000,000	$20,000	$80,000	$(7,336)	$92,664
Warrant issued for 4,500,000 shares			273,442		273,442
of common stock for services
Vesting of stock options granted			270,082		270,082
Shares issued pursuant to convertible
bridge notes on 11/29/05	20,939,200	20,939	4,135,061		4,156,000
Recapitalization on 11/29/05	79,820,840	79,821	(79,821)		0
Net loss for the year ended 12/31/05				(2,666,382)	(2,666,382)
Balance at December 31, 2005	120,760,040	$120,760	$4,678,764	$(2,673,718)	$2,125,806
Grant of common stock in exchange for license @ $1.45 per share	200,000	200	289,800		290,000
Grant of common stock as settlement of liability @ $1.45 per share	60,600	61	87,809		87,870
Grant of common stock as settlement of liability @ $1.52 per share	54,100	54	82,178		82,232
Common stock returned and cancelled @ $0.42 per share	(200,000)	(200)	(83,800)		(84,000)
Vesting of stock options granted			2,970,959		2,970,959
Warrants issued:
4,770,000 shares at exercise prices from:
$0.75 to $1.30 per share			3,006,786		3,006,786
200,000 shares at $0.28 per share			32,460		32,460
Exercise of stock options @ $.05 per share	826,000	826	40,474		41,300
Net loss for the year ended 12/31/06				(8,862,917)	(8,862,917)
Balance at December 31, 2006	121,700,740	$121,701	$11,105,430	$(11,536,635)	$(309,504)
UNAUDITED
Allocation of proceeds to warrants			3,213,600		3,213,600
Fair market value of 2,947,162 warrants issued with an exercise price of $0.22 price per share in partial payment of financing costs			501,018		501,018
Vesting of stock options granted			517,899		517,899
Grant of common stock for property and
equipment @ $0.36 per share	160,000	160	57,440		57,600
Net loss for the quarter ended 3/31/07				(1,276,780)	(1,276,780)
Balance at March 31, 2007	121,860,740	$121,861	$15,395,387	$(12,813,415)	$2,703,833

See notes to condensed consolidated financial statements

NaturalNano, Inc.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

			From inception December 22,
	For the three months ended		2004 through
	March 31,		March 31,
	2007	2006	2007
Cash flows from operating activities:
Net loss	$(1,276,780)	$(1,633,260)	$(12,813,415)
Adjustments to reconcile net loss to net cash
used in operating activites:
Depreciation and Amortization	18,981	11,668	95,554
Amortization of discount on convertible notes	107,120		107,120
Amortization of deferred financing costs	25,304		25,304
Vesting of stock options	517,899	1,138,460	3,758,940
Issuance of warrants for services			3,312,688
Receipt of and gain on Atlas Mining warrant		(331,800)	(506,250)
Changes in operating assets and liabilities:
(Increase) in prepaid halloysite materials			(249,650)
(Increase) in other current assets	(45,899)	(9,419)	(95,096)
Increase in accounts payable,
accrued payroll and accrued expenses	(7,964)	17,900	577,787
Increase (Decrease) in other liability	(596)	4,000	27,404
Net cash used in operating activities	(661,935)	(802,451)	(5,759,614)
Cash flows from investing activities:
Purchase of property and equipment	(9,241)	(30,379)	(204,265)
Purchase of license			(100,000)
Proceeds from sale of Atlas Mining warrant			506,250
Net cash (used in) provided by investing activities	(9,241)	(30,379)	201,985
Cash flows from financing activities:
Proceeds from convertible notes	3,250,000		7,406,000
Advances on related party line of credit	300,000		900,000
Advances from related parties	98,636	26,320	865,013
Repayment of amounts due to related parties	(173,452)	(55,108)	(811,038)
Deferred financing costs	(160,600)		(160,600)
Issuance of common stock			100,000
Proceeds from exercise of stock options		20,000	41,300
Net cash provided by (used in) financing activities	3,314,584	(8,788)	8,340,675
Increase (decrease) in cash and cash equivalents	2,643,408	(841,618)	2,783,046
Cash and cash equivalents at beginning of period	139,638	1,718,365	-
Cash and cash equivalents at end of period	$2,783,046	$876,747	$2,783,046
Schedule of non-cash investing and financing activities:
Issuance of warrants in partial payment of financing costs	$501,018		$501,018
Note issued in consideration of deferred financing costs	$97,500		$97,500
Allocation of proceeds from discount on
notes payable and warrants grants	$3,347,500		$3,347,500
Registration rights liability	$133,900		$133,900
Common stock issued for property and equipment	$57,600		$57,600
Common stock issued for convertible notes			$4,156,000
Settlement of liabilities for services in common stock		$48,340	$170,102
Acquisition of license settled through issuance
of common stock in 2006 (net of $100,000 cash)		$214,000	290,000
Common stock returned and cancelled in
connection with license agreement			$(84,000)

See notes to condensed consolidated financial statements

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007

1. PRINCIPAL BUSINESS ACTIVITY AND SIGNIFICANT ACCOUNTING POLICIES

Interim Financial Statements

The condensed consolidated financial statements as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 are unaudited. However, in the opinion of management of the Company, these financial statements reflect all adjustments, consisting solely of normal recurring adjustments, necessary to present fairly the financial position and results of operations for such interim periods. The results of operations for the interim periods presented are not necessarily indicative of the results to be obtained for a full year. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

Basis of Consolidation

The consolidated financial statements include the accounts of NaturalNano, Inc. (“NaturalNano”), a Nevada corporation, and its wholly owned subsidiary NaturalNano Research Inc. (“NN Research”) a Delaware corporation. All significant inter-company accounts and transactions have been eliminated in consolidation.

Description of the Business

NaturalNano (the “Company”), located in Pittsford, New York, is a development stage company engaged in the discovery, refinement and commercialization of naturally occurring nanoscale materials. The Company’s current activities are directed toward research, development, production and marketing of its proprietary technologies relating to the treatment and separation of nanotubes from halloysite clay and the development of related commercial applications for:

•	material additives for polymers, plastics and composites,

•	health and beauty and household products, and

•	agri-chemical products.

NaturalNano is domiciled in the state of Nevada as a result of the merger with Cementitious Materials, Inc., (“CMI”), which was completed on November 29, 2005.

Cash Equivalents

Cash equivalents consist of money market securities with a maturity of three months or less when purchased. Cash equivalents are stated at cost plus accrued interest, which approximates market value.

Concentration of Credit Risk

The Company maintains cash in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses on these accounts.

Liquidity

As shown in the accompanying financial statements, the Company has incurred a loss from operations since inception, December 22, 2004. Since inception, the Company’s growth has been funded through a combination of convertible debt from private investors and cash advances from Technology Innovations, LLC. Management has taken notable actions in the first quarter of 2007 to ensure that the Company will continue as a going-concern through December 31, 2007, including the completion of a private placement of $3,347,500 of 8% Senior Secured Convertible Notes (the “Notes”) on March 7, 2007 which, net of all cash fees paid, provided net proceeds of $3,089,400. Management believes this funding vehicle will enable the Company to continue as a viable business through 2007. See Note 2 for disclosures relating to the terms of the Notes and related Warrants issued to Platinum Partners Long Term Growth IV, Longview Special Financing, Inc. and Platinum Advisors LLC.

The Company will continually evaluate funding options including additional offerings of its securities to private and institutional investors and other credit facilities as they become available. There can be no assurance as to the availability or terms upon which such financing alternatives might be available.

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007

Research and Development

Research and development costs are expensed in the period the expenditures are incurred. Capital assets acquired in support of research and development are capitalized and depreciated over their estimated useful life and related depreciation expense is included in research and development expense.

Intangible Assets

The Company evaluates the recoverability of identifiable intangibles whenever events or changes in circumstances indicate that an intangible asset’s carrying value may not be recoverable. Such circumstances could include, but are not limited to, a significant decrease in market value of the asset or a significant adverse change in the extent or manner in which an asset is used. The evaluation of potential asset impairment requires significant judgments about future cash flows over the life of the asset under evaluation and actual future results may differ from assumed and estimated amounts.

Property and Equipment

Depreciation of property and equipment is provided on a straight-line basis over the estimated useful lives of the related assets. Costs of internally developed intellectual property rights with indeterminate lives are expensed as incurred.

Deferred Taxes

Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply when the differences are expected to be realized. A valuation allowance is recognized if it is anticipated that some or all of the deferred tax asset may not be realized.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not believe that FIN 48 had a material effect on its consolidated financial position or results of operations as the Company has no unrecognized tax benefits and has not incurred any interest or penalties in any of its tax jurisdictions. The Company has open tax years beginning in calendar year 2004 through 2006. None of the Company's tax returns have been examined by federal or state jurisdictions during these periods.

Loss Per Share

Basic loss per common share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted loss per common share gives effect to dilutive options and warrants outstanding during the period. Shares to be issued upon the exercise of the outstanding options and warrants are not included in the computation of diluted loss per share as their effect is anti-dilutive. As of March 31, 2007 there were 59,456,164 shares underlying convertible debt, outstanding options and warrants which have been excluded from this calculation.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates by management. Actual results could differ from these estimates.

Stock Options

The Company maintains two stock option plans which provide for the granting of nonqualified or incentive stock options to officers, key employees, non-employee directors and consultants. The terms and vesting schedules for share-based awards vary by type of grant and the employment status of the grantee. Generally, option awards vest based upon time-based conditions and are granted at exercise prices based on the closing market price of the Company’s stock on the date of grant. Stock-based compensation costs are recognized on a straight-line basis over the requisite service period thereby aligning these costs with the related service provided.

The NaturalNano, Inc. 2005 Incentive Stock Plan (“the 2005 Plan”) was adopted on September 23, 2005 by the shareholders and Board of Directors of the Company. The 2005 Plan authorizes the issuance of up to 14,000,000 shares of common stock. The NaturalNano, Inc. 2007 Incentive Stock Plan (“the 2007 Plan”) was adopted by the Board of Directors of the Company on February 25, 2007. The 2007 Plan authorizes up to 7,000,000 shares of common stock.

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007

The Company accounts for the recognition of stock option expenses in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment,” using the fair value recognition provisions of FAS No. 123, “Accounting for Stock-Based Compensation.”

The fair value of each stock option grant has been determined using the Black-Scholes model. The Black-Scholes method was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Such option valuation methods require various subjective assumptions including expected stock price volatility. Because the Company’s stock options have characteristics different from those of traded options and because changes in the assumptions can materially affect their fair value estimate, in management’s opinion, the existing model does not necessarily provide a reliable single measure of the fair value of the Company’s stock options. No income tax benefits were recognized due to the Company’s net operating loss carry forward position. The Company’s Board of Directors estimated the fair market value of stock option grants made during the first quarter of 2005 at $0.05 per share.

Stock Split

On January 27, 2006, the Company pursuant to a resolution of its Board of Directors acting under Section 78.207 of the Nevada General Corporation law filed a Certificate of Change to its Restated Articles of Incorporation to increase the number of authorized shares of our common stock, par value $0.001 per share, from 100 million shares to 200 million shares. This correspondingly increased the number of issued and outstanding shares of its common shares held by each stockholder of record as of February 8, 2006, the effective date of the Certificate of Change. The $0.001 par value was not changed as a result of this action. In conjunction with this resolution, the board authorized a two-for-one stock split of common stock effected in the form of a stock dividend to holders of record on February 8, 2006. Accordingly, all references to numbers of shares and to per share information in the consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2. 8% SENIOR SECURED CONVERTIBLE NOTES AND RELATED WARRANTS

On March 7, 2007, we entered into a Loan and Security Agreement (the “Purchase Agreement”) for $3,347,500 consisting of $3,250,000 8% senior secured convertible notes and a note for $97,500 as partial consideration of due diligence fees with Platinum Partners Long Term Growth IV (“Platinum”), Longview Special Financing, Inc. (“Longview”) and Platinum Advisors LLC (the “Agent”).

On March 7, 2007, we issued a series of warrants, to Platinum, Longview and Platinum Advisors, for the purchase of an aggregate of 25,106,254 shares of our common stock at any time on or before March 7, 2011. The first series of warrants (the “Series A Warrants”) covers the purchase of an aggregate of 11,411,933 shares of our common stock at an exercise price of $0.22 per share. The second series of warrants (the “Series B Warrants”) covers the purchase of an additional aggregate of 12,553,127 shares of our common stock at an exercise price of $0.33 per share. The third series of warrants (the Series C Warrants”) covers the purchase of 1,141,194 shares of our common stock with an exercise price of $0.22 per share. If the closing price of our common stock on the principal market or exchange on which our stock is traded (currently the Over-the-Counter Bulletin Board) is at least $0.75 for twenty consecutive trading days, we can compel exercise of the Series A Warrants. Each series of warrants contain anti-dilution protection that will automatically adjust the exercise price of such series of Warrants should we issue equity or equity-linked securities at a price per common share below the exercise price of such series to the price at which we issue such equity or equity-linked securities. None of these warrants had been exercised as of March 31, 2007. Neither these warrants nor the common stock issuable upon exercise of the warrants, have been registered under the Securities Act of 1933.

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007

Loan and Security Agreement with Platinum Partners Long Term Growth IV and Longview Special Financing, Inc.

Pursuant to the Purchase Agreement, we issued $3,250,000 face amount of 8% Senior Secured Promissory Notes (the “Notes”) to Platinum and Longview. The holders of the Notes may elect to convert the Notes at any time into shares of our common stock at a price of $0.22 per share (the “Conversion Price”). The Notes contain anti-dilution protection that will automatically adjust the Conversion Price should we issue equity or equity-linked securities at a price per common share below the Conversion Price to the price at which we issue such equity or equity-linked securities. Interest on the outstanding principal amount under the Notes is payable quarterly at rate of 8% per annum, payable at our option in cash or in shares of our common stock registered for resale under the Securities Act of 1933 (the “Securities Act”). If we elect to make an interest payment in common stock, the number of shares issuable by us will be based upon 85% of the 20-day trailing volume weighted average price per share as reported on Bloomberg LP (the “VWAP”). Principal on the Notes is due and payable on March 7, 2009. If the closing price of our common stock on the principal market or exchange on which our stock is traded (currently, the Over-the-Counter Bulletin Board) is at least $1.00 for twenty consecutive trading days, we can compel conversion of the Notes at the Conversion Price.

Our obligations under the Notes are secured by first priority security interests in substantially all of our assets and substantially all of the assets of our wholly-owned subsidiary, NaturalNano Research, Inc. (“NN Research”). In connection with the grant of these security interests, on March 7, 2007, we entered into a Pledge Agreement (the “Pledge Agreement”) with the Agent and the other investors, pursuant to which we granted to the investors and the Agent a security interest in all of the outstanding shares of the common stock of NN Research. In connection with the grant of these security interests, on March 7, 2007, NN Research entered into the Patent Security Agreement (the “Patent Security Agreement”) with the Agent and the other investors, pursuant to which NN Research granted to the investors and the Agent a security interest in all of NN Research’s patent interests.

Warrant Agreements with Platinum Partners Long Term Growth IV and Longview Special Financing, Inc.

As further consideration, on March 7, 2007 we issued to Platinum and Longview two series of warrants, for the purchase at any time on or before March 7, 2011, of an aggregate of 22,159,092 shares of our common stock. The first series of warrants (the “Series A Warrants”) covers the purchase of an aggregate of 11,079,546 shares of our common stock at an exercise price of $0.22 per share. The second series of warrants (the “Series B Warrants”) covers the purchase of an additional aggregate of 11,079,546 shares of our common stock at an exercise price of $0.33 per share. If the closing price of our common stock on the principal market or exchange on which our stock is traded (currently the Over-the-Counter Bulletin Board) is at least $0.75 for twenty consecutive trading days, we can compel exercise of the Series A Warrants. Each series of Warrants contain anti-dilution protection that will automatically adjust the exercise price of such series of Warrants should we issue equity or equity-linked securities at a price per common share below the exercise price of such series to the price at which we issue such equity or equity-linked securities.

The fair value of the warrants was determined using the Black-Scholes model and was measured on March 7, 2007 at $3,767,046. The Company recorded a discount on the related Notes in the amount of $3,213,600 for the fair value of these warrants. This discount is being amortized on a straight line basis over twenty four months, the life of the Notes. During the quarter ended March 31, 2007, the Company recorded $107,120 in amortization expense for the discount on the convertible notes which is included in interest expense in the accompanying Statement of Operations.

The Black-Scholes valuation model has been used to derive the fair value of the related warrants issued in connection with these Notes. An expected volatility assumption of 112% has been based on the volatility of the Company’s stock price utilizing a look-back basis and the risk-free interest rate of 4.5% has been derived from the U.S. treasury yield. The market price of the Company’s common stock on March 7, 2007 was $0.23 per share. The expiration date used in the valuation model aligns with the warrant life of four years. The dividend yield was assumed to be zero.

Due Diligence Fees and Related Agreements with Platinum Advisors LLC (the “Agent”)

On March 7, 2007, as consideration for due diligence services in connection with the Purchase Agreement, we paid to the Agent a cash fee of $97,500 and issued to that firm (i) a Note (identical in form to the Notes issued to the other investors) in the principal amount of $97,500, (ii) Series A warrants for the purchase of 332,387 shares of our common stock at $0.22 per share, (iii) Series B Warrants for the purchase of a total of 1,473,581 shares of our common stock at $0.33 per share, and (iv) a warrant (the “Series C Warrant”) for the purchase at any time on or before March 7, 2011 of 1,141,194 shares of our common stock at an exercise price of $0.22 per share. The fair market value of the warrants granted in connection with the due diligence services described above has been determined utilizing the Black-Scholes model as of the date of the Purchase Agreement. A charge to Additional Paid-in Capital in the amount of $501,018 reflects the fair market value of the warrants granted in connection with these due diligence services. Other fees of  $160,600 were paid in cash in connection with Purchase Agreement. The deferred financing costs are being amortized on a straight line basis over the twenty-four month term of the notes and resulted in amortization expense of $25,304 in the first quarter of 2007.

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007

Registration Rights Agreement

In December 2006, the FASB issued Staff Position No. EITF 00-19-2. This FSP addresses an issuer's accounting for registration payment arrangements and specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with FASB No. 5. The guidance in this FSP amends FASB Statements 133 and 150 and FASB Interpretation No. 45 to include scope exceptions for registration payment arrangements. This FSP further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006. The Company adopted this EITF in the first quarter of 2007 in connection with the issuance of the 8% Senior Secured Convertible Notes and related warrants as described below.

On March 7, 2007, we entered into a Registration Rights Agreement with the Agent and the other investors, pursuant to which we agreed to prepare and file within 60 days of the March 7, 2007 agreement, a registration statement for resale under the Securities Act, the common stock issuable upon the exercise of the Warrants, in payment of interest on, or upon conversion of, the Notes. The Company further agreed to use its best efforts to cause the Registration Statement to be declared effective 120 days following the March 7, 2007 agreement date and to maintain such Registration Statement for the two year period following this date. This agreement allows for liquidated damages based on a daily amount of $0.0333% of the principal amount of the notes relating to the common stock issuable upon conversion of the Notes included in the Registration Statement. In connection with this agreement, the Company has recorded a Registration Rights Liability in the amount of $133,900 which reflects an estimated effective date of the Registration Statement as November 1, 2007. This liability will be re-assessed quarterly based upon the progress of the Form SB-2 filed with the SEC on May 7, 2007.

3. AGREEMENTS WITH TECHNOLOGY INNOVATIONS, LLC

Technology Innovations, LLC (“TI”) is our principal stockholder with an equity ownership of 49% of our outstanding common stock as of March 31, 2007. TI is a New York limited liability corporation established in 1999 to develop intellectual property assets. The Chairman of our Board of Directors is the managing member of TI and has a 42.74% ownership of TI. TI founded NaturalNano, Inc., a Delaware corporation on December 22, 2004, with an initial cash contribution of $100,000 for all the outstanding shares of common stock.

In connection with the Purchase Agreement, described in Note 2 above TI agreed, in a letter to the Agent and the other investors dated March 7, 2007 (the “Lock-Up Letter”), that for a period of two years from the date of the Lock-Up Letter it will not (except as permitted in certain limited circumstances) sell, transfer or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock.

TI and the Company entered into Patent Assignment agreements on March 2, 2007 pursuant to which TI assigned to the Company at no cost all of its rights, title and interest in certain issued patents and pending patent applications, with respect to which TI had previously granted licenses. In connection with this agreement, Technology Innovations assigned all rights, title, interests in, and improvements to, the applications of various issued patents and pending applications to NaturalNano. This assignment relinquishes TI’s rights, under the April 27, 2005 license agreement, and results in the Company’s receipt of the marketable title to the patents, free and clear of any liens or encumbrances and eliminates future license fees and royalty payments as defined in the license. The April 27, 2005 exclusive, field of use limited license agreement (the “License Agreement”) with Technology Innovations, LLC granted the Company an exclusive world-wide license to make, use and sell the products developed under these patents. The License Agreement covered several patent applications and provisional patents owned by Technology Innovations LLC that will expire at various future dates.

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007

On June 28, 2006, we entered into a Line of Credit agreement with TI pursuant to which TI committed to make advances in an aggregate amount of $1 million. Under the Line of Credit Agreement, advances were allowed in such amounts and at such times upon 15 days, notice except that no more than $300,000 could be advanced in any 30-day period. Amounts borrowed bear interest at the rate of 8% per annum. The Agreement contains conventional terms, including provisions relating to events of default. Amounts borrowed under this agreement are to be used for general working capital needs. As of March 31 2007, $900,000 had been advanced under the Line of Credit Agreement. The TI line of credit was established on terms we believed to be competitive with comparable transactions involving unaffiliated parties and was approved by the independent members of our Board of Directors. Based on the borrowing rates currently available to the Company for loans with similar terms and average maturities, the fair value of the debt approximates the carrying amount. The repayment obligation under the Line of Credit Agreement and the Note were originally scheduled to expire on March 31, 2007, at which time TI would be able to demand repayment upon 15 days notice. TI further agreed, in a letter to the Agent and the other investors dated March 7, 2007 (the “Standstill Letter”), that it would not demand repayment by us or NN Research of any obligations for money borrowed except as defined in the Purchase Agreement.

On July 1, 2005, the Company granted 1 million stock options to TI with an exercise price of $0.05 per share. This exercise price reflects the estimated fair market value of the Company’s common stock on the date of grant as determined by the Company’s Board of Directors. This option grant has a ten-year term and as such expires on July 1, 2015. None of these options have been exercised as of March 31, 2007.

4. TRANSACTIONS WITH ATLAS MINING COMPANY

On December 29, 2004, the Company contracted with Atlas Mining Company (OTC BB: ALMI) in Utah for the purchase of 500 tons of processed halloysite nanotubes. The Company paid $250,000 to a designated distributor of Atlas Mining with an additional $100,000 payable when commercial shipments in excess of $250,000 are achieved. As additional consideration, NaturalNano will pay 10% of the resale cash proceeds received from unaffiliated third parties in instances where the purchase price is in excess of $700 per ton up to a maximum of $2,000 per ton.

The Company estimates that approximately 30 tons of processed halloysite will be utilized under this supply agreement in the next twelve months. The remaining tonnage available under this agreement is expected to be used by the Company for customer order fulfillment and in research during periods beyond 2007. Accordingly, the balance sheet at March 31, 2007 presents $15,000 of this prepaid contract as a current asset and the balance as a non-current asset to reflect this material sourcing. Research and development expenses are recognized in the period the nanotubules are used in the development of proprietary applications and processes and cost of goods sold will be charged as customer shipments are made.

NaturalNano has identified various sources of halloysite that are considered suitable as alternate suppliers of this raw material, and as such, is not solely dependent upon Atlas Mining Company for delivery of halloysite materials.

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007

5. INCOME TAXES

As of March 31, 2007, the Company had a net operating loss carryforward, for federal income tax purposes, of approximately $6.7 million which expires from 2024 to 2026. The deferred tax asset was comprised of the following:

	March 31, 2007	December 31, 2006
Net operating loss carryforwards	$2,346,078	$2,080,470
Future tax deductions for stock options and warrants granted	2,387,075	2,205,810
Other temporary differences	7,293	20,285
	4,740,446	4,306,565
Valuation allowance	(4,740,446)	(4,306,565)
Net deferred tax asset	$0	$0

In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance for the deferred tax assets measured as of March 31, 2007 and as of December 31, 2006.

6. STOCKHOLDERS’ EQUITY

Warrant Issuances

As of March 31, 2007, there were 30,076,254 common stock warrants outstanding pursuant to the warrant agreements described below.

On March 7, 2007, as described in Note 2 above, we issued a series of warrants, to Platinum, Longview and Platinum Advisors, for the purchase of an aggregate of 25,106,254 shares of our common stock at any time on or before March 7, 2011. The first series of warrants (the “Series A Warrants”) covers the purchase of an aggregate of 11,411,933 shares of our common stock at an exercise price of $0.22 per share. The second series of warrants (the “Series B Warrants”) covers the purchase of an additional aggregate of 12,553,127 shares of our common stock at an exercise price of $0.33 per share. The third series of warrants (the Series C Warrants”) covers the purchase of 1,141,194 shares of our common stock with an exercise price of $0.22 per share. If the closing price of our common stock on the principal market or exchange on which our stock is traded (currently the Over-the-Counter Bulletin Board) is at least $0.75 for twenty consecutive trading days, we can compel exercise of the Series A Warrants. Each series of Warrants contain anti-dilution protection that will automatically adjust the exercise price of such series of Warrants should we issue equity or equity-linked securities at a price per common share below the exercise price of such series to the price at which we issue such equity or equity-linked securities. None of these warrants had been exercised as of March 31, 2007. Neither these warrants nor the common stock issuable upon exercise of the warrants, have been registered under the Securities Act of 1933.

On December 27, 2006, the Company issued 200,000 warrants to PR Financial Marketing, LLC (“PRM”) with an exercise price of $0.28 per share in connection with a consulting services agreement. This warrant was fully vested on the date of grant and expires on December 27, 2008. The value of the services received in connection with this agreement, have been measured utilizing the Black-Scholes model as of the date of the warrant grant and resulted in a fourth quarter 2006 charge of $32,460. None of these warrants had been exercised as of March 31, 2007. Neither these warrants nor the common stock issuable upon exercise of the warrants, have been registered under the Securities Act of 1933.

On July 9, 2006, the Company issued a warrant to purchase 4,770,000 shares of common stock at exercise prices ranging from $0.75 to $1.30 per share (with a weighted average exercise price of $1.01 per share) to SBI Brightline XIII, LLC. This warrant was fully vested on the date of grant and may not be exercised if and to the extent that, immediately following such exercise the holder thereof would beneficially own 5% or more of the Company’s common stock. The warrant may be exercised in cash or by cashless exercise in lieu of cash. The warrant expires on March 30, 2009 and has been valued using the Black-Scholes model as of the date of grant and resulted in a third quarter 2006 charge of $3,006,786. None of these warrants had been exercised as of March 31, 2007. Neither these warrants nor the common stock issuable upon exercise of the warrants, have been registered under the Securities Act of 1933.

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007

7. INCENTIVE STOCK PLANS

Under the Company’s 2005 and 2007 Incentive Stock Plans, officers, employees, directors and consultants may be granted options to purchase the Company’s common stock at fair market value as of the date of grant. Options become exercisable over varying vesting periods commencing from the date of grant and have terms of five to ten years. The plan also provides for the granting of performance-based and restricted stock awards. For the three month periods ended March 31, 2007 and 2006, the Company recorded $517,899 and $1,138,460 respectively, in compensation costs for stock options granted to employees and consultants under the Company’s incentive stock plans.

During the three month period ended March 31, 2007, the Company granted 1,200,000 stock options under the Company’s 2007 Incentive Stock Plan. The 2007 Plan was adopted by the Board of Directors on February 25, 2007. This option grant included 300,000 shares vested upon the date of grant, a ten year term, an exercise price of $0.25 per share and a grant date fair value of $0.21 per share. The vesting schedule for these options includes four vesting dates through the third quarter of 2009. The fair market value of these options was determined utilizing the Black-Scholes model, as described below. The March 31, 2007 intrinsic value of the options outstanding and exercisable under the 2007 Plan was $84,000 and $21,000, respectively. No option grants made in connection with the 2007 Plan were exercised or cancelled during the quarter ended March 31, 2007 and accordingly, there are 5,800,000 option shares available for future grant under this plan.

During the three month period ended March 31, 2007, the Company issued two stock option grants aggregating 2,500,000 options under the Company’s 2005 Incentive Stock Plan. These option grants included 625,000 shares that vested upon the date of grant, terms of five and ten years, an exercise price of $0.25 per share and grant date fair values of $0.18 and $0.23 per share. The vesting schedule for these options includes various vesting dates through 2010. The fair market value of the options was determined utilizing the Black-Scholes model, as described below. No option grants made in connection with the 2005 Plan were exercised or cancelled during the quarter ended March 31, 2007 and accordingly, there were 300,000 shares available for future grant under this plan. Total vested options exercisable under this plan as of March 31, 2007 totaled 9,030,665 option shares. The March 31, 2007 intrinsic value of the options outstanding and exercisable, under the 2005 Incentive Stock Plan, was $2,846,383 and $2,889,813, respectively. Unvested compensation cost for stock options previously granted to employees and consultants was $584,760 and $702,190, respectively as of March 31, 2007 and will be recognized in future years through 2010.

In addition to options granted under the Company’s 2005 and 2007 Incentive Stock Plans, during 2006 the Company made certain option grants for an aggregate of 90,000 common stock options, outside of these plans. These grants include vesting criteria commencing from the grant date, an exercise price of $0.10 per share and expiration dates varying from five to ten years from the date of grant. The cost of the fair value of these stock options has been determined utilizing the Black-Scholes model as described below.

The fair value of stock options granted to consultants has been recorded as an expense of $193,380 for the three month period ended March 31, 2007, and reflects changes in fair market value of the unvested options since the prior reporting period and new grants during the quarter, calculated using the Black-Scholes valuation method. The Black-Scholes model utilizes the undiscounted quoted market price of the Company’s common stock and considers assumptions related to exercise price, expected volatility, risk-free interest rate, and the weighted average expected term of the stock option grants. Expected volatility assumptions utilized in the model were based on volatility of the Company’s stock price, the risk-free rate is derived from the U.S. treasury yield and the Company used a weighted average expected term.

Black-Scholes Valuation Assumptions:	3/31/07	3/31/06
Risk-free interest rate	4.5-4.6%	4.6%
Expected life in years	4.7-10	4.9
Weighted average expected stock volatility	111-112%	90.5%
Expected dividends	none	zero

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007

8. STOCK PURCHASE AGREEMENT WITH SBI

On July 9, 2006 we entered into the Stock Purchase Agreement with SBI Brightline XIII, LLC (“SBI”), pursuant to which SBI agreed to purchase up to 15,321,154 shares of our Common Stock for an aggregate purchase price of $15,500,000. The shares are to be sold in eighteen (18) tranches at increasing per share purchase prices ranging from $0.75 to $1.30, for a weighted average price of $1.01 per share. Except for the requirement to sell the tranches in order and the requirement that the resale of the shares be covered by an effective registration statement under the Securities Act of 1933, there is no limitation on when we require SBI to purchase the shares. We are not obligated to sell any shares to SBI unless and until we make an election to do so. SBI is not obligated to purchase shares, pursuant to the Stock Purchase Agreement, unless the resale of the shares have been registered under the Securities Act. On July 11, 2006, we filed a registration statement on Form SB-2 covering the shares issuable to SBI under the Stock Purchase Agreement. The registration had not been declared effective by the Securities and Exchange Commission when, on March 1, 2007, the Company withdrew the registration statement. No securities have been sold to SBI in connection with this Purchase Agreement.

9. COMMITMENTS

During the first quarter of 2007, the Company entered into several lease agreements for laboratory equipment classified as capital leases. The capitalized cost of such leased equipment will be included in property and equipment upon receipt of the equipment and the related amortization will be included in depreciation expense relating to research and development. The cash contractual obligations relating to these capital leases are presented separately in the table below under the caption Capital Equipment.

NaturalNano, Inc.
(A Development Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2007

The following table presents the Company’s cash contractual obligations as of March 31, 2007:

For the period ending December 31:	Capital Equipment	Equipment	Office and lab space	License	Total

2007	$59,863	$22,405	$33,000	$5,000	$120,268
2008	90,828	11,013	44,000	10,000	155,841
2009	30,965	1,550	45,833	0	78,348
2010	0	0	48,125	0	48,125
2011	0	0	49,723	0	49,723
Thereafter	0	0	598,308	0	598,308
Total contractual cash obligations	$181,656	$34,968	$818,989	$15,000	$1,050,613

The leased office and laboratory space are subject to certain escalations for our proportionate share of increases on the buildings operating costs. Rent expense is charged to operations ratably over the term of the lease which results in deferred rent payable representing cumulative rent expense charged to operations from inception of the lease in excess of required lease payments.

42,756,710 shares

NaturalNano, Inc.

Common Stock

Prospectus

_________, 2007

Until                     , 2007 (25 days after the commencement of this offering), all dealers that buy, sell or trade the common stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Under Nevada Revised Statutes Section 78.138, a director or officer is generally not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer, unless it is proven that:

•	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

•	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of NaturalNano will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in the performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of NaturalNano or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

As permitted by Nevada law, NaturalNano’s By-Laws include a provision which provides for indemnification of a director or officer by NaturalNano against expenses, judgments, fines and amounts paid in settlement of claims against the director or officer arising from the fact that he was a director or officer, provided that the director or officer acted in good faith and in a manner he believed to be in or not opposed to the best interests of NaturalNano. NaturalNano has purchased insurance under a policy that insures both NaturalNano and its officers and directors against exposure and liability normally insured against under such policies, including exposure on the indemnities described above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

SEC registration fee	$336
Printing expenses	1,500
Legal and accounting fees and expenses	120,000
Total	$121,836

All amounts in the above table are estimated except the SEC registration fee. None of the expenses will be paid by the selling stockholders.

Item 26. Recent Sales of Unregistered Securities

Recent Sales of Unregistered Securities

I. Prior to the Merger (described below), NN Research issued the following securities without registration under the Securities Act of 1933, all of which were issued in private placements not involving a public offering and in reliance on the exemption from the registration requirements of such Act provided in Section 4(2) thereof.

a.	In connection with its organization, on December 22, 2004, NN Research issued 10,000,000 shares of its Common Stock to Technology Innovations, Inc. for an aggregate purchase price of $100,000.

b.
On the dates indicated, NN Research granted options under its 2004 Stock Option Plan to officers, directors, employees and consultants for the purchase of the number of shares of its Common Stock (all at an exercise price of $0.10 per share):

Date of Grant	Number of Individuals	Number of Shares

March 1, 2005	18	3,725,000
April 4, 2006	1	25,000
July 1-27, 2005	9	1,080,000
August 1-3, 2005	2	120,000
Total Option Grants	30	4,950,000

c.
On March 31, 2005, NN Research issued to SBI USA, LLC a warrant for the purchase of 2,250,000 shares of its Common Stock at a purchase price of $0.23 per share. The warrant was issued in connection with the performance by SBI USA of consulting services for NN Research. NN Research attributed a value of $273,442 to the warrant. In the Merger described below, this warrant was exchanged for a warrant to purchase 4,500,000 shares of our Common Stock; the new warrant expired without being exercised on March 31, 2007.

d.	Between June 13, 2005 and September 9, 2005, NN Research issued Convertible Promissory Notes having an aggregate face amount of $4,156,000 to a total of 59 investors.

II.   On November 29, 2005, pursuant to an Agreement and Plan of Merger, dated as of September 26, 2005 (the “Merger Agreement”) by and among Cementitious Materials, Inc., a Nevada corporation, (the “Company”), Cementitious Acquisitions, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and NaturalNano, Inc., a Delaware corporation now known as NaturalNano Research, Inc. (“NN Research”), Merger Sub was merged with and into NN Research, with NN Research surviving as a wholly-owned subsidiary of the Company (the “Merger”). Immediately following the Merger, the Company changed its name to “NaturalNano, Inc.” Pursuant to the Merger Agreement, we issued the following securities to former security holders of NN Research, without registration under the Securities Act of 1933 in reliance on the exemption provided in Section 4(2) of such Act:

a.	89,838,756 shares of our Common Stock to the former stockholders of NN Research in exchange for all of the issued and outstanding Common Stock of NN Research.

b.
20,939,200 shares of our Common Stock in consideration for the conversion of $4,156,000 face amount of outstanding NN Research Convertible Promissory Notes which were, by their terms, automatically converted at the effectiveness of the Merger.

c.
Options and warrants for the purchase of an aggregate of 14,400,000 shares of our common stock to the holders of outstanding NN Research options and warrants (identified above), in consideration of the cancellation of such options and warrants.

III.   On February 1 and 9, 2006, we issued an aggregate of 314,700 shares of our Common Stock to three entities in private placement transactions exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4 (2) of such Act. Specifically, we issued:

a.	40,000 shares of Common Stock to High Technology of Rochester, Inc., our landlord, in consideration for leasehold improvements to our office facilities.

b.	74,700 shares of Common Stock to Medienimpuls GmbH as payment for consulting services.

c.	200,000 shares of Common Stock to Ambit Corporation in partial consideration for Ambit’s grant to us of license to certain patented technology in the field of electronic shielding.

IV.   On March 30, 2006, in connection with the agreement by SBI Brightline XIII, LLC to purchase shares of our Common Stock, we issued to SBI a warrant for the purchase of up to 3,300,000 shares of our Common Stock. The transaction with SBI was a private placement not involving a public offering and was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of such Act. On July 9, 2006, we cancelled the warrant.

V. On July 9, 2006, following the cancellation of the warrant that had been issued to SBI Brightline XIII, LLC on March 30, 2006 and in connection with a new agreement by SBI to purchase shares of our Common Stock, we issued to SBI a warrant for the purchase of up to 4,770,000 shares of our Common Stock. The transaction with SBI was a private placement not involving a public offering and was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of such Act.

VI.   On March 7, 2007, pursuant to a Loan and Security Agreement (the “Purchase Agreement”) with Platinum Partners Long Term Growth IV (“Platinum”), Longview Special Financing, Inc. (“Longview”) and Platinum Advisors LLC (the “Agent”), for its own account and as agent for the other investors, We issued $3,250,000 face amount of 8% Senior Secured Promissory Notes (the “Notes”) to Platinum and Longview. The holders of the Notes may elect to convert the Notes at any time into shares of our common stock at a price of $0.22 per share (subject to certain anti-dilution adjustments. On March 7, 2007 we also issued to Platinum and Longview two series of warrants, for the purchase at any time on or before March 7, 2011, of an aggregate of 22,159,092 shares of our common stock. The first series of warrants (the “Series A Warrants”) covers the purchase of an aggregate of 11,079,546 shares of our common stock at an exercise price of $0.22 per share. The second series of warrants (the “Series B Warrants”) covers the purchase of an additional aggregate of 11,079,546 shares of our common stock at an exercise price of $0.33 per share. Each series of Warrants contain provisions for anti-dilution adjustments to the exercise prices. In connection with those issuances, on March 7, 2007, as consideration for due diligence services in connection with the Purchase Agreement, we paid to the Agent a cash fee of $97,500 and issued to that firm (i) a Note (identical in form to the Notes issued to the other investors) in the principal amount of $97,500, (ii) Series A warrants for the purchase of 332,387 shares of our common stock at $0.22 per share, (iii) Series B Warrants for the purchase of a total of 1,473,581 shares of our common stock at $0.33 per share, and (iv) a warrant (the “Series C Warrant”) for the purchase at any time on or before March 7, 2011 of 1,141,194 shares of our common stock at an exercise price of $0.22 per share (subject to certain anti-dilution adjustments). The Notes and Warrants were issued in a private placement not involving a public offering and in reliance on the exemption from the registration requirements of the Securities Act of 1933 provided in Section 4(2) thereof and Regulations D and S promulgated thereunder.

VII. On March 26, 2007, we issued an aggregate of 160,000 shares of common stock to two entities in transactions exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4 (2) of such Act. We issued 100,000 shares to F.M. Office Express, Inc. and 60,000 shares to Pittsford Flour Mill, LLC in connection with services performed on our behalf in connection with the relocation and planning for our new office location. These issuances were made as private placements not involving a public offering and in reliance on the exemption from the registration requirements of the Securities Act of 1933 provided in Section 4(2) thereof.

VIII. During the periods indicated, we granted options under our 2005 Incentive Stock Plan to officers, directors, employees and consultants for the purchase of the number of shares of our Common Stock (at the indicated exercise prices per share):

Option Grants made in the quarter ended:	Number of Shares	Exercise Price

June 30, 2006	205,000	$ 1.30-$1.44
September 30, 2006	380,000	$ 1.06-$1.20
December 31, 2006	2,115,000	$ 0.35-$0.42
March 31, 2007	2,500,000	$ 0.21
June 30, 2007	50,000	$ 0.26
September 30, 2007	100,000	$ 0.24
	5,350,000

The shares of our Common Stock issuable under our 2005 Incentive Stock Plan have been registered on Form S-8 (No 333-132607).

IX.   On July 24, 2006 we granted an option to Cathy A. Fleischer, at the time our Chief Technology Officer, for the purchase of 40,000 shares of Common Stock at an exercise price of $0.10 per share. This option was not granted under a stockholder-approved plan and the shares issuable upon exercise of this option have not been registered under the Securities Act of 1933.

X.   On December 7, 2006, we granted an option to Sir Harold W. Kroto, a consultant to the Company and a member of our Scientific Advisory Board, for the purchase of 50,000 shares of Common Stock at an exercise price of $0.10 per share. This option was not granted under a stockholder-approved plan and the shares issuable upon exercise of this option have not been registered under the Securities Act of 1933.

XI.   On March 2, 2007, we granted an option under our 2007 Incentive Stock Plan to Cathy A. Fleischer, our President, for the purchase of 1,200,000 shares of Common Stock at an exercise price of $0.21 per share. The shares of our Common Stock issuable under our 2007 Incentive Stock Plan have not been registered under the Securities Act of 1933; we intend to file a Registration Statement on Form S-8 covering such shares promptly after the Plan has been approved by our shareholders.

Item 27. Exhibits.

Exhibit No.	Description	Location

2.1	Agreement and Plan of Merger among NaturalNano, Inc., Cementitious Materials, Inc. and Cementitious Acquisitions, Inc.	(1)

3.1	Restated Articles of Incorporation	*

3.2	By-laws	(2)

4.1	NaturalNano, Inc. 2007 Incentive Stock Plan #	(3)

4.2	NaturalNano, Inc. 2005 Incentive Stock Plan #	(4)

4.3	Form of Non-Qualified Stock Option Agreement #	(5)

4.4	Non-Qualified Stock Option Agreement dated July 24, 2006 between NaturalNano, Inc. and Cathy A. Fleischer #	(6)

4.5	Non-Qualified Stock Option Agreement dated December 7, 2006 between NaturalNano, Inc. and Sir Harold Kroto #	(7)

4.6	Registration Rights Agreement dated as of December 22, 2004 between NaturalNano, Inc. and Technology Innovations, LLC	(8)

4.7	Form of Subscription Agreement for the Purchase of Convertible Notes of NaturalNano, Inc.	(9)

4.8	Loan and Security Agreement, dated March 7, 2007, by and among NaturalNano, Inc., NaturalNano Research, Inc., Platinum Advisors LLC, as Agent, and the Investors named therein	(10)

4.9	Registration Rights Agreement, dated March 7, 2007, by and among NaturalNano, Inc., and the Investors named therein	(11)

4.10	Observation Rights Agreement dated July 20, 2007 among NaturalNano, Inc., Technology Innovations, LLC, Michael L. Weiner and Ross B. Kenzie	(12)

4.11	Warrant for 4,770,000 shares of Common Stock issued to SBI Brightline XIII	(13)

4.12	Warrant for 4,500,000 shares of Common Stock issued to SBI USA, LLC	(14)

4.13	Form of 8% Senior Secured Promissory Notes due March 7, 2009 issued pursuant to the Loan and Security Agreement, dated March 7, 2007, by and among NaturalNano, Inc., NaturalNano Research, Inc., Platinum Advisors LLC, as Agent, and the Investors named therein	(15)

4.14	Form of Series A Common Stock Purchase Warrants issued pursuant to the Loan and Security Agreement, dated March 7, 2007, by and among NaturalNano, Inc., NaturalNano Research, Inc., Platinum Advisors LLC, as Agent, and the Investors named therein	(16)

4.15	Form of Series B Common Stock Purchase Warrants issued pursuant to the Loan and Security Agreement, dated March 7, 2007, by and among NaturalNano, Inc., NaturalNano Research, Inc., Platinum Advisors LLC, as Agent, and the Investors named therein	(17)

4.16	Form of Series C Common Stock Purchase Warrants issued to Platinum Advisors LLC pursuant to the Loan and Security Agreement, dated March 7, 2007, by and among NaturalNano, Inc., NaturalNano Research, Inc., Platinum Advisors LLC, as Agent, and the Investors named therein	(18)

5.1	Opinion of Nixon Peabody LLP	**

10.1	Lease Agreement - Schoen Place	(19)

10.2	Amendment No. 1 to Lease between Schoen Place LLC and NaturalNano, Inc.	(20)

10.3	Exclusive License Agreement between Technology Innovations, LLC and NaturalNano, Inc. effective as of January 24, 2006	(21)

10.4	Joint Research Agreement between Nanolution, LLC and NaturalNano Inc. dated as of May 25, 2005	(22)

10.5	Patent Assignments dated March 2, 2007 and March 5, 2007 by and between Technology Innovations, LLC and NaturalNano Research, Inc.	(23)

10.6	Amended and Restated License Agreement between Ambit Corporation and NaturalNano, Inc., effective as of October 1, 2006	(24)

10.7	Nonexclusive License between NaturalNano and U.S. Department of the Navy at Naval Research Laboratory	(25)

10.8	Employment Agreement with Cathy A. Fleischer, Ph.D. #	(26)

10.9	Employment Letter of Michael D. Riedlinger and Amendment No. 1 thereto #	(27)

10.10	Separation Agreement and Mutual Release dated as of October 31, 2006 between NaturalNano, Inc. and Michael D. Riedlinger #	(28)

10.11	Employment Letter of Kathleen A. Browne and Amendment No. 1 thereto #	(29)

10.12	Employment Letter of Sarah Cooper #	(30)

10.13	Stock Purchase Agreement dated March 30, 2006 between NaturalNano, Inc. and SBI Brightline XIII, LLC	(31)

10.14	Termination Agreement dated July 9, 2006 between SBI Brightline XIII, LLC and NaturalNano, Inc.	(32)

10.15	Stock Purchase Agreement dated July 9, 2006 between NaturalNano, Inc. and SBI Brightline XIII, LLC	(33)

10.16	Line of Credit Agreement dated as of December 29, 2004 between NaturalNano, Inc. and Technology Innovations, LLC	(34)

10.17	Line of Credit Agreement dated as of June 28, 2006 between NaturalNano, Inc. and Technology Innovations, LLC	(35)

10.18	Promissory Note dated June 28, 2006 to the order of Technology Innovations, LLC	(36)

10.19	Letter from Technology Innovations, LLC to Platinum Advisors LLC, as Agent, and the Investors named therein	(37)

10.20	Pledge Agreement, dated March 7, 2007, by and among NaturalNano, Inc., Platinum Advisors LLC, as Agent, and the Investors named therein	(38)

10.21	Patent Security Agreement, dated March 7, 2007, by and among NaturalNano Research, Inc., Platinum Advisors LLC, as Agent, and the Investors named therein	(39)

10.22	Warrant Purchase Agreement dated August 9, 2006 between NaturalNano, Inc. and Crestview Capital Master, LLC	(40)

14.1	Code of Ethics for CEO and Senior Financial Officer	(41)

21.1	Subsidiaries	(42)

23.1	Consent of Goldstein Golub Kessler LLP, independent registered public accounting firm	**

23.2	Consent of Nixon Peabody LLP	(43)

24.1	Power of Attorney	*

24.2	Power of Attorney of Gary W. Beall	**

24.3	Power of Attorney of Klaus E. Siebert	**

24.5	Power of Attorney of James Wemett	**

99.1	Awareness Letter of Goldstein, Golub Kessler LLP, independent registered public accounting firm	**

*	Previously filed

**	Filed herewith

#	May be deemed a compensatory plan or arrangement

1.	Incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K filed September 30, 2005

2.	Incorporated by reference to Exhibit 3.2 to Form 10-SB filed July 3, 2002

3.	Incorporated by reference to Exhibit 4.1 to Annual Report on Form 10-KSB for the year ended December 31, 2006

4.	Incorporated by reference to Appendix C to Information Statement on Schedule 14C filed November 8, 2005

5.	Incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed December 5, 2005

6.	Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed July 28, 2006

7.	Incorporated by reference to Exhibit 4.5 to Annual Report on Form 10-KSB for the year ended December 31, 2006

8.	Incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K filed December 5, 2005

9.	Incorporated by reference to Exhibit 4.4 to Current Report on Form 8-K filed December 5, 2005

10.	Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed March 8, 2007

11.	Incorporated by reference to Exhibit 4.6 to Current Report on Form 8-K filed March 8, 2007

12.	Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed July 26, 2007

13.	Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed July 10, 2006

14.	Incorporated by reference to Exhibit 4.6 to Registration Statement on Form SB-2 (No. 333-135667) filed July 10, 2006

15.	Incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed March 8, 2007

16.	Incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K filed March 8, 2007

17.	Incorporated by reference to Exhibit 4.4 to Current Report on Form 8-K filed March 8, 2007

18.	Incorporated by reference to Exhibit 4.5 to Current Report on Form 8-K filed March 8, 2007

19.	Incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-QSB for the period ended September 30, 2006

20.	Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed March 7, 2007

21.	Incorporated by reference to Exhibit 10.1 to Quarterly Report (amended) on Form 10-QSB/A for the period ended March 31, 2006, filed June 26, 2006

22.	Incorporated by reference to Exhibit 10.4 to Registration Statement on Form SB-2 (No. 333-135667) filed July 10, 2006

23.	Incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed March 8, 2007

24.	Incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-QSB for the period ended September 30, 2006

25.	Incorporated by reference to Exhibit 10.7 to Annual Report on Form 10-KSB for the year ended December 31, 2006

26.	Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed July 28, 2006

27.	Incorporated by reference to Exhibit 10.2 to Registration Statement on Form SB-2 (No. 333-135667) filed July 10, 2006

28.	Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed November 2, 2006

29.	Incorporated by reference to Exhibit 10.5 to Registration Statement on Form SB-2 (No. 333-135667) filed July 10, 2006

30.	Incorporated by reference to Exhibit 10.6 to Registration Statement on Form SB-2 (No. 333-135667) filed July 10, 2006

31.	Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed March 31, 2006

32.	Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed July 10, 2006

33.	Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed July 10, 2006

34.	Incorporated by reference to Exhibit 10.7 to Registration Statement on Form SB-2 (No. 333-135667) filed July 10, 2006

35.	Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed July 3, 2006

36.	Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed July 3, 2006

37.	Incorporated by reference to Exhibit 10.5 to Current Report on Form 8-K filed March 8, 2007

38.	Incorporated by reference to Exhibit10.1 to Current Report on Form 8-K filed March 8, 2007

39.	Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed March 8, 2007

40.	Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed August 14, 2006

41.	Incorporated by reference to Exhibit 14.1 to Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005

42.	Incorporated by reference to Exhibit 21.1 to Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005

43.	Included in Exhibit 5.1

Item 28. Undertakings .

The undersigned registrant hereby undertakes that:

(1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) For the purpose of determining any liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof; and

(3) It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for purposes of providing the information required be section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 and has authorized this Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Pittsford, State of New York on August 2, 2007.

NATURALNANO, INC.

By:	/s/ Cathy A. Fleischer
Cathy A. Fleischer, President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Cathy A. Fleischer	President and Director	August 2, 2007
Cathy A. Fleischer	(Principal Executive Officer)

/s/ Kathleen A. Browne	Chief Financial Officer, Secretary and	August 2, 2007
Kathleen A. Browne	Treasurer (Principal Financial Officer and
Principal Accounting Officer)

/s/ Gary W. Beall	Director	August 2, 2007
Gary W. Beall

*	Director	August 2, 2007
John Lanzafame

*	Director	August 2, 2007
Sharell L. Mikesell

/s/ Klaus E. T. Siebert	Director	August 2, 2007
Klaus E. T. Siebert

/s/ James Wemett	Director	August 2, 2007
James Wemett

*	By:	/s/ Cathy A. Fleischer
Cathy A. Fleischer
Attorney-in-fact